Exhibit 10.28

EXECUTION COPY

CREDIT AGREEMENT

Dated as of June 23, 2011

by and among

UNISYS CORPORATION

as the Borrower,

THE OTHER PERSONS PARTY HERETO THAT ARE

DESIGNATED AS CREDIT PARTIES,

GENERAL ELECTRIC CAPITAL CORPORATION,

for itself, as a Lender and Swingline Lender and as Agent for all Lenders,

CITIBANK, N.A.,

as Syndication Agent,

WELLS FARGO CAPITAL FINANCE, LLC,

as Documentation Agent,

and

THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO,

as Lenders

****************************************

GE CAPITAL MARKETS, INC. and CITIGROUP GLOBAL MARKETS, INC.

as Joint Lead Arrangers and Joint Lead Bookrunners

TABLE OF CONTENTS

ARTICLE I. THE CREDITS		1

1.1	Amounts and Terms of Commitments	1
1.2	Notes	7
1.3	Interest	7
1.4	Loan Accounts	8
1.5	Procedure for Revolving Credit Borrowing	8
1.6	Conversion and Continuation Elections	9
1.7	Optional Prepayments	10
1.8	Mandatory Prepayments of Loans	10
1.9	Fees	11
1.10	Payments by the Borrower	12
1.11	Payments by the Lenders to Agent; Settlement	13
1.12	Eligible Accounts	16

ARTICLE II. CONDITIONS PRECEDENT		19

2.1	Conditions of Initial Loans	19
2.2	Conditions to All Borrowings	21

ARTICLE III. REPRESENTATIONS AND WARRANTIES		21

3.1	Corporate Existence and Power	21
3.2	Corporate Authorization; No Contravention	22
3.3	Governmental Authorization	22
3.4	Binding Effect	22
3.5	Litigation	22
3.6	No Default	23
3.7	ERISA Compliance	23
3.8	Use of Proceeds; Margin Regulations	23
3.9	Ownership of Property; Liens	23
3.10	Taxes	24
3.11	Financial Condition	24
3.12	Environmental Matters	24
3.13	Regulated Entities	25
3.14	Solvency	25
3.15	Labor Relations	25
3.16	Intellectual Property	25
3.17	Brokers’ Fees; Transaction Fees	26
3.18	Insurance	26
3.19	Subsidiaries	26
3.20	Jurisdiction of Organization; Chief Executive Office	26
3.21	Locations of Books and Records	26
3.22	Deposit Accounts and Other Accounts	26
3.23	[RESERVED]	26
3.24	Bonding	26
3.25	Full Disclosure	27
3.26	Foreign Assets Control Regulations and Anti-Money Laundering	27
3.27	Patriot Act	27
3.28	Senior Notes	27
3.29	No Other Permitted ABL Debt; No Permitted Securitization Program	27
3.30	No Rate Contracts Secured by ABL Collateral	28

ARTICLE IV. AFFIRMATIVE COVENANTS		28

4.1	Financial Statements	28
4.2	Reports; Certificates; Other Information	28
4.3	Notices	30
4.4	Preservation of Corporate Existence, Etc	31
4.5	Maintenance of Property	31
4.6	Insurance	31
4.7	Payment of Obligations	32
4.8	Compliance with Laws	32
4.9	Inspection of Property and Books and Records	32
4.10	Use of Proceeds	33
4.11	Cash Management Systems	33
4.12	Landlord Agreements	34
4.13	Certain Litigation	34
4.14	Further Assurances; Guaranties; Additional Collateral	34
4.15	Transactions with Affiliates	35

ARTICLE V. NEGATIVE COVENANTS		36

5.1	Limitation on Liens	36
5.2	Disposition of Assets	39
5.3	Consolidations and Mergers	40
5.4	Acquisitions; Loans and Investments	40
5.5	Limitation on Indebtedness	42
5.6	[RESERVED]	46
5.7	Margin Stock; Use of Proceeds	46
5.8	Compliance with ERISA	46
5.9	Restricted Payments	46
5.10	Change in Business	47
5.11	[RESERVED]	48
5.12	Changes in Accounting, Name or Jurisdiction of Organization	48
5.13	Amendments to Note Documents	48
5.14	No Negative Pledges	48
5.15	Prepayments of Other Indebtedness	49
5.16	Chattel Paper	49

ARTICLE VI. FINANCIAL COVENANTS		49

6.1	Leverage Ratio	49
6.2	Fixed Charge Coverage Ratio	49

ARTICLE VII. EVENTS OF DEFAULT		50

7.1	Events of Default	50
7.2	Remedies	52
7.3	Rights Not Exclusive	52
7.4	Cash Collateral for Letters of Credit	52

ARTICLE VIII. THE AGENT		53

8.1	Appointment and Duties	53
8.2	Binding Effect	54
8.3	Use of Discretion	54
8.4	Delegation of Rights and Duties	54
8.5	Reliance and Liability	55

8.6	Agent Individually	56
8.7	Lender Credit Decision	56
8.8	Expenses; Indemnities; Withholding	57
8.9	Resignation of Agent or L/C Issuer	58
8.10	Release of Collateral or Guarantors	58
8.11	Additional Secured Parties	59
8.12	Syndication Agent	59

ARTICLE IX. MISCELLANEOUS		60

9.1	Amendments and Waivers	60
9.2	Notices	61
9.3	Electronic Transmissions	62
9.4	No Waiver; Cumulative Remedies	63
9.5	Costs and Expenses	63
9.6	Indemnity	64
9.7	Marshaling; Payments Set Aside	65
9.8	Successors and Assigns	65
9.9	Assignments and Participations; Binding Effect	65
9.10	Non-Public Information; Confidentiality	68
9.11	Set-off; Sharing of Payments	70
9.12	Counterparts; Facsimile Signature	70
9.13	Severability	70
9.14	Captions	70
9.15	Independence of Provisions	71
9.16	Interpretation	71
9.17	No Third Parties Benefited	71
9.18	Governing Law and Jurisdiction	71
9.19	Waiver of Jury Trial	72
9.20	Entire Agreement; Release; Survival	72
9.21	Patriot Act	72
9.22	Replacement of Lender	73
9.23	Joint and Several	73
9.24	Creditor-Debtor Relationship	73
9.25	Actions in Concert	73
9.26	Lien Sharing and Priority Confirmation	74
9.27	Intercreditor Agreement	74

ARTICLE X. TAXES, YIELD PROTECTION AND ILLEGALITY		74

10.1	Taxes	74
10.2	Illegality	76
10.3	Increased Costs and Reduction of Return	76
10.4	Funding Losses	78
10.5	Inability to Determine Rates	78
10.6	Reserves on LIBOR Rate Loans	78
10.7	Certificates of Lenders	79

ARTICLE XI. DEFINITIONS		79

11.1	Defined Terms	79
11.2	Other Interpretive Provisions	107
11.3	Accounting Terms and Principles	108
11.4	Payments	108

SCHEDULES

Schedule 1.1(a)	Revolving Loan Commitments and L/C Sublimits
Schedule 1.1(b)	Existing Letters of Credit
Schedule 1.1(c)	Specified JVs
Schedule 3.5	Litigation
Schedule 3.7	ERISA
Schedule 3.9	Ownership of Property; Liens
Schedule 3.12	Environmental
Schedule 3.15	Labor Relations
Schedule 3.16	Intellectual Property
Schedule 3.18	Insurance
Schedule 3.19	Ventures, Subsidiaries and Affiliates; Outstanding Stock
Schedule 3.20	Jurisdiction of Organization; Chief Executive Office
Schedule 3.21	Locations of Books and Records
Schedule 3.22	Deposit Accounts and Other Accounts
Schedule 3.24	Bonding
Schedule 5.1	Liens
Schedule 5.5	Indebtedness
Schedule 7.1(l)	Conditions Subsequent

EXHIBITS

Exhibit 1.1(b)	Form of L/C Request
Exhibit 1.1(c)	Form of Swing Loan Request
Exhibit 1.6	Form of Notice of Conversion/Continuation
Exhibit 2.1	Closing Checklist
Exhibit 4.2(b)	Form of Compliance Certificate
Exhibit 4.14	Form of Joinder Agreement
Exhibit 11.1(a)	Form of Assignment
Exhibit 11.1(b)	Form of Borrowing Base Certificate
Exhibit 11.1(c)	Form of Notice of Borrowing
Exhibit 11.1(d)	Form of Revolving Note
Exhibit 11.1(e)	Form of Swingline Note

CREDIT AGREEMENT

This CREDIT AGREEMENT (including all exhibits and schedules hereto, as the same may be amended, modified and/or restated from time to time, this “Agreement”) is entered into as of June 23, 2011, by and among Unisys Corporation, a Delaware corporation (“Borrower”), the other Persons party hereto that are designated as a “Credit Party”, Wells Fargo Capital Finance, LLC, as Documentation Agent, Citibank, N.A., as Syndication Agent, General Electric Capital Corporation, a Delaware corporation (in its individual capacity, “GE Capital”), as Agent for the several financial institutions from time to time party to this Agreement (collectively, the “Lenders” and individually each a “Lender”) and for itself as a Lender (including as Swingline Lender), and such Lenders.

W I T N E S S E T H:

WHEREAS, the Borrower has requested, and the Lenders have agreed to make available to the Borrower, a revolving credit facility (including a letter of credit subfacility) upon and subject to the terms and conditions set forth in this Agreement to: (a) provide for working capital, letters of credit, capital expenditures and other general corporate purposes of the Borrower, (b) refinance existing indebtedness and (c) fund certain fees and expenses associated with the funding of the Loans and Issuance of the Letters of Credit;

WHEREAS, the Borrower desires to secure all of its Obligations under the Loan Documents by granting to Agent, for the benefit of the Secured Parties, a security interest in and lien upon substantially all of its Property to secure the Obligations;

WHEREAS, subject to the terms hereof, each of the other Credit Parties is willing to guarantee all of the Obligations of the Borrower and to grant to Agent, for the benefit of the Secured Parties, a security interest in and lien upon substantially all of its Property to secure the Obligations;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

ARTICLE I.

THE CREDITS

1.1 Amounts and Terms of Commitments.

(a) The Revolving Credit.

(i) Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein, each Revolving Lender severally and not jointly agrees to make Loans in Dollars to the Borrower (each such Loan, a “Revolving Loan”) from time to time on any Business Day during the period from the Closing Date through the Final Availability Date, in an aggregate principal amount not to exceed at any time outstanding the amount set forth opposite such Lender’s name in Schedule 1.1(a) under the heading “Revolving Loan Commitments” (such amount as the same may be reduced or increased from time to time in accordance with this Agreement, being referred to herein as such Lender’s “Revolving Loan Commitment”); provided, however, that, after giving effect to any Borrowing of Revolving Loans, the aggregate principal amount of all outstanding Revolving Loans shall not exceed the Maximum Revolving Loan Balance. Subject to the other terms and conditions hereof, amounts borrowed under this subsection 1.1(a) may be repaid and reborrowed from time to time. The “Maximum Revolving Loan Balance” from time to time will be the lesser of:

(x) the Borrowing Base; or

(y) the Aggregate Revolving Loan Commitment then in effect,

less, in either case, the sum of (x) the aggregate amount of Letter of Credit Obligations plus (y) outstanding Swing Loans.

If at any time the then outstanding principal balance of Revolving Loans exceeds the Maximum Revolving Loan Balance, then the Borrower shall promptly (and in any event within one Business Day, or, if such excess results from the imposition by Agent of a new or increased Reserve, within the Designated Period, of (x) notice of any such excess or (y) the Borrower obtaining actual knowledge of such excess) prepay outstanding Revolving Loans and then cash collateralize outstanding Letters of Credit in an amount sufficient to eliminate such excess in accordance herewith and in a manner satisfactory to the L/C Issuers.

(ii) If the Borrower requests that Revolving Lenders make, or permit to remain outstanding Revolving Loans in excess of the Borrowing Base (any such excess Revolving Loan is herein referred to as an “Overadvance”), Agent may, in its sole discretion, elect to make, or permit to remain outstanding such Overadvance; provided, however, that Agent may not cause Revolving Lenders to make, or permit to remain outstanding, (A) aggregate Revolving Loans in excess of the Aggregate Revolving Loan Commitment less the sum of outstanding Swing Loans plus the aggregate amount of Letter of Credit Obligations or (B) an Overadvance in an aggregate amount in excess of 10% of the Aggregate Revolving Loan Commitment. If an Overadvance is made, or permitted to remain outstanding, pursuant to the preceding sentence, then all Revolving Lenders shall be bound to make, or permit to remain outstanding, such Overadvance based upon their Commitment Percentage of the Aggregate Revolving Loan Commitment in accordance with the terms of this Agreement, regardless of whether the conditions to lending set forth in Section 2.2 have been met. Furthermore, Required Lenders may prospectively revoke Agent’s ability to make or permit Overadvances by written notice to Agent. All Overadvances shall constitute Base Rate Loans and shall bear interest at the Base Rate plus the Applicable Margin for Revolving Loans and the default rate under subsection 1.3(c).

(b) Letters of Credit.

(i) Conditions. On the terms and subject to the conditions contained herein, Borrower may request that one or more L/C Issuers Issue, in accordance with such L/C Issuers’ usual and customary business practices and for the account of the Borrower (on behalf of itself or any Subsidiary), Letters of Credit (denominated in Dollars) from time to time on any Business Day during the period from the Closing Date through the earlier of (x) the Final Availability Date and (y) seven (7) days prior to the date specified in clause (a) of the definition of Revolving Termination Date; provided, however, that no L/C Issuer shall Issue any Letter of Credit upon the occurrence of any of the following or, if after giving effect to such Issuance:

(A) (i) Availability would be less than zero, (ii) the Letter of Credit Obligations for all Letters of Credit would exceed the Aggregate L/C Sublimit or (iii) the Letter of Credit Obligations in respect of all Letters of Credit Issued by such L/C Issuer would exceed such L/C Issuer’s L/C Sublimit;

(B) the expiration date of such Letter of Credit is more than one year after the date of issuance thereof (or, if the one year anniversary of the issuance of any such Letter of Credit is not a Business Day, the first Business Day immediately following the one-year anniversary of the issuance thereof); provided, however, that any Letter of Credit with a term not exceeding one year may provide for its renewal for additional periods not exceeding one year as long as (x) each of the Borrower and such L/C Issuer have the option to prevent such renewal before the expiration of such term or any such period and (y) no L/C Issuer has any obligation to renew any such Letter of Credit following the Final Availability Date; or

(C) (i) any fee due in connection with, and on or prior to, such Issuance has not been paid, (ii) such Letter of Credit is requested to be issued in a form that is not acceptable to such L/C Issuer or (iii) such L/C Issuer shall not have received, each in form and substance reasonably acceptable to it and duly executed by the Borrower, the documents that such L/C Issuer generally uses in the ordinary course of business for the Issuance of letters of credit of the type of such Letter of Credit (collectively, the “L/C Reimbursement Agreement”).

Furthermore, any L/C Issuer may elect only to issue Letters of Credit in its own name and may only issue Letters of Credit to the extent permitted by Requirements of Law. The Borrower acknowledges that Letters of Credit issued by GE Capital as an L/C Bank may not be accepted by certain beneficiaries such as insurance companies.

For each Issuance, the applicable L/C Issuer may, but shall not be required to, determine that, or take notice whether, the conditions precedent set forth in Section 2.2 have been satisfied or waived in connection with the Issuance of any Letter of Credit; provided, however, that no Letter of Credit shall be Issued during the period starting on the first Business Day after the receipt by such L/C Issuer of notice from Agent or the Required Lenders that any condition precedent contained in Section 2.2 is not satisfied and ending on the date all such conditions are satisfied or duly waived.

Notwithstanding anything else to the contrary herein, if any Lender is a Non-Funding Lender or Impacted Lender, no L/C Issuer shall be obligated to Issue any Letter of Credit unless (w) the Non-Funding Lender or Impacted Lender has been replaced in accordance with Section 9.9 or 9.22, (x) the Letter of Credit Obligations of such Non-Funding Lender or Impacted Lender have been cash collateralized, (y) the Revolving Loan Commitments of the other Lenders have been increased by an amount sufficient to satisfy Agent that all future Letter of Credit Obligations will be covered by all Revolving Lenders that are not Non-Funding Lenders or Impacted Lenders, or (z) the Letter of Credit Obligations of such Non-Funding Lender or Impacted Lender have been reallocated to other Revolving Lenders in a manner consistent with subsection 1.11(e)(ii).

Without limiting the terms of Section 7.4 hereof, if any Letters of Credit remain outstanding on the Final Availability Date, the Borrower shall deliver to the applicable L/C Issuer an amount of cash equal to 105% of the amount of Letter of Credit Obligations with respect to such Letters of Credit as collateral security for such L/C Reimbursement Obligations and all other Obligations in relation to such Letters of Credit. The remaining balance of any cash collateral held by an L/C Issuer hereunder will be returned to the Borrower when all Letters of Credit issued by such L/C Issuer hereunder have been terminated or discharged and all Obligations with respect thereto have been paid in full in cash (or, if any Obligations are unpaid at such time (other than Letter of Credit Obligations cash collateralized in accordance with the terms hereof), after such Obligations have been paid in full in cash)).

(ii) Notice of Issuance. The Borrower shall give the relevant L/C Issuer and Agent a notice of any requested Issuance of any Letter of Credit, which shall be effective only if received by such L/C Issuer and Agent not later than 2:00 p.m. (New York time) on the third Business Day prior to the date of such requested Issuance. Such notice shall be made in a writing or Electronic Transmission substantially in the form of Exhibit 1.1(b) duly completed or in a writing in any other form acceptable to such L/C Issuer (an “L/C Request”).

(iii) Reporting Obligations of L/C Issuers. Each L/C Issuer agrees to provide Agent, in form and substance satisfactory to Agent, each of the following on the following dates: (A) (i) on or prior to any Issuance of any Letter of Credit by such L/C Issuer, (ii) immediately after any drawing under any such Letter of Credit or (iii) immediately after any payment (or failure to pay when due) by the Borrower of any related L/C Reimbursement Obligation, notice thereof, which shall contain a reasonably detailed description of such Issuance, drawing or payment, and Agent shall provide copies of such notices to each Revolving Lender reasonably promptly after receipt thereof; (B) upon the request of Agent (or any Revolving Lender through Agent), copies of any Letter of Credit Issued by such L/C Issuer and any related L/C Reimbursement Agreement and such other documents and information as may reasonably be requested by Agent; and (C) on the first Business Day of each calendar week, a schedule of the Letters of Credit Issued by such L/C Issuer, in form and substance reasonably satisfactory to Agent, setting forth the Letter of Credit Obligations for such Letters of Credit outstanding on the last Business Day of the previous calendar week.

(iv) Acquisition of Participations. Upon any Issuance of a Letter of Credit in accordance with the terms of this Agreement resulting in any increase in the Letter of Credit Obligations, each Revolving Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in such Letter of Credit and the related Letter of Credit Obligations in an amount equal to its Commitment Percentage of such Letter of Credit Obligations.

(v) Reimbursement Obligations of the Borrower. The Borrower agrees to pay to the L/C Issuer of any Letter of Credit (including pursuant to Section 1.1(b)(vi)(2) hereof), or to Agent for the benefit of such L/C Issuer, each L/C Reimbursement Obligation owing with respect to such Letter of Credit no later than the first Business Day after the Borrower receives notice from such L/C Issuer or from Agent that payment has been made under such Letter of Credit or that such L/C Reimbursement Obligation is otherwise due (the “L/C Reimbursement Date”) with interest thereon computed as set forth in clause (A) below. In the event that any L/C Reimbursement Obligation is not repaid by the Borrower as provided in this clause (v) (or any such payment by the Borrower is rescinded or set aside for any reason), such L/C Issuer shall promptly notify Agent of such failure (and, upon receipt of such notice, Agent shall notify each Revolving Lender) and, irrespective of whether such notice is given, such L/C Reimbursement Obligation shall be payable on demand by the Borrower with interest thereon computed (A) from the date on which such L/C Reimbursement Obligation arose to the L/C Reimbursement Date, at the interest rate applicable during such period to Revolving Loans that are Base Rate Loans and (B) thereafter until payment in full, at the interest rate applicable during such period to past due Revolving Loans that are Base Rate Loans.

(vi) Reimbursement Obligations of the Revolving Credit Lenders.

(1) Upon receipt of the notice described in clause (v) above from Agent, each Revolving Lender shall pay to Agent for the account of such L/C Issuer its Commitment Percentage of such Letter of Credit Obligations (as such amount may be increased pursuant to subsection 1.11(e)(ii)).

(2) By making any payments described in clause (1) above (other than during the continuation of an Event of Default under subsection 7.1(f) or 7.1(g)), such Lender shall be deemed to have made a Revolving Loan to the Borrower, which, upon receipt thereof by the Agent for the benefit of such L/C Issuer, the Borrower shall be deemed to have used in whole to repay such L/C Reimbursement Obligation. Any such payment that is not deemed a Revolving Loan shall be deemed a funding by such Lender of its participation in the applicable Letter of Credit and the Letter of Credit Obligation in respect of the related L/C Reimbursement Obligations. Such participation shall not otherwise be required to be funded. Following receipt by any L/C Issuer of any payment from any

Lender pursuant to this clause (vi) with respect to any portion of any L/C Reimbursement Obligation, such L/C Issuer shall promptly pay to the Agent, for the benefit of such Lender, all amounts received by such L/C Issuer (or to the extent such amounts shall have been received by the Agent for the benefit of such L/C Issuer, the Agent shall promptly pay to such Lender all amounts received by the Agent for the benefit of such L/C Issuer) with respect to such portion.

(vii) Obligations Absolute. The obligations of the Borrower and the Revolving Lenders pursuant to clauses (iv), (v) and (vi) above shall be absolute, unconditional and irrevocable and performed strictly in accordance with the terms of this Agreement irrespective of (A) (i) the invalidity or unenforceability of any term or provision in any Letter of Credit, any document transferring or purporting to transfer a Letter of Credit, any Loan Document (including the sufficiency of any such instrument), or any modification to any provision of any of the foregoing, (ii) any document presented under a Letter of Credit being forged, fraudulent, invalid, insufficient or inaccurate in any respect or failing to comply with the terms of such Letter of Credit or (iii) any loss or delay, including in the transmission of any document, (B) the existence of any setoff, claim, abatement, recoupment, defense or other right that any Person (including any Credit Party) may have against the beneficiary of any Letter of Credit or any other Person, whether in connection with any Loan Document or any other Contractual Obligation or transaction, or the existence of any other withholding, abatement or reduction, (C) in the case of the obligations of any Revolving Lender, (i) the failure of any condition precedent set forth in Section 2.2 to be satisfied (each of which conditions precedent the Revolving Lenders hereby irrevocably waive) or (ii) any adverse change in the condition (financial or otherwise) of any Credit Party, and (D) any other act or omission to act or delay of any kind of Agent, any Lender or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this clause (vii), constitute a legal or equitable discharge of any obligation of the Borrower or any Revolving Lender hereunder. No provision hereof shall be deemed to waive or limit the Borrower’s right to seek repayment of any payment of any L/C Reimbursement Obligations from the L/C Issuer under the terms of the applicable L/C Reimbursement Agreement or applicable law.

(viii) Transitional Letter of Credit Provisions. From and after the Closing Date, the letters of credit described on Schedule 1.1(b) (the “Existing Letters of Credit”) shall be deemed to constitute Letters of Credit issued pursuant to Section 1.1(b)(i) in which the Lenders participate pursuant to Section 1.1(b)(iv). Fees shall accrue in respect of the Existing Letters of Credit as provided in Section 1.9(c) beginning as of the Closing Date.

(c) Swing Loans.

(i) Availability. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein, the Swingline Lender may, in its sole discretion, make Loans (each a “Swing Loan”) available to the Borrower in Dollars under the Revolving Loan Commitments from time to time on any Business Day during the period from the Closing Date through the Final Availability Date in an aggregate principal amount at any time outstanding not to exceed its Swingline Commitment; provided, however, that the Swingline Lender may not make any Swing Loan (x) to the extent that after giving effect to such Swing Loan, the aggregate principal amount of all Revolving Loans would exceed the Maximum Revolving Loan Balance and (y) during the period commencing on the first Business Day after it receives notice from Agent or the Required Lenders that one or more of the conditions precedent contained in Section 2.2 are not satisfied and ending when such conditions are satisfied or duly waived. In connection with the making of any Swing Loan, the Swingline Lender may, but shall not be required to, determine that, or take notice whether, the conditions precedent set forth in Section 2.2 have been satisfied or waived. Each Swing Loan shall be a Base Rate Loan and must be repaid as provided herein, but in any event must be repaid in full on the Revolving Termination Date. Within the limits set forth in the first sentence of this clause (i), amounts of Swing Loans repaid may be reborrowed under this clause (i).

(ii) Borrowing Procedures. In order to request a Swing Loan, the Borrower shall give to Agent a notice to be received not later than 2:00 p.m. (New York time) on the day of the proposed Borrowing, which shall be made in a writing or in an Electronic Transmission substantially in the form of Exhibit 1.1(c) or in a writing in any other form acceptable to Agent duly completed (a “Swingline Request”). In addition, if any Notice of Borrowing of Revolving Loans requests a Borrowing of Base Rate Loans, the Swingline Lender may, notwithstanding anything else to the contrary herein, make a Swing Loan to the Borrower in an aggregate amount not to exceed such proposed Borrowing, and the aggregate amount of the corresponding proposed Borrowing shall be reduced accordingly by the principal amount of such Swing Loan. Agent shall promptly notify the Swingline Lender of the details of the requested Swing Loan. Upon receipt of such notice and subject to the terms of this Agreement, the Swingline Lender may make a Swing Loan available to the Borrower by making the proceeds thereof available to Agent and, in turn, Agent shall make such proceeds available to the Borrower on the date set forth in the relevant Swingline Request or Notice of Borrowing.

(iii) Refinancing Swing Loans.

(1) The Swingline Lender may at any time (and shall, no less frequently than once each week) forward a demand to Agent (which Agent shall, upon receipt, forward to each Revolving Lender) that each Revolving Lender pay to Agent, for the account of the Swingline Lender, such Revolving Lender’s Commitment Percentage of the outstanding Swing Loans (as such amount may be increased pursuant to subsection 1.11(e)(ii)).

(2) Each Revolving Lender shall pay the amount owing by it to Agent for the account of the Swingline Lender on the Business Day following receipt of the notice or demand therefor. Payments received by Agent after 1:00 p.m. (New York time) may, in the Agent’s discretion, be deemed to be received on the next Business Day. Upon receipt by Agent of such payment (other than during the continuation of any Event of Default under subsection 7.1(f) or 7.1(g)), such Revolving Lender shall be deemed to have made a Revolving Loan to the Borrower, which, upon receipt of such payment by the Swingline Lender from Agent, the Borrower shall be deemed to have used in whole to refinance such Swing Loan. In addition, regardless of whether any such demand is made, upon the occurrence of any Event of Default under subsection 7.1(f) or 7.1(g), each Revolving Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in each Swing Loan in an amount equal to such Lender’s Commitment Percentage of such Swing Loan. If any payment made by any Revolving Lender as a result of any such demand is not deemed a Revolving Loan, such payment shall be deemed a funding by such Lender of such participation. Such participation shall not be otherwise required to be funded. Upon receipt by the Swingline Lender of any payment from any Revolving Lender pursuant to this clause (iii) with respect to any portion of any Swing Loan, the Swingline Lender shall promptly pay over to such Revolving Lender all payments of principal (to the extent received after such payment by such Lender) and interest (to the extent accrued with respect to periods after such payment) on account of such Swing Loan received by the Swingline Lender with respect to such portion.

(iv) Obligation to Fund Absolute. Each Revolving Lender’s obligations pursuant to clause (iii) above shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including (A) the existence of any setoff, claim, abatement, recoupment, defense or other right that such Lender, any Affiliate thereof or any other Person may have against the Swingline Lender, Agent, any other Lender or L/C Issuer or any other Person, (B) the failure of any condition precedent set forth in

Section 2.2 to be satisfied or the failure of the Borrower to deliver a Notice of Borrowing (each of which requirements the Revolving Lenders hereby irrevocably waive) and (C) any adverse change in the condition (financial or otherwise) of any Credit Party.

1.2 Notes.

(a) The Revolving Loans made by each Revolving Lender shall be evidenced by this Agreement and, if requested by such Lender, a Revolving Note payable to such Lender in a principal amount equal to such Lender’s Revolving Loan Commitment.

(b) Swing Loans made by the Swingline Lender shall be evidenced by this Agreement and, if requested by such Lender, a Swingline Note in a principal amount equal to the Swingline Commitment.

1.3 Interest.

(a) Subject to subsections 1.3(c) and 1.3(d), each Loan shall bear interest on the outstanding principal amount thereof from the date when made at a rate per annum equal to the LIBOR or the Base Rate, as the case may be, plus the Applicable Margin; provided Swing Loans may not be LIBOR Rate Loans. Each determination of an interest rate by Agent shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. All computations of interest payable on LIBOR Rate Loans and fees under this Agreement shall be made on the basis of a 360-day year and actual days elapsed. All computations of interest payable on Base Rate Loans under this Agreement shall be made on the basis of a 365-day or, when appropriate, 366-day year and actual days elapsed. Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

(b) Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any payment or prepayment of Revolving Loans (including any payment on the Revolving Termination Date).

(c) At the election of Agent or the Required Lenders while any Event of Default exists (or automatically while any Event of Default under subsection 7.1(a), 7.1(f) or 7.1(g) exists), the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the Loans under the Loan Documents from and after the date of occurrence of such Event of Default, at a rate per annum which is determined by adding two percent (2.0%) per annum to the Applicable Margin then in effect for such Loans (plus the LIBOR or Base Rate, as the case may be). All such interest shall be payable on demand of Agent or the Required Lenders.

(d) Anything herein to the contrary notwithstanding, the obligations of the Borrower hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Lender, and in such event the Borrower shall pay such Lender interest at the highest rate permitted by applicable law (“Maximum Lawful Rate”); provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, the Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement.

1.4 Loan Accounts.

(a) Agent, on behalf of the Lenders, shall record on its books and records the amount of each Loan made, the interest rate applicable, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding. Agent shall deliver to the Borrower on a monthly basis a loan statement setting forth such record for the immediately preceding calendar month. Such record shall, absent manifest error, be conclusive evidence of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so, or any failure to deliver such loan statement shall not, however, limit or otherwise affect the obligation of the Borrower hereunder (and under any Note) to pay any amount owing with respect to the Loans or provide the basis for any claim against Agent.

(b) Agent, acting as a non-fiduciary agent of the Borrower solely for tax purposes and solely with respect to the actions described in this subsection 1.4(b), shall establish and maintain at its address referred to in Section 9.2 (or at such other address as Agent may notify the Borrower) (A) a record of ownership (the “Register”) in which Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of Agent, each Lender and each L/C Issuer in the Revolving Loans, Swing Loans, L/C Reimbursement Obligations, and Letter of Credit Obligations, each of their obligations under this Agreement to participate in each Loan, Letter of Credit, Letter of Credit Obligations, and L/C Reimbursement Obligations, and any assignment of any such interest, obligation or right and (B) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Lenders and the L/C Issuers (and each change thereto pursuant to Sections 9.9 and 9.22), (2) the Revolving Loan Commitments of each Lender, (3) the amount of each Loan and each funding of any participation described in clause (A) above, and for LIBOR Rate Loans, the Interest Period applicable thereto, (4) the amount of any principal or interest due and payable or paid, (5) the amount of the L/C Reimbursement Obligations due and payable or paid in respect of Letters of Credit and (6) any other payment received by Agent from the Borrower and its application to the Obligations.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Loans (including any Notes evidencing such Loans and the corresponding obligations to participate in Letter of Credit Obligations and Swing Loans) and the L/C Reimbursement Obligations are registered obligations, the right, title and interest of the Lenders and the L/C Issuers and their assignees in and to such Loans or L/C Reimbursement Obligations, as the case may be, shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 1.4 and Section 9.9 shall be construed so that the Loans and L/C Reimbursement Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(d) The Credit Parties, Agent, the Lenders and the L/C Issuers shall treat each Person whose name is recorded in the Register as a Lender or L/C Issuer, as applicable, for all purposes of this Agreement. Information contained in the Register with respect to any Lender or any L/C Issuer shall be available for access by the Borrower, Agent, such Lender or such L/C Issuer during normal business hours and from time to time upon at least one Business Day’s prior notice. No Lender or L/C Issuer shall, in such capacity, have access to or be otherwise permitted to review any information in the Register other than information with respect to such Lender or L/C Issuer unless otherwise agreed by Agent.

1.5 Procedure for Revolving Credit Borrowing.

(a) Each Borrowing of a Revolving Loan shall be made upon the Borrower’s irrevocable (subject to Section 10.5) written notice delivered to Agent substantially in the form of a Notice of Borrowing or in a writing in any other form acceptable to Agent, which notice must be received by Agent prior to 2:00 p.m. (New York time) (i) on the date which is one (1) Business Day prior to the requested Borrowing date of each Base Rate Loan equal to or less than $50.0 million, (ii) on the date which is three (3) Business Days prior to the requested Borrowing date of each Base Rate Loan in excess of $50.0 million and (iii) on the day which is three (3) Business Days prior to the requested Borrowing date in the case of each LIBOR Rate Loan. Such Notice of Borrowing shall specify:

(i) the amount of the Borrowing (which shall be in an aggregate minimum principal amount of $1.0 million);

(ii) the requested Borrowing date, which shall be a Business Day;

(iii) whether the Borrowing is to be comprised of LIBOR Rate Loans or Base Rate Loans; and

(iv) if the Borrowing is to be LIBOR Rate Loans, the Interest Period applicable to such Loans.

(b) Upon receipt of a Notice of Borrowing, Agent will promptly notify each Revolving Lender of such Notice of Borrowing and of the amount of such Lender’s Commitment Percentage of the Borrowing.

(c) The proceeds of each requested Borrowing will be made available to the Borrower by Agent by wire transfer of such amount to the Borrower pursuant to wire transfer instructions given by the Borrower to the Agent.

1.6 Conversion and Continuation Elections.

(a) The Borrower shall have the option to (i) request that any Revolving Loan be made as a LIBOR Rate Loan, (ii) convert at any time all or any part of outstanding Loans (other than Swing Loans) from Base Rate Loans to LIBOR Rate Loans, (iii) convert any LIBOR Rate Loan to a Base Rate Loan, subject to Section 10.4 if such conversion is made prior to the expiration of the Interest Period applicable thereto, or (iv) continue all or any portion of any Loan as a LIBOR Rate Loan upon the expiration of the applicable Interest Period. Any Loan or group of Loans having the same proposed Interest Period to be made or continued as, or converted into, a LIBOR Rate Loan must be in a minimum amount of $1.0 million. Any such election must be made by Borrower by 2:00 p.m. (New York time) on the third Business Day prior to (1) the date of any proposed Revolving Loan which is to bear interest at LIBOR, (2) the end of each Interest Period with respect to any LIBOR Rate Loans to be continued as such, or (3) the date on which the Borrower wishes to convert any Base Rate Loan to a LIBOR Rate Loan for an Interest Period designated by Borrower in such election. If no election is received with respect to a LIBOR Rate Loan by 2:00 p.m. (New York time) on the third Business Day prior to the end of the Interest Period with respect thereto, that LIBOR Rate Loan shall be converted to a Base Rate Loan at the end of its Interest Period. Borrower must make such election by notice to Agent in writing, including by Electronic Transmission. In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) substantially in the form of Exhibit 1.6 or in a writing in any other form acceptable to Agent. No Loan shall be made, converted into or continued as a LIBOR Rate Loan, if the conditions to Loans and Letters of Credit in Section 2.2 are not met at the time of such proposed conversion or continuation and Agent or Required Lenders have determined not to make or continue any Loan as a LIBOR Rate Loan as a result thereof.

(b) Upon receipt of a Notice of Conversion/Continuation, Agent will promptly notify each Lender thereof. In addition, Agent will, with reasonable promptness, notify the Borrower and the

Lenders of each determination of LIBOR; provided that any failure to do so shall not relieve the Borrower of any liability hereunder or provide the basis for any claim against Agent. All conversions and continuations shall be made pro rata according to the respective outstanding principal amounts of the Loans held by each Lender with respect to which the notice was given.

(c) Notwithstanding any other provision contained in this Agreement, after giving effect to any Borrowing, or to any continuation or conversion of any Loans, there shall not be more than nine (9) different Interest Periods in effect.

1.7 Optional Prepayments; Optional Reductions and Termination of the Revolving Loan Commitment.

(a) The Borrower may, at any time upon at least two (2) Business Days’ (or such shorter period as is acceptable to Agent) prior written notice by Borrower to Agent, prepay the Revolving Loans in whole or in part in an amount greater than or equal to $1.0 million, in each instance, without penalty or premium except as provided in Section 10.4. Optional partial prepayments of the Revolving Loans shall be applied in the manner set forth in subsection 1.8(c). Optional partial prepayments of the Revolving Loans in amounts less than $1.0 million shall not be permitted.

(b) The notice of any prepayment shall not thereafter be revocable by the Borrower and Agent will promptly notify each Lender thereof and of such Lender’s Commitment Percentage of such prepayment. The payment amount specified in such notice shall be due and payable on the date specified therein. Together with each prepayment under this Section 1.7, the Borrower shall pay any amounts required pursuant to Section 10.4.

(c) The Borrower may at any time upon at least two (2) Business Days’ (or such shorter period as is acceptable to Agent) prior notice by Borrower to Agent permanently reduce (but not terminate) the Aggregate Revolving Loan Commitment; provided that (A) such reductions shall be in an amount greater than or equal to $1.0 million and (B) the Revolving Loan Commitment shall not be reduced to an amount less than the sum of the aggregate outstanding principal balance of Revolving Loans and Swing Loans plus Letter of Credit Obligations outstanding. In addition, the Borrower may at any time on at least ten (10) days’ prior written notice by the Borrower to Agent terminate the Aggregate Revolving Loan Commitment; provided, that upon such termination, all Obligations shall be immediately due and payable in full and all Letter of Credit Obligations shall be cash collateralized or otherwise satisfied in accordance herewith. Optional prepayments and reductions or terminations of the Revolving Loan Commitment shall be without premium or penalty except as provided in Section 10.4. All reductions of the Aggregate Revolving Loan Commitment shall be allocated pro rata among all Lenders. A permanent reduction of the Revolving Loan Commitment shall require a corresponding pro rata reduction in the Aggregate L/C Sublimit.

1.8 Mandatory Prepayments of Loans.

(a) The Borrower shall repay to the Lenders in full on the Revolving Termination Date the aggregate principal amount of the Revolving Loans and Swing Loans outstanding on the Revolving Termination Date.

(b) If the Total Exposure exceeds the Borrowing Base on any day by more than the amount of Overadvances permitted in writing by the Agent and which are not then due and payable, the Borrower shall promptly (and in any event within one Business Day, or, if such excess results from the imposition by Agent of a new or increased Reserve, within the Designated Period, of (x) notice of any such excess or (y) the Borrower obtaining actual knowledge of such excess) prepay the outstanding Loans and then cash collateralize outstanding Letters of Credit in an amount sufficient to eliminate such excess in accordance herewith and in a manner reasonably satisfactory to the L/C Issuers.

(c) Subject to subsection 1.10(c), any prepayments of the Revolving Loans shall be applied first to prepay outstanding Swing Loans, and second to prepay outstanding Revolving Loans without a permanent reduction of the Aggregate Revolving Loan Commitment. To the extent permitted by the foregoing sentence, amounts prepaid shall be applied first to any Base Rate Loans then outstanding and then to outstanding LIBOR Rate Loans with the shortest Interest Periods remaining. Together with each prepayment under this Section 1.8, the Borrower shall pay any amounts required pursuant to Section 10.4.

1.9 Fees.

(a) The Borrower shall pay to Agent, for Agent’s own account, an annual agency fee (the “Agent’s Fee”) in an amount equal to $100,000, as consideration for its role and activities as Agent hereunder and under the other Loan Documents. The entire $100,000 amount of each year’s Agent’s Fee shall be (i) payable in advance on the Closing Date and on each anniversary thereof, (ii) fully earned when payable and (iii) non-refundable when paid.

(b) Unused Commitment Fee. The Borrower shall pay to Agent a fee (the “Unused Commitment Fee”) for the account of each Revolving Lender in an amount equal to:

(i) the average daily balances of the Revolving Loan Commitment of such Revolving Lender during the preceding calendar month, less

(ii) the sum of (x) the average daily balance of all Revolving Loans held by such Revolving Lender plus (y) the average daily amount of Letter of Credit Obligations held by such Revolving Lender, plus (z) in the case of the Swing Line Lender, the average daily balance of all outstanding Swing Loans held by such Swing Line Lender, in each case, during the preceding calendar month; provided, in no event shall the amount computed pursuant to clauses (i) and (ii) be less than zero,

(iii) multiplied by one half of one percent (0.50%) per annum.

The total fee paid by the Borrower will be equal to the sum of all of the fees due to the Lenders, subject to subsection 1.11(e)(vi). Such fee shall be payable monthly in arrears on the first day of the calendar month following the date hereof and the first day of each calendar month thereafter. The Unused Commitment Fee provided in this subsection 1.9(b) shall accrue at all times from and after the execution and delivery of this Agreement. For purposes of this subsection 1.9(b), the Revolving Loan Commitment of any Non-Funding Lender shall be deemed to be zero.

(c) Letter of Credit Fee. The Borrower agrees to pay to Agent for the ratable benefit of the Revolving Lenders, as compensation to such Lenders for Letter of Credit Obligations incurred hereunder, (i) without duplication of costs and expenses otherwise payable to Agent or Lenders hereunder or fees otherwise paid by the Borrower, all costs and expenses incurred by Agent or any Lender on account of such Letter of Credit Obligations, and (ii) for each calendar month during which any Letter of Credit Obligation shall remain outstanding, a fee (the “Letter of Credit Fee”) in an amount equal to the product of the average daily undrawn face amount of all Letters of Credit issued, guaranteed or supported by risk participation agreements multiplied by (x) during the six calendar months commencing on the Closing Date, three percent (3.00%) per annum and (y) at any time thereafter, a per annum rate equal to the Applicable Margin with respect to LIBOR Rate Loans; provided, however, at Agent’s or Required Lenders’ option, while an Event of Default exists (or automatically while an Event of Default under subsection 7.1(a), 7.1(f) or 7.1(g) exists), such rate shall be increased by two percent (2.00%) per annum. Such fee shall be paid to Agent for the benefit of the Revolving Lenders in arrears, on the first day of each calendar month and on the date on which all L/C Reimbursement Obligations have been discharged. In addition, the Borrower shall pay to Agent, any L/C Issuer or any prospective L/C Issuer, as appropriate, on demand, such L/C Issuer’s or prospective L/C Issuer’s customary fees at then prevailing rates, without duplication of fees otherwise payable hereunder (including all per annum fees), charges and expenses of such L/C Issuer or prospective L/C Issuer in respect of the application for, and the issuance, negotiation, acceptance, amendment, transfer and payment of, each Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued.

1.10 Payments by the Borrower.

(a) All payments (including prepayments) to be made by each Credit Party on account of principal, interest, fees and other amounts required hereunder shall be made without set off, recoupment, counterclaim or deduction of any kind, shall, except as otherwise expressly provided herein, be made to Agent (for the ratable account of the Persons entitled thereto) at the address for payment specified in the signature page hereof in relation to Agent (or such other address as Agent may from time to time specify in accordance with Section 9.2), including payments utilizing the ACH system, and shall be made in Dollars and by wire transfer or ACH transfer in immediately available funds (which shall be the exclusive means of payment hereunder), no later than 2:00 p.m. (New York time) on the date due. Any payment which is received by Agent later than 2:00 p.m. (New York time) may in Agent’s discretion be deemed to have been received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue. The Borrower and each other Credit Party hereby irrevocably waive the right to direct the application during the continuance of an Event of Default of any and all payments in respect of any Obligation and any proceeds of Collateral. The Borrower hereby authorizes Agent and each Lender to make a Revolving Loan (which shall be a Base Rate Loan and which may be a Swing Loan) to pay (i) interest, principal (including Swing Loans), L/C Reimbursement Obligations, agent fees, Unused Commitment Fees and Letter of Credit Fees, in each instance, on the date due, or (ii) after five (5) days’ prior notice to the Borrower, other fees, costs or expenses payable by the Borrower or any of its Subsidiaries hereunder or under the other Loan Documents.

(b) Subject to the provisions set forth in the definition of “Interest Period” herein, if any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

(c) During the continuance of an Event of Default, Agent may, and shall upon the direction of Required Lenders, apply any and all payments received by Agent in respect of any Obligation in accordance with clauses first through eighth below. If (x) the Agent has exercised its right to take exclusive control over the Collection Accounts pursuant to Section 4.11 while no Event of Default is continuing and (y) no Cash Management Restoration Event is continuing, the Agent may, in its sole discretion, apply any and all amounts from time to time on deposit in the Collection Accounts in accordance with clauses first through eighth below. Notwithstanding any provision herein to the contrary, all payments made by Credit Parties to Agent after any or all of the Obligations have been accelerated (so long as such acceleration has not been rescinded), including proceeds of Collateral, shall be applied as follows:

first, to payment of costs and expenses, including Attorney Costs, of Agent payable or reimbursable by the Credit Parties under the Loan Documents;

second, to payment of Attorney Costs of Lenders payable or reimbursable by the Borrower under this Agreement;

third, to payment of all accrued unpaid interest on the Obligations and fees owed to Agent, Lenders and L/C Issuers;

fourth, to payment of principal of the Obligations (other than Obligations under Secured Rate Contracts and Bank Product Obligations) including, without limitation, L/C Reimbursement Obligations then due and payable, and cash collateralization of unmatured L/C Reimbursement Obligations to the extent not then due and payable);

fifth, to payment of any other amounts owing constituting Obligations arising under Secured Rate Contracts (to the extent that such Obligations have been identified in writing to the Agent);

sixth, to payment of any other amounts owing constituting Bank Product Obligations (to the extent that such Bank Product Obligations have been identified in writing to the Agent);

seventh, to payment of any other amounts owing constituting Obligations; and

eighth, any remainder shall be for the account of and paid to whoever may be lawfully entitled thereto.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category and (ii) each of the Lenders or other Persons entitled to payment shall receive an amount equal to its pro rata share of amounts available to be applied pursuant to clauses third, fourth and fifth above.

1.11 Payments by the Lenders to Agent; Settlement.

(a) Agent may, on behalf of Lenders, disburse funds to the Borrower for Loans requested. Each Lender shall reimburse Agent on demand for all funds disbursed on its behalf by Agent, or if Agent so requests, each Lender will remit to Agent its Commitment Percentage of any Loan before Agent disburses same to the Borrower. If Agent elects to require that each Lender make funds available to Agent prior to disbursement by Agent to the Borrower, Agent shall advise each Lender by telephone or fax of the amount of such Lender’s Commitment Percentage of the Loan requested by the Borrower no later than the Business Day prior to the scheduled Borrowing date applicable thereto, and each such Lender shall pay Agent such Lender’s Commitment Percentage of such requested Loan, in same day funds, by wire transfer to Agent’s account, as set forth on Agent’s signature page hereto, no later than 1:00 p.m. (New York time) on such scheduled Borrowing date. Nothing in this subsection 1.11(a) or elsewhere in this Agreement or the other Loan Documents, including the remaining provisions of Section 1.11, shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that Agent, any Lender or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

(b) At least once each calendar week or more frequently at Agent’s election (each, a “Settlement Date”), Agent shall advise each Lender by telephone or fax of the amount of such Lender’s Commitment Percentage of principal, interest and Fees paid for the benefit of Lenders with respect to each applicable Loan. Agent shall pay to each Lender such Lender’s Commitment Percentage (except as otherwise provided in subsection 1.1(b)(vi) and subsection 1.11(e)) of principal, interest and fees paid by the Borrower since the previous Settlement Date for the benefit of such Lender on the Loans held by it. Such payments shall be made by wire transfer to such Lender not later than 2:00 p.m. (New York time) on the next Business Day following each Settlement Date.

(c) Availability of Lender’s Commitment Percentage. Agent may assume that each Revolving Lender will make its Commitment Percentage of each Revolving Loan available to Agent on each Borrowing date. If such Commitment Percentage is not, in fact, paid to Agent by such Revolving Lender when due, Agent will be entitled to recover such amount on demand from such Revolving Lender without setoff, counterclaim or deduction of any kind. If any Revolving Lender fails to pay the amount of its Commitment Percentage forthwith upon Agent’s demand, Agent shall promptly notify the Borrower and the Borrower shall immediately repay such amount to Agent. Nothing in this subsection 1.11(c) shall be deemed to require Agent to advance funds on behalf of any Revolving Lender or to relieve any Revolving Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Revolving Lender as a result of any default by such Revolving Lender hereunder. Without limiting the provisions of subsection 1.11(b), to the extent that Agent advances funds to the Borrower on behalf of any Revolving Lender and is not reimbursed therefor on the same Business Day as such advance is made, Agent shall be entitled to retain for its account all interest accrued on such advance from the date such advance was made until reimbursed by the applicable Revolving Lender.

(d) Return of Payments.

(i) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from the Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii) If Agent determines at any time that any amount received by Agent under this Agreement or any other Loan Document must be returned to any Credit Party or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to the Borrower or such other Person, without setoff, counterclaim or deduction of any kind, and Agent will be entitled to set-off against future distributions to such Lender any such amounts (with interest) that are not repaid on demand.

(e) Non-Funding Lenders; Procedures.

(i) Responsibility. The failure of any Non-Funding Lender to make any Revolving Loan, Letter of Credit Obligation or any payment required by it, or to make any payment required by it hereunder, or to fund any purchase of any participation to be made or funded by it on the date specified therefor shall not relieve any other Lender (each such other Revolving Lender, an “Other Lender”) of its obligations to make such loan, fund the purchase of any such participation, or make any other payment required hereunder on such date, and neither Agent nor, other than as expressly set forth herein, any other Lender shall be responsible for the failure of any Non-Funding Lender to make a loan, fund the purchase of a participation or make any other payment required hereunder.

(ii) Reallocation. If any Revolving Lender is a Non-Funding Lender, all or a portion of such Non-Funding Lender’s Letter of Credit Obligations (unless such Lender is the L/C Issuer that issued such Letter of Credit) and reimbursement obligations with respect to Swing Loans shall, at Agent’s election at any time or upon any L/C Issuer’s or Swingline Lender’s, as applicable, written request delivered to Agent (whether before or after the occurrence of any Default or Event of Default), be reallocated to and assumed by the Revolving Lenders that are not Non-Funding Lenders or Impacted Lenders pro rata in accordance with their Commitment Percentages of the Aggregate Revolving Loan Commitment (calculated as if the Non-Funding Lender’s Commitment Percentage was reduced to zero and each other Revolving Lender’s Commitment Percentage had been increased proportionately), provided that no Revolving Lender shall be reallocated any such amounts or be required to fund any amounts that would cause the sum of its outstanding Revolving Loans, outstanding Letter of Credit Obligations, amounts of its participations in Swing Loans and its pro rata share of unparticipated amounts in Swing Loans to exceed its Revolving Loan Commitment.

(iii) Voting Rights. Notwithstanding anything set forth herein to the contrary, including Section 9.1, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” or a “Revolving Lender” (or be, or have its Loans and Revolving Loan Commitments included in the determination of “Required Lenders”, “Supermajority Lenders” or “Lenders directly affected” pursuant to Section 9.1) for any voting or consent rights under or with respect to any Loan Document, provided that (A) the Revolving Loan Commitment of a Non-Funding Lender may not be increased, (B) the principal of a Non-Funding Lender’s Loans may not be reduced or forgiven, and (C) the interest rate applicable to Obligations owing to a Non-Funding Lender may not be reduced in such a manner that by its terms affects such Non-Funding Lender more adversely than other Lenders, in each case without the consent of such Non-Funding Lender. Moreover, for the purposes of determining Required Lenders and Supermajority Lenders, the Loans, Letter of Credit Obligations, and Revolving Loan Commitments held by Non-Funding Lenders shall be excluded from the total Loans, Letter of Credit Obligations and Revolving Loan Commitments outstanding.

(iv) Borrower Payments to a Non-Funding Lender. Agent shall be authorized to use all payments received by Agent for the benefit of any Non-Funding Lender pursuant to this Agreement to pay in full the Aggregate Excess Funding Amount to the appropriate Secured Parties. Following such payment in full of the Aggregate Excess Funding Amount, Agent shall be entitled to hold such funds as cash collateral in a non-interest bearing account up to an amount equal to such Non-Funding Lender’s unfunded Revolving Loan Commitment and to use such amount to pay such Non-Funding Lender’s funding obligations hereunder until the Obligations are paid in full in cash, all Letter of Credit Obligations have been discharged or cash collateralized and all Revolving Loan Commitments have been terminated. Upon any such unfunded obligations owing by a Non-Funding Lender becoming due and payable, Agent shall be authorized to use such cash collateral to make such payment on behalf of such Non-Funding Lender. With respect to such Non-Funding Lender’s failure to fund Revolving Loans or purchase participations in Letters of Credit or Letter of Credit Obligations, any amounts applied by Agent to satisfy such funding shortfalls shall be deemed to constitute a Revolving Loan or amount of the participation required to be funded. In addition, any cash collateral held by the Agent pursuant to this Section 1.11(e)(iv) may be applied by the Agent (in the Agent’s discretion) to the extent necessary to cause the ratable amounts of the aggregate amount of the Revolving Loans and participations in Letters of Credit and Letter of Credit Obligations held by the Revolving Lenders to be equal to the Revolving Lenders’ Commitment Percentages of the Aggregate Revolving Loan Commitment. Upon giving effect to any payment of the type described in the preceding sentence, the Revolving Lenders receiving any such payment shall be deemed to have sold, and such Non-Funding Lender shall be deemed to have purchased, Revolving Loans or Letter of Credit participation interests from the other Revolving Lenders in an amount equal to such payment. Any amounts owing by a Non-Funding Lender to Agent which are not paid when due shall accrue interest at the interest rate applicable during such period to Revolving Loans that are Base Rate Loans. In the event that Agent is holding cash collateral of a Non-Funding Lender that cures pursuant to clause (v) below or ceases to be a Non-Funding Lender pursuant to the definition of Non-Funding Lender, Agent shall return the unused portion of such cash collateral to such Lender. The “Aggregate Excess Funding Amount” of a Non-Funding Lender shall be the aggregate amount of (A) all unpaid obligations owing by such Lender to the Agent, L/C Issuers, Swing Line Lender, and other Lenders under the Loan Documents, including such Lender’s pro rata share of all Revolving Loans, Letter of Credit Obligations, Swing Line Loans, plus, without duplication, (B) all amounts of such Non-Funding Lender’s Revolving Loan Commitment reallocated to other Lenders pursuant to subsection 1.11(e)(ii).

(v) Cure. A Lender may cure its status as a Non-Funding Lender under clause (a) of the definition of Non-Funding Lender if such Lender (A) fully pays to Agent, on behalf of the applicable Secured Parties, the Aggregate Excess Funding Amount, plus all interest due thereon and (B) timely funds the next Revolving Loan required to be funded by such Lender or makes the next reimbursement required to be made by such Lender. Any such cure shall not relieve any Lender from liability for breaching its contractual obligations hereunder.

(vi) Fees. A Lender that is a Non-Funding Lender pursuant to clause (a) of the definition of Non-Funding Lender shall not earn and shall not be entitled to receive, and the Borrower shall not be required to pay, such Lender’s portion of the Unused Commitment Fee during the time such Lender is a Non-Funding Lender pursuant to clause (a) thereof. In the event that any reallocation of Letter of Credit Obligations occurs pursuant to subsection 1.11(e)(ii), during the period of time that such reallocation remains in effect, the Letter of Credit Fee payable with respect to such reallocated portion shall be payable to (A) all Revolving Lenders based on their pro rata share of such reallocation or (B) to the L/C Issuer for any remaining portion not reallocated to any other Revolving Lenders.

(f) Procedures. Agent is hereby authorized by each Credit Party and each other Secured Party to establish procedures (and to amend such procedures from time to time) to facilitate administration and servicing of the Loans and the Letters of Credit and other matters incidental thereto. Without limiting the generality of the foregoing, Agent is hereby authorized to establish procedures to make available or deliver, or to accept, notices, documents and similar items on, by posting to or submitting and/or completion on, E-Systems. If such procedures conflict with the terms of any Loan Document, the Loan Document shall control.

1.12 Eligible Accounts. All of the Accounts owned by the Borrower and properly reflected as “Eligible Accounts” in the most recent Borrowing Base Certificate delivered by Borrower to Agent shall be “Eligible Accounts” for purposes of this Agreement, except any Account to which any of the exclusionary criteria set forth below applies. Agent shall have the right to establish, modify or eliminate Reserves against Eligible Accounts from time to time in its Permitted Discretion. In addition, Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the applicable criteria and to establish new criteria, in its Permitted Discretion, subject to the approval of the Supermajority Lenders in the case of adjustments or new criteria which have the effect of making more credit available. Eligible Accounts shall not include the following Accounts of the Borrower:

(a) Past Due Accounts. Accounts that are not paid within the earlier of (i) ninety (90) days following its due date or (ii) one hundred and twenty (120) days following its original invoice date;

(b) Cross Aged Accounts. (i) Billed Accounts that are the obligations of an Account Debtor (x) if such Billed Accounts are Commercial Accounts, thirty-five percent (35%) or more, or (y) if such Billed Accounts are Government Accounts, fifty percent (50%) or more, of the Dollar amount of all Billed Accounts owing by that Account Debtor are ineligible under clause (a) of this Section 1.12; and (ii) Unbilled Accounts that are the obligations of an Account Debtor whose Billed Accounts are ineligible under clause (b)(i) of this Section 1.12;

(c) Foreign Accounts. Accounts that are the obligations of an Account Debtor headquartered in a country other than the United States of America unless (i) any such Account (A) is payable by the Account Debtor in United States Dollars to a deposit account that is subject to a Control Agreement, (B) has been originated in the United States, and (C) the Account Debtor with respect to which is not an Account Debtor that is a Governmental Authority and (ii) only to the extent that the outstanding balance of all Accounts included as Eligible Accounts by reason of this clause (c) does not exceed $10.0 million as of any date of determination;

(d) Government Accounts. Accounts that are the obligation of an Account Debtor that is the United States federal government unless such Government Accounts (including any Unbilled Government Accounts and regardless of whether such Government Account is in compliance with all applicable assignment of claims statutes and regulations applicable to such Government Account) (i) are not subject to any existing assignments pursuant to the applicable assignment of claims statutes and regulations (other than any assignments to Unisys Funding Corporation I that are in effect on the Closing Date) and (ii) do not contain any prohibitions on assignments under the applicable assignment of claims statutes and regulations;

(e) Unbilled Accounts. Any Unbilled Account unless:

(i) the Borrower has recognized the associated revenue for such Account in accordance with GAAP with respect to a completed task order;

(ii) (A) if such Unbilled Account is an Unbilled Commercial Account, less than sixty (60) days have passed since the date that the Borrower recognized the associated revenue for such Account in accordance with GAAP with respect to the applicable completed task order or (B) if such Unbilled Account is an Unbilled Government Account and the Borrower has established evidence satisfactory to the Agent that the Borrower can accurately age Unbilled Government Accounts, less than sixty (60) days have passed since the date that the Borrower recognized the associated revenue for such Account in accordance with GAAP with respect to the applicable completed task order; and

(iii) such Account is not a Designated Account;

(f) Unearned Accounts. Any Account (including any Unbilled Account) that represents amounts billed in advance, deferred revenue, unearned revenue (including unearned revenue for customer payments and/or deposits for services not yet rendered and/or goods not yet delivered), “billed but not yet shipped” goods or merchandise, partially performed or unperformed services, consigned goods or “sale or return” goods or arises from a transaction for which any additional performance by the Borrower, or acceptance by or other act of the Borrower, including any required submission of documentation, remains to be performed as a condition to any payments on such Account or the enforceability of such Account under applicable law;

(g) Contra Accounts. Accounts designated by Agent to the extent the Borrower or any Domestic Subsidiary thereof that has operations in the United States is liable for goods sold or services rendered by the applicable Account Debtor to the Borrower or any Domestic Subsidiary thereof that has operations in the United States but only to the extent of the potential offset;

(h) Chargebacks/Partial Payments/Disputed. Any Account to the extent of any defense, counterclaim, setoff or dispute is asserted as to such Account;

(i) Inter-Company/Affiliate Accounts. Accounts that arise from a sale to any Affiliate of the Borrower;

(j) Concentration Risk.

(i) Commercial Accounts to the extent that any such Commercial Account, together with all other Commercial Accounts owing by the same Account Debtor and its Affiliates as of any date of determination, exceed twenty percent (20%) of all Eligible Accounts; and

(ii) Government Accounts to the extent that any such Government Account, together with all other Government Accounts owing by the same Account Debtor as of any date of determination, exceed thirty percent (30%) of all Eligible Accounts;

(k) Credit Risk. Accounts that are otherwise determined to be unacceptable by Agent in its Permitted Discretion, upon the delivery of prior or contemporaneous notice (oral or written) of such determination to the Borrower;

(l) Defaulted Accounts; Bankruptcy. Accounts where:

(i) the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due; or

(ii) a petition is filed by or against any Account Debtor obligated upon such Account under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors;

unless, in each case, the Borrower has been designated as a “critical vendor” and the Account Debtor thereunder has obtained (x) in the case of any Account originated pre-petition, a final court order approving the payment of the pre-petition claims of the Borrower on an administrative priority basis or (y) in the case of any Account originated post-petition, a final court order approving the payment of the post-petition claims of the Borrower on an administrative priority basis, and, in any such case, such Account Debtor has agreed post-petition to pay the Account owing by such Account Debtor on a current basis in accordance with its terms;

(m) Employee Accounts. Accounts that arise from a sale to any director, officer, other employee, or to any entity that has any common officer with the Borrower;

(n) Collection Accounts. Accounts as to which the Account Debtor has been directed to make payments thereon to any location or bank account that is not a Collection Account subject to a Control Agreement;

(o) Ability to Enforce Remedies; Surety Bond. Accounts (i) as to which the Borrower is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process, or (ii) that are subject to the equitable lien of a surety bond issuer;

(p) Non-Acceptable Alternative Currency. Accounts that are payable in any currency other than United States Dollars;

(q) Other Liens Against Accounts. Accounts that (i) are not owned by the Borrower or (ii) are subject to any right, claim, Lien or other interest of any other Person, other than (x) Liens in favor of Agent, securing the Obligations and (y) so long as the Intercreditor Agreement is in effect, Liens in favor of the Collateral Trustee securing Non-ABL Priority Lien Debt;

(r) Conditional Sale. Accounts that arise with respect to goods that are placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor is conditional;

(s) Judgments and Notes. Accounts that are evidenced by a judgment or Instrument;

(t) Not Bona Fide. Accounts that are not true and correct statements of bona fide indebtedness incurred in the amount of such Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;

(u) Not Ordinary Course. Accounts that do not arise from the sale of goods or the performance of services by the Borrower in the ordinary course of business, including, without limitation, bulk sales; or

(v) Not Perfected. Accounts as to which Agent’s Lien thereon, on behalf of itself and the other Secured Parties, is not a first priority perfected Lien.

Notwithstanding the foregoing, no Accounts acquired by the Borrower in any transaction permitted pursuant to Section 5.4 shall be included as Eligible Accounts until a field examination with respect thereto has been completed to the reasonable satisfaction of Agent, including the establishment of Reserves required in Agent’s Permitted Discretion; provided that field examinations in connection with Permitted Acquisitions shall not count against the limited number of field examinations for which expense reimbursement may be sought.

ARTICLE II.

CONDITIONS PRECEDENT

2.1 Conditions of Initial Loans. The obligation of each Lender to make its initial Loans and of each L/C Issuer to Issue, or cause to be Issued, the initial Letters of Credit hereunder is subject to satisfaction of the following conditions in a manner reasonably satisfactory to Agent:

(a) Loan Documents. Agent (or Collateral Trustee, as applicable) shall have received on or before the Closing Date all of the agreements, documents, instruments and other items set forth on the closing checklist attached hereto as Exhibit 2.1, each in form and substance reasonably satisfactory to Agent;

(b) Availability. Not more than $50.0 million in principal amount of Loans and maximum amount of Letters of Credit (after giving effect to any prior drawings and reductions) shall be advanced or Issued on the Closing Date, and after giving effect to the termination of the A/R securitization facility as described in clause (c) below, payment of all costs and expenses in connection therewith, funding of the initial Loans and Issuance of the initial Letters of Credit, Availability shall be not less than $75.0 million;

(c) Termination of A/R Securitization Facility. Agent shall have received satisfactory evidence that all amounts payable by the Borrower and Unisys Funding Corporation I under the receivables securitization facility evidenced by the Receivables Purchase Agreement dated as of May 16,

2008, among Unisys Funding Corporation I, the purchasers party thereto and GE Capital have been paid, and that the transactions contemplated thereby and by the other “Related Documents” have been terminated;

(d) Unisys Funding Corporation I. Agent shall have received satisfactory evidence that Unisys Funding Corporation I has been merged into the Borrower.

(e) Approvals. Agent shall have received (i) satisfactory evidence that the Credit Parties have obtained all required consents and approvals of all Persons including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents or (ii) an officer’s certificate in form and substance reasonably satisfactory to Agent affirming that no such consents or approvals are required;

(f) Leverage Ratio. The Borrower shall have delivered evidence to the Agent demonstrating that the ratio of (i) total Senior Secured Indebtedness of the Borrower and the other Credit Parties in the aggregate as of the Closing Date (including the Total Exposure hereunder that would be incurred on the Closing Date) to (ii) EBITDA for the twelve month period ended March 31, 2011, shall be less than 0.75:1.00.

(g) Projections. The Agent shall have received satisfactory financial statement projections through and including the Fiscal Year ended December 31, 2015, (including quarterly projections through December 31, 2011 and including projected availability together with such additional financial information as the Agent shall reasonably request (including, without limitation, a summary of the assumptions used in preparing such projections);

(h) Officer’s Certificate. The Agent shall have received a certificate, signed by a Responsible Officer of the Borrower, stating that (i) the representations and warranties contained in Article III are true and correct in all material respects (it being understood that the materiality threshold shall not be applicable with respect to any clause of any representation or warranty which itself contains a materiality qualification); (ii) no Default or Event of Default has occurred and is continuing and (iii) no consents or approvals of any Governmental Authorities are required, other than those (if any) with respect to which satisfactory evidence has been delivered to the Agent pursuant to Section 2.1(e)(i);

(i) No Material Adverse Change.

(i) There shall not have been (a) since December 31, 2010, any change, development or event that has or would reasonably be expected to have a Material Adverse Effect, (b) any order or injunction or pending litigation in which there is a reasonable likelihood of a decision which would reasonably be expected to have a Material Adverse Effect or (c) any pending litigation seeking to enjoin or prevent the transactions contemplated hereby;

(ii) The Agent shall have received a certificate of the Responsible Officer of the Borrower certifying as to the items described in clause (i) above; and

(j) Payment of Fees. The Borrower shall have paid the fees required to be paid on the Closing Date in the respective amounts specified in Section 1.9 (including the fees specified in the Engagement Letter dated April 19, 2011), and shall have reimbursed Agent for all fees, costs and expenses of closing presented as of the Closing Date.

2.2 Conditions to All Borrowings. Except as otherwise expressly provided herein, no Lender or L/C Issuer shall be obligated to fund any Loan or incur any Letter of Credit Obligation, if, as of the date thereof:

(a) any representation or warranty by any Credit Party contained herein or in any other Loan Document is untrue or incorrect in any material respect (without duplication of any materiality qualifier contained therein) as of such date, except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representations and warranties were untrue or incorrect in any material respect (without duplication of any materiality qualifier contained therein) as of such earlier date), and Agent or Required Lenders have determined not to make such Loan or incur such Letter of Credit Obligation as a result of the fact that such warranty or representation is untrue or incorrect;

(b) any Default or Event of Default has occurred and is continuing or would reasonably be expected to result after giving effect to any Loan (or the incurrence of any Letter of Credit Obligation), and Agent or Required Lenders shall have determined not to make any Loan or incur any Letter of Credit Obligation as a result of that Default or Event of Default; or

(c) after giving effect to any Loan (or the incurrence of any Letter of Credit Obligations), the aggregate outstanding amount of the Revolving Loans would exceed the Maximum Revolving Loan Balance (except as provided in subsection 1.1(a)).

The request and acceptance by the Borrower of the proceeds of any Loan or the incurrence of any Letter of Credit Obligations shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by the Borrower that the conditions in this Section 2.2 have been satisfied and (ii) a reaffirmation by each Credit Party of the granting and continuance of Agent’s Liens, on behalf of itself and the Secured Parties, pursuant to the Collateral Documents.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

The Credit Parties, jointly and severally, represent and warrant to Agent and each Lender that the following are true, correct and complete:

3.1 Corporate Existence and Power. Each Credit Party and each of their respective Subsidiaries:

(a) is a corporation, limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, as applicable;

(b) has the corporate, limited liability company or limited partnership (as applicable) power and authority to own its assets, carry on its business and execute, deliver, and perform its obligations under, the Loan Documents to which it is a party;

(c) has all governmental licenses, authorizations, Permits, consents and approvals to own its assets, carry on its business and execute, deliver, and perform its obligations under, the Loan Documents to which it is a party;

(d) is duly qualified as a foreign corporation, limited liability company or limited partnership, as applicable, and licensed and in good standing, under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification or license; and

(e) is in compliance with all Requirements of Law;

except, in each case referred to (x) with respect to the Credit Parties, in clause (c), clause (d) or clause (e), to the extent that the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect and (y) with respect to all other Subsidiaries of the Borrower, in all of the clauses above, to the extent that the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

3.2 Corporate Authorization; No Contravention. The execution, delivery and performance by each of the Credit Parties of this Agreement and any other Loan Document to which such Person is party, have been duly authorized by all necessary action, and do not and will not:

(a) contravene the terms of any of that Person’s Organization Documents;

(b) conflict with or result in any material breach or contravention of, or result in the creation of any Lien under, (i) any Material Contract, (ii) any other document evidencing any Contractual Obligation to which such Person is a party or (iii) any material order, injunction, writ or decree of any Governmental Authority to which such Person or its Property is subject; or

(c) violate any material Requirement of Law in any material respect;

except with respect to any conflict, breach or contravention (but not the creation of Liens) referred to in clause (b)(ii), to the extent that such conflict, breach or contravention would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.3 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Credit Party of this Agreement or any other Loan Document except (i) filings and other actions required by the Loan Documents to perfect the Liens on the Collateral granted by the Credit Parties in favor of the Agent, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made on or prior to the Closing Date and (iii) solely with respect to enforcement of the Obligations hereunder, those other actions, notices or filings, the failure of which to obtain or make would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and which are, in each case, capable of being cured.

3.4 Binding Effect. This Agreement and each other Loan Document to which any Credit Party or any Subsidiary of any Credit Party is a party constitute the legal, valid and binding obligations of each such Person which is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

3.5 Litigation. Except as specifically disclosed in Schedule 3.5, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of each Credit Party, threatened, at law, in equity, in arbitration or before any Governmental Authority, against any Credit Party, any Subsidiary of any Credit Party or any of their respective Properties which:

(a) purport to affect or pertain to this Agreement, any other Loan Document, or any of the transactions contemplated hereby or thereby; or

(b) as to which there is a reasonable likelihood of an adverse decision and which would reasonably be expected to result in monetary judgment(s) or equitable relief that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement, any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided. Except as specifically disclosed in Schedule 3.5, as of the Closing Date, to the Borrower’s knowledge, no Credit Party or any Subsidiary of any Credit Party with operations in the United States is the subject of any investigation by any Governmental Authority (excluding the IRS and other taxing authorities) concerning the violation or possible violation by a Credit Party or any such Subsidiary of any material Requirement of Law other than in the ordinary course of business.

3.6 No Default. No Credit Party and no Subsidiary of any Credit Party is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, would reasonably be expected to have a Material Adverse Effect.

3.7 ERISA Compliance. Schedule 3.7 sets forth, as of the Closing Date, a complete and correct list of, and that separately identifies, (a) all Title IV Plans, (b) all Multiemployer Plans and (c) all Benefit Plans. Each Benefit Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code has received a favorable determination letter from the IRS to the effect that the Benefit Plan satisfies the requirements of Section 401(a) of the Code and that its related trust is exempt from taxation under Section 501(a) of the Code. Except as set forth on Schedule 3.7 and except for such other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (x) each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Requirements of Law, (y) there are no existing or pending (or to the knowledge of the Borrower, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which any Credit Party incurs or otherwise has or could have an obligation or any Liability and (z) no ERISA Event is reasonably expected to occur. On the Closing Date, no ERISA Event has occurred in connection with which obligations and liabilities (contingent or otherwise) remain outstanding, except as would not reasonably be expected to result in a Material Adverse Effect.

3.8 Use of Proceeds; Margin Regulations. No Credit Party and no Subsidiary of any Credit Party is engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

3.9 Ownership of Property; Liens. As of the Closing Date, the Real Estate listed in Schedule 3.9 constitutes all of the Material Real Estate owned by each Credit Party. Each of the Credit Parties has good record and marketable title in fee simple to all such owned Material Real Estate and good and marketable title to, or valid leasehold interests in, or other rights to operate or occupy all other Material Real Estate operated or occupied by them, and good and valid title to all material owned personal property and valid leasehold interests in all material leased personal property, in each instance, necessary or used in the ordinary conduct of their respective businesses, except for minor defects in title or interests that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Permitted Liens and except where the failure to have such title or interests would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.10 Taxes. All federal, state, local and foreign income and franchise and other material tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Tax Affiliate have been filed with the appropriate Governmental Authorities, all such Tax Returns are true and correct in all material respects, and all taxes, assessments and other governmental charges and impositions reflected therein or otherwise due and payable have been paid prior to the date on which any Liability may be added thereto for non-payment thereof except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Tax Affiliate in accordance with GAAP. Proper and accurate amounts have been withheld by each Tax Affiliate from their respective employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities. No Tax Affiliate has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or has been a member of an affiliated, combined or unitary group other than the group of which a Tax Affiliate is the common parent.

3.11 Financial Condition.

(a) Each of (i) the audited consolidated balance sheet of the Borrower and its Subsidiaries dated December 31, 2010, and the related audited consolidated statements of income or operations, shareholders’ equity and cash flows for the Fiscal Year ended on that date and (ii) the unaudited interim consolidated balance sheet of the Borrower and its Subsidiaries dated March 31, 2011 and the related unaudited consolidated statements of income, shareholders’ equity and cash flows for the Fiscal Quarter then ended, in each case, as filed with the Securities and Exchange Commission:

(x) were prepared in accordance with GAAP consistently applied throughout the respective periods covered thereby, except as otherwise expressly noted therein, subject to, in the case of the unaudited interim financial statements, normal year-end adjustments and the lack of footnote disclosures; and

(y) present fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as of the dates thereof and results of operations for the periods covered thereby.

(b) Since December 31, 2010, there has been no Material Adverse Effect.

(c) All financial performance projections delivered to Agent in accordance with Section 2.1(g) or Section 4.2(l) hereof and the financial performance projections delivered on the Closing Date represent the Borrower’s good faith estimate of future financial performance and are based on assumptions believed by the Borrower to be fair and reasonable in light of then current market conditions, it being acknowledged and agreed by Agent and Lenders that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by such projections may differ from the projected results, and such differences may be material.

3.12 Environmental Matters. Except as set forth in Schedule 3.12 and except for such matters as would not reasonably be expected to result in a Material Adverse Effect, (a) the operations of each Credit Party and each Subsidiary of each Credit Party are and have been in compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all Permits required by any applicable Environmental Law, (b) no Credit Party and no Subsidiary of any Credit Party is party to, and no Credit Party and no Subsidiary of any Credit Party and no Real Estate currently (or to the knowledge of the Borrower previously) owned, leased, subleased, operated or otherwise occupied by or for any such Person is subject to or the subject of, any Contractual Obligation or any pending (or, to the knowledge of the Borrower, threatened) order, action, investigation, suit, proceeding, audit, claim, demand, dispute or notice of violation or of potential liability or similar notice relating in any manner to any Environmental Laws, (c) no Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities has attached to any property of any Credit Party or any Subsidiary of any Credit Party and, to the knowledge of the Borrower, no facts, circumstances or conditions exist that would reasonably be expected to result in any such Lien attaching to any such property, (d) no Credit Party and no Subsidiary of any Credit Party has caused or suffered to occur a Release of Hazardous Materials at, to or from any Real Estate, (e) all Real Estate currently (or to the knowledge of the Borrower previously) owned, leased, subleased, operated or otherwise occupied by or for any such Credit Party and each Subsidiary of each Credit Party is free of contamination by any Hazardous Materials, and (f) no Credit Party and no Subsidiary of any Credit Party (i) is or has been engaged in, or has permitted any current or former tenant to engage in, operations in violation of any Environmental Law or (ii) knows of any facts, circumstances or conditions reasonably constituting notice of a violation of any Environmental Law, including receipt of any information request or notice of potential responsibility under the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §§ 9601 et seq.) or similar Environmental Laws.

3.13 Regulated Entities. None of the Credit Parties is (a) required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940 or (b) subject to regulation under any other Federal or state statute, rule or regulation limiting its ability to incur Indebtedness, pledge its assets or perform its Obligations under the Loan Documents.

3.14 Solvency. Both before and after giving effect to (a) the Loans made and Letters of Credit Issued on or prior to the date this representation and warranty is made or remade, (b) the disbursement of the proceeds of such Loans to or as directed by Borrower, and (c) the payment and accrual of all transaction costs in connection with the foregoing, the Credit Parties taken as a whole are Solvent.

3.15 Labor Relations. There are no strikes, work stoppages, slowdowns or lockouts existing, pending (or, to the knowledge of the Borrower, threatened) against or involving any Credit Party or any Subsidiary of any Credit Party, except for those that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 3.15, as of the Closing Date, (a) there is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of any Credit Party, (b) no petition for certification or election of any such representative is existing or pending with respect to any employee of any Credit Party and (c) no such representative has sought certification or recognition with respect to any employee of any Credit Party.

3.16 Intellectual Property. Schedule 3.16 sets forth a true and complete list of Intellectual Property (other than Internet Domain Names) owned by a Credit Party that is registered in the United States or subject to applications for registration in the United States, including (1) the owner, (2) the title, (3) the applicable registration or application number, and (4) the applicable registration or application date for each. Each Credit Party and each Subsidiary of each Credit Party owns, or is licensed to use, all Intellectual Property necessary to conduct its business as currently conducted except for such Intellectual Property the failure of which to own or license would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Borrower, (a) the conduct and operations of the businesses of each Credit Party and each Subsidiary of each Credit Party as presently conducted does not infringe, misappropriate, dilute, violate or otherwise impair any Intellectual Property owned by any other Person and (b) no other Person has contested in writing any right, title or interest of any Credit Party or any Subsidiary of any Credit Party in, or relating to, any Intellectual Property owned by any Credit Party or any Subsidiary of any Credit Party, other than, in each case, as cannot reasonably be expected to affect the validity and enforceability of the Loan Documents and the transactions contemplated therein and would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.17 Brokers’ Fees; Transaction Fees. Except for fees payable (i) to Agent and Lenders and (ii) pursuant to the Engagement Letter dated April 19, 2011 among the Borrower, GE Capital Markets, Inc. and Citigroup Global Markets, Inc., none of the Credit Parties or any of their respective Subsidiaries has any obligation to any Person in respect of any finder’s, broker’s or investment banker’s fee in connection with the transactions contemplated hereby.

3.18 Insurance. Schedule 3.18 lists the major insurance policies, as of the Closing Date, for each Credit Party, including issuers and limits. Each of the Credit Parties and each of their respective Subsidiaries and their respective Properties are insured with financially sound and reputable insurance companies or associations of a nature and providing such coverage as is customarily carried by businesses of the size and character of the business of the Credit Parties.

3.19 Subsidiaries. As of the Closing Date, all of the issued and outstanding Capital Stock owned by each Credit Party in its direct Subsidiaries is set forth in Schedule 3.19. All Equity Interests held by each Credit Party in its direct Subsidiaries are duly authorized and validly issued, fully paid and non-assessable (to the extent such concepts are applicable thereto) and free and clear of all Liens other than, (x) those in favor of Agent, for the benefit of the Secured Parties and (y) those in favor of the Collateral Trustee, for the benefit of all present and future holders of Priority Lien Obligations (as defined in the Collateral Trust Agreement) and Junior Lien Obligations (as defined in the Collateral Trust Agreement).

3.20 Jurisdiction of Organization; Chief Executive Office. Schedule 3.20 lists each Credit Party’s jurisdiction of organization, legal name and organizational identification number, if any, and the location of such Credit Party’s chief executive office or sole place of business, in each case as of the date hereof; and such Schedule 3.20 also lists all jurisdictions of organization and legal names of such Credit Party for the five years preceding the Closing Date.

3.21 Locations of Books and Records. Complete books and records with respect to the ABL Collateral of the Credit Parties are kept at or (in the case of computerized records) can be accessed from the locations set forth on Schedule 3.21 (which Schedule 3.21 shall be promptly updated by the Credit Parties upon notice to Agent as permanent Collateral locations change).

3.22 Deposit Accounts and Securities Accounts. Schedule 3.22 lists all banks and other financial institutions at which any Credit Party maintains deposit accounts or securities accounts constituting Collateral as of the Closing Date, and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

3.23 [RESERVED].

3.24 Bonding. Except as set forth in Schedule 3.24 (as updated from time to time in accordance with Section 4.2(k)), no Credit Party is a party to or bound by any surety bond agreement with respect to products or services sold or provided by it as of the end of the most recent fiscal quarter for which financial statements are required to have been delivered pursuant to this Agreement (or, prior to the delivery of any financial statements pursuant to this Agreement, as of March 31, 2011).

3.25 Full Disclosure. None of the statements contained in any exhibits, reports, statements or certificates furnished by or on behalf of any Credit Party in connection with the Loan Documents (including the offering and disclosure materials, if any, delivered by or on behalf of any Credit Party to Agent or the Lenders prior to the Closing Date), but in any case as modified or supplemented by other information so furnished), other than forecasts or projections and other than general economic or specific industry information developed by and obtained from third parties, when taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein, not materially misleading in light of the circumstances under which such statements were made.

3.26 Foreign Assets Control Regulations and Anti-Money Laundering. No Credit Party, no Subsidiary of a Credit Party and, to the knowledge of the Borrower, no Affiliate of the Borrower (i) is a Person designated by the U.S. government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. Person cannot deal or otherwise engage in business transactions, (ii) is a Person who is otherwise the target of U.S. economic sanctions laws such that a U.S. Person cannot deal or otherwise engage in business transactions with such Person or (iii) is controlled by (including without limitation by virtue of such person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity on the SDN List or a foreign government that is the target of U.S. economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under U.S. law.

3.27 Patriot Act. To the knowledge of the Borrower, the Credit Parties, each of their Subsidiaries and each of their Affiliates are in compliance, in all material respects, with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (b) the anti-money laundering and bank secrecy provisions of the Patriot Act, and (c) other federal or state laws relating to “know your customer” and anti-money laundering rules and regulations. The Borrower and its Subsidiaries have taken appropriate steps to implement policies and procedures reasonably designed to provide that there will be no payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

3.28 Senior Notes. As of the Closing Date, the Borrower has delivered to Agent a complete and correct copy of the Collateral Trust Agreement, the 2012 Notes Indenture, the 2014 Notes Indenture, the 2015 Notes Indenture and the 2016 Notes Indenture (in each case, including all material amendments, modifications and supplements thereto). All Obligations, including the L/C Reimbursement Obligations, constitute (a) Indebtedness permitted under the Collateral Trust Agreement, the 2012 Notes Indenture, the 2014 Notes Indenture, the 2015 Notes Indenture and the 2016 Notes Indenture, (b) “Permitted ABL Debt Obligation” (as defined in the Collateral Trust Agreement) and (c) “ABL Obligations” (as defined in the Intercreditor Agreement) entitled to the benefits of the provisions contained in the Intercreditor Agreement.

3.29 No Other Permitted ABL Debt; No Permitted Securitization Program. There exists no “Permitted Securitization Program” (as defined in the Collateral Trust Agreement) pursuant to which any Credit Party transfers and/or finances any asset to or with any other Person. As of the Closing Date, other than the Obligations, there exists no other Indebtedness that constitutes “Permitted ABL Debt” (as defined in the Collateral Trust Agreement) secured by assets of the Borrower or any other Credit Party.

3.30 No Rate Contracts Secured by ABL Collateral. Other than pursuant to this Agreement and the other Loan Documents, there exists no Rate Contracts that are secured by ABL Collateral of the Credit Parties.

ARTICLE IV.

AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Lender shall have any Revolving Loan Commitment hereunder, or any Letter of Credit shall remain outstanding, or any Loan or other Obligation (other than contingent Obligations to the extent no claim giving rise thereto has been asserted) which is accrued and payable shall remain unpaid or unsatisfied:

4.1 Financial Statements. Each Credit Party shall maintain, and shall cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit the preparation of financial statements in conformity with GAAP (provided that quarterly financial statements shall not be required to have footnote disclosures and are subject to normal year-end adjustments). The Borrower shall deliver to Agent by Electronic Transmission and for prompt further distribution to each Lender:

(a) not later than one-hundred and twenty (120) days after the end of each Fiscal Year, a copy of the audited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such year and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, and accompanied by the report of any “Big Four” or other nationally recognized independent public accounting firm reasonably acceptable to Agent which report shall (i) contain an unqualified opinion, stating that such consolidated financial statements present fairly in all material respects the consolidated financial position and results of operations as of the dates and for the periods indicated therein in conformity with GAAP applied on a basis consistent with prior years and (ii) not include any explanatory paragraph expressing substantial doubt as to going concern status; and

(b) not later than sixty (60) days after the end of each of the first three Fiscal Quarters of each Fiscal Year, a copy of the unaudited consolidated balance sheet of the Borrower and its Subsidiaries, and the related consolidated statements of income, shareholders’ equity and certified on behalf of the Borrower by an appropriate Responsible Officer of the Borrower as being complete and correct and fairly presenting, in all material respects, in accordance with GAAP, the consolidated financial position and results of operations of the Borrower and its Subsidiaries as of the date and for the periods indicated therein, subject to normal year-end adjustments and absence of footnote disclosures.

4.2 Reports; Certificates; Other Information. The Borrower shall furnish to Agent by Electronic Transmission for prompt further distribution to each Lender:

(a) [RESERVED];

(b) concurrently with the delivery of the financial statements referred to in subsections 4.1(a) and 4.1(b) above, a duly completed Compliance Certificate in the form of Exhibit 4.2(b), certified on behalf of the Borrower by a Responsible Officer of the Borrower;

(c) promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which the Borrower files with the Securities and Exchange Commission or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Agent pursuant hereto;

(d) within fifteen (15) days after the end of each calendar month, and at such other times at more frequent intervals as Agent may reasonably require at any time when the Excess Availability is less than $30.0 million, a Borrowing Base Certificate, certified on behalf of the Borrower by a Responsible Officer of the Borrower, setting forth the Borrowing Base of the Borrower as at the end of the most-recently ended fiscal month or as at such other date as Agent may reasonably require;

(e) concurrently with the delivery of the Borrowing Base Certificate, in accordance with Section 4.2(d) above, a monthly report showing Accounts outstanding aged by due date as follows: current, 1 to 30 days past due, 31 to 60 days past due, 61 to 90 days past due, 91 to 120 days past due and 121 days or more past due, accompanied by such supporting detail and documentation as shall be reasonably requested by Agent;

(f) concurrently with the delivery of the Borrowing Base Certificate, an aging of accounts payable accompanied by such supporting detail and documentation as shall be reasonably requested by Agent;

(g) concurrently with the delivery of the Borrowing Base Certificate, an Accounts rollforward report covering both Billed Accounts and Unbilled Accounts, as of the last day of the immediately preceding calendar month in form and substance reasonably satisfactory to the Agent, in each case, accompanied by such supporting detail and documentation as shall be reasonably requested by Agent;

(h) within ten days of the delivery of any monthly Borrowing Base Certificate required to be delivered pursuant to Section 4.2(d), a reconciliation of the most recent Borrowing Base Certificate, general ledger and month-end accounts receivable aging of the Borrower to the Borrower’s general ledger, accompanied by such supporting detail and documentation as shall be reasonably requested by Agent;

(i) not later than the time that the quarterly or annual financial statements (as applicable) are required to be delivered pursuant to Section 4.1, a reconciliation of the most recent Borrowing Base Certificate and the financial statements delivered pursuant to Section 4.1, accompanied by such supporting detail and documentation as shall be reasonably requested by Agent;

(j) not later than the time that the quarterly or annual financial statements (as applicable) are required to be delivered pursuant to Section 4.1, a reconciliation of the cash and Cash Equivalents of the Borrower and the Credit Parties to the financial statements delivered pursuant to Section 4.1(a) or (b);

(k) not later than the time that the quarterly or annual financial statements (as applicable) are required to be delivered pursuant to Section 4.1, the following: (i) a list of any applications for the registration of any United States Patent, United States Trademark or United States Copyright filed by any Credit Party with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in each case entered into or filed in the prior Fiscal Quarter, (ii) a list of any United States Patents that have issued in the prior Fiscal Quarter, (iii) a list of any United States Trademarks and United States Copyrights that have been registered in the prior Fiscal Quarter, (iv) a list of any Domestic Subsidiaries that were Material Domestic Subsidiaries as of the date of such financial statements and were not Subsidiary Guarantors as of the date of such financial statements and (v) an updated Schedule 3.24 reflecting all surety bond agreements with respect to products or services sold or provided by it outstanding as of the last day of the prior Fiscal Quarter;

(l) no later than sixty (60) days after the end of each fiscal year of the Borrower, projections of the Borrower’s consolidated financial performance for the forthcoming three Fiscal Years on a year by year basis, and for the forthcoming Fiscal Year on a quarter-by-quarter basis;

(m) concurrently with the delivery of a Borrowing Base Certificate, an accounting of any manual invoices for Accounts with an original Outstanding Balance of more than $1,000,000 reconciled to the Borrower’s system generated invoices;

(n) concurrently with the delivery of a Borrowing Base Certificate, an updated general ledger rollforward of Government Unbilled Accounts in form and substance substantially similar to the form agreed to between the Borrower and the Agent prior to the Closing Date;

(o) concurrently with the delivery of a Borrowing Base Certificate, a schedule of all Advance Payments of the Borrower or any Domestic Subsidiary of the Borrower with operations in the United States that are then subject to Liens of the type described in Section 5.1(y);

(p) concurrently with the delivery of a Borrowing Base Certificate, a schedule of all appeal bonds in respect of which the related reimbursement and/or indemnity obligations are secured by any Collateral; and

(q) promptly, such additional business, financial, corporate, perfection and other information as Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 4.1 and clause (c) of this Section 4.2 shall be deemed to have been delivered (i) by the Borrower to the Agent and (ii) by the Agent to the Lenders on the date on which such documents are filed for public availability on the Securities and Exchange Commission’s Electronic Data Gathering and Retrieval System.

4.3 Notices. The Borrower shall notify Agent of each of the following:

(a) promptly, and in any event within three (3) Business Days of a Responsible Officer having knowledge thereof, the occurrence or existence of any Default or Event of Default;

(b) not later than the time that the quarterly or annual financial statements (as applicable) are required to be delivered pursuant to Section 4.1, any action or suit commenced during the prior fiscal quarter before any arbitrator or Governmental Authority against the Borrower or any of its Subsidiaries in which the amount of damages claimed is specified in the ad damnum clause and is in excess of $50.0 million;

(c) promptly, and in any event within five (5) Business Days of a Responsible Officer having knowledge thereof, any Material Adverse Effect subsequent to the date of the most recent audited financial statements delivered to Agent and Lenders pursuant to this Agreement;

(d) prior to the time that financial statements affected by such change are first delivered pursuant to this Agreement, any material change in accounting policies or financial reporting practices by any Credit Party or any Subsidiary of any Credit Party, to the extent such changes have not been disclosed publicly in the Borrower’s filings that are available on the Securities and Exchange Commission’s Electronic Data Gathering and Retrieval System; and

(e) promptly, and in any event within five (5) Business Days of a Responsible Officer having knowledge thereof, (i) the creation, or filing with the IRS or any other Governmental Authority, of (A) any Contractual Obligation or other document extending, or having the effect of extending, the period for assessment or collection of any income or franchise or other taxes with respect to any Tax Affiliate that are reasonably expected to result in tax liabilities in excess of $2,000,000 or (B) any Lien in respect of unpaid taxes or, (ii) the receipt of any request directed to any Tax Affiliate, to make any adjustment under Section 481(a) of the Code that is reasonably expected to result in tax liabilities in excess of $2,000,000, by reason of a change in accounting method or otherwise and (iii) the enforcement by any Governmental Authority of remedies in respect of the preceding items (i) and (ii).

Each notice pursuant to this Section 4.3 shall be in electronic form accompanied by a statement by a Responsible Officer of the Borrower, on behalf of the Borrower, setting forth details of the occurrence referred to therein, and, with respect to matters under subparagraphs (a) or (c) above, stating what action the Borrower or other Person proposes to take with respect thereto and at what time.

4.4 Preservation of Corporate Existence, Etc. Each Credit Party shall, and shall cause each of its Subsidiaries to:

(a) preserve and maintain in full force and effect its organizational existence and good standing under the laws of its jurisdiction of incorporation, organization or formation, as applicable, except, (i) with respect to the Borrower’s Subsidiaries, in connection with transactions permitted by Sections 5.2 and 5.3, and (ii) with respect to any Subsidiary that is not a Credit Party, such Subsidiary may be liquidated and dissolved or otherwise cease to preserve and maintain its organizational existence;

(b) preserve and maintain in full force and effect all rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business except in connection with transactions permitted by Section 5.3 and sales of assets permitted by Sections 5.2 or 5.3 and except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and

(c) preserve or renew all of its registered trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.5 Maintenance of Property. Each Credit Party shall maintain, and shall cause each of its Subsidiaries to maintain, and preserve all its Property which is used or useful in its business in good working order and condition, ordinary wear and tear and casualty excepted and shall make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.6 Insurance. Each Credit Party shall maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which such Credit Party or such Subsidiary operates. If requested by the Agent, the Borrower shall deliver to the Agent endorsements (x) to all “All Risk” physical damage insurance policies on all of the Credit Parties’ tangible personal property and assets and business interruption insurance policies naming the Agent as lender loss payee, as its interests may appear, and (y) to all general liability and other liability policies naming the Agent an additional insured (which endorsements in respect of liability policies may provide that the designation as an additional insured applies solely to the extent of the indemnification obligations of the Credit Parties in this Agreement and the Loan Documents). In the event any Credit Party or any of its Subsidiaries at any time or times hereafter shall fail to obtain or maintain any of the policies or insurance required herein or to pay any premium in whole or in part relating thereto, then the Agent, without waiving or releasing any obligations or resulting Default hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Agent deems advisable so long as the Agent gives the Borrower ten days’ written notice thereof at any time that no Event of Default is continuing (it being understood that the Agent will not obtain any such policies of insurance or pay such premiums if the Borrower delivers to the Agent on or prior to the tenth day following such notice reasonable evidence that the Borrower has obtained the policies of insurance required hereunder). All sums so disbursed by the Agent shall constitute part of the Obligations, payable as provided in this Agreement. If the proceeds of any insurance policy are delivered to the Agent as a lender loss payee thereunder at any time that no Event of Default is continuing, the Agent shall promptly deliver such proceeds to the applicable Credit Party for use not in contravention with the terms hereof.

4.7 Payment of Obligations. Each Credit Party shall, and shall cause each of its Subsidiaries to, pay, discharge and perform as the same shall become due and payable or required to be performed, the following obligations and liabilities:

(a) all tax liabilities, assessments and governmental charges or levies upon it or its Property, unless the same are being contested in good faith by appropriate proceedings diligently prosecuted and for which adequate reserves in accordance with GAAP are being maintained by such Person;

(b) all lawful claims which, if unpaid, would by law become a Lien upon its Property unless the same are being contested in good faith by appropriate proceedings diligently prosecuted and for which adequate reserves in accordance with GAAP are being maintained by such Person;

(c) the performance of all obligations under any Contractual Obligation to which such Credit Party or any of its Subsidiaries is bound, or to which it or any of its Property is subject, except where the failure to perform would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and

(d) payments to the extent necessary to avoid the imposition of a Lien with respect to, or the involuntary termination of, any underfunded Benefit Plan, except as would not result in a Material Adverse Effect.

4.8 Compliance with Laws. Each Credit Party shall, and shall cause each of its Subsidiaries to, comply with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business, except where the failure to comply would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.9 Inspection of Property and Books and Records.

(a) Each Credit Party shall maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of such Person.

(b) To the extent permitted by law, each Credit Party shall, with respect to each owned, leased, or controlled property, during normal business hours and upon reasonable advance notice (unless an Event of Default shall have occurred and be continuing, in which event no notice shall be required): (i) provide access to such property to Agent and any of its Related Persons, as frequently as Agent reasonably determines to be appropriate; and (ii) permit Agent and any of its Related Persons to conduct field examinations, audit, inspect and make extracts and copies (or take originals if reasonably necessary) from all of such Credit Party’s books and records, and evaluate and make physical verifications of any Collateral in any manner and through any medium that Agent reasonably considers advisable, in each instance, at the Credit Parties’ expense; provided the Credit Parties shall only be obligated to reimburse Agent for the expenses for any such examinations, audits and inspections (x) at any time when the Excess Availability equals or is more than $30.0 million, one time per year, (y) at any time when the Excess Availability is less than $30.0 million, two times per year, or (z) if an Event of Default has occurred and is continuing, more frequently. Any Lender may accompany Agent or its Related Persons in connection with any inspection at such Lender’s expense.

4.10 Use of Proceeds. The Borrower shall use the proceeds of the Loans solely as follows: (a) to pay costs and expenses required to be paid pursuant to Section 2.1(j), (b) for working capital, letters of credit, capital expenditures and other general corporate purposes not in contravention of any Requirement of Law and not in violation of this Agreement and (c) to the extent permitted hereunder, for refinancing and/or repurchasing existing indebtedness.

4.11 Cash Management Systems. Each Credit Party shall enter into, and cause each depository to enter into, Control Agreements providing for “springing” cash dominion with respect to each Collection Account and each Concentration Account maintained by such Person (other than any account that constitutes an Excluded Bank Account) as of or after the Closing Date. Each Credit Party shall use commercially reasonable efforts to enter into, and cause each depository, securities intermediary or commodities intermediary to enter into, Control Agreements providing for “springing” cash dominion with respect to each deposit, securities, commodity or similar account maintained by such Person (other than any account that constitutes an Excluded Bank Account) that does not constitutes a Collection Account or a Concentration Account. With respect to accounts subject to “springing” Control Agreements, Agent and Lenders agree that the Agent shall only be authorized to deliver to the relevant depository, securities intermediary or commodities intermediary a notice or other instruction which provides for exclusive control over such account by Agent as follows: (i) at any time that an Event of Default is continuing, the Agent may, and at the direction of Required Lenders shall, deliver such notices or instructions providing for exclusive control by the Agent with respect to any or all such accounts; and (ii) at any time that Excess Availability is below $20.0 million, the Agent may, in its sole discretion, deliver such notices or instructions providing for exclusive control by the Agent over the Collection Accounts, provided, that if Excess Availability falls below $20.0 million as a result of the imposition by Agent of a new or increased Reserve, then the Agent shall not deliver such notices or instructions unless such circumstance continues for the Designated Period. The Credit Parties shall not maintain cash or Cash Equivalents on deposit in any deposit account or securities account (in each case, other than Excluded Bank Accounts) that is not subject to a Control Agreement in excess of outstanding checks and wire transfers payable from such accounts and amounts necessary to meet minimum balance requirements. The Credit Parties shall (i) cause all Collections received by them each day to be deposited in a Collection Account or a Concentration Account within two (2) Business Days following receipt and (ii) direct all Account Debtors to remit all payments directly to Collection Accounts or any associated lockboxes. If (x) the Agent has exercised its right to take exclusive control over the Collection Accounts pursuant to Section 4.11 while no Event of Default is continuing and (y) a Cash Management Restoration Event is continuing, the Agent shall use commercially reasonable efforts following the Borrower’s request therefor to (A) restore control of such Collection Accounts to the applicable Credit Parties (subject to the continuing rights of Agent to assert exclusive control in the circumstances provided herein) and (B) so long as such control has not been restored to the applicable Credit Parties, instruct the depositaries in respect of the Collection Accounts for which the Agent has delivered notices of exclusive control pursuant to this Section 4.11, to transfer on a daily basis, all available amounts on deposit in such

Collection Accounts to a Concentration Account that is subject to a Control Agreement. Notwithstanding the preceding sentence, the Agent shall not take any of the actions contemplated by clause (A) of the immediately preceding sentence on any date if control of the Collection Accounts has been restored to the applicable Credit Parties in accordance with the immediately preceding sentence two or more times during the twelve-month period ended on such date.

4.12 Landlord Agreements. Each Credit Party shall use commercially reasonable efforts to obtain a landlord agreement or bailee or mortgagee waivers, as applicable, from the lessor of each leased property, bailee in possession of any Collateral or mortgagee of any owned property, as applicable, with respect to such locations as are necessary to afford Agent access to the books and records related to the ABL Collateral of the Credit Parties, which agreement shall be reasonably satisfactory in form and substance to Agent.

4.13 Certain Litigation. Each Credit Party shall use commercially reasonable efforts to notify the Agent in writing of any action or suit before any arbitrator or Government Authority against the Borrower or any of its Subsidiaries with respect to which a Responsible Officer has made a determination that a Material Adverse Effect is probable as a result thereof, in each case, at least one day prior to any disclosure thereof pursuant to any filings with the Securities and Exchange Commission.

4.14 Further Assurances; Guaranties; Additional Collateral.

(a) Promptly upon request by Agent, the Credit Parties shall (and, subject to the limitations hereinafter set forth, shall cause each of their Subsidiaries to) take such additional actions and execute such documents as Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) to subject to the Liens created by any of the Collateral Documents any of the Properties, rights or interests covered by any of the Collateral Documents, (iii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document.

(b) In the event any Credit Party (including any Credit Party that became party to this Agreement by execution of a joinder agreement pursuant to Section 4.14(c) hereof) acquires any Material Real Estate, promptly following such acquisition (but in any case within ninety (90) days after such acquisition, or such later date as agreed by the Agent), such Person shall execute and/or deliver, or cause to be executed and/or delivered, to Agent, (v) an appraisal complying with FIRREA, (w) within forty-five days of receipt of notice from Agent that Real Estate is located in a Special Flood Hazard Area, Federal Flood Insurance as required by subsection 4.6(a), (x) a fully executed Mortgage, in form and substance reasonably satisfactory to Agent together with an A.L.T.A. lender’s title insurance policy issued by a title insurer reasonably satisfactory to Agent, in form and substance and in an amount reasonably satisfactory to Agent insuring that the Mortgage is a valid and enforceable perfected Lien on the respective property, free and clear of all defects, encumbrances and Liens, other than Permitted Liens, (y) then current A.L.T.A. surveys, certified to Agent by a licensed surveyor sufficient to allow the issuer of the lender’s title insurance policy to issue such policy without a survey exception and (z) an environmental site assessment prepared by a qualified firm reasonably acceptable to Agent, in form and substance reasonably satisfactory to Agent. In addition, within ninety (90) days after written notice from Agent to Credit Parties that any Material Real Estate is located in a Special Flood Hazard Area, the Credit Parties shall deliver evidence of Flood Insurance with respect to such Material Real Estate, unless such Material Real Estate is located in a community that does not participate in the National Flood Insurance Program.

(c) To the extent not delivered to the Agent on or before the Closing Date (or, with respect to after-acquired property and Persons that become Material Domestic Subsidiaries after the Closing Date), each Credit Party shall (and, subject to the limitations hereinafter set forth, shall cause each of their applicable Subsidiaries to) do each of the following, unless otherwise agreed by the Agent:

(i) deliver, within fifteen (15) days of delivery of any notice of any Subsidiary being a Material Domestic Subsidiary pursuant to Section 4.2(k) (or such later date as agreed by the Agent), to the Agent a duly-executed joinder agreement in the form of Exhibit 4.14 and such other duly-executed supplements and amendments to this Agreement in form and substance reasonably satisfactory to the Agent and as the Agent reasonably deems necessary or advisable in order to ensure that each such Material Domestic Subsidiary (each an “Additional Guarantor”) guaranties, as primary obligor and not as surety, the full and punctual payment when due of the Obligations or any part thereof;

(ii) deliver, within twenty-five (25) days of delivery of any notice of any Subsidiary being a Material Domestic Subsidiary pursuant to Section 4.2(k) (or such later date as agreed by the Agent), to the Agent such duly-executed joinder and amendments to the applicable Collateral Documents, in form and substance reasonably satisfactory to the Agent and as the Agent reasonably deems necessary or advisable, in order to (i) to grant to Agent, for the benefit of the Secured Parties, a security interest in, subject to the limitations set forth herein and in the Collateral Documents, all of such Additional Guarantor’s Property consisting of Collateral and (ii) effectively grant to the Agent, for the benefit of the Secured Parties, a valid, perfected and enforceable security interest in the Equity Interests directly owned by such Material Domestic Subsidiaries (provided that with respect to any First Tier Foreign Subsidiary, such pledge shall be limited to sixty-five percent (65%) of such Foreign Subsidiary’s outstanding voting Equity Interests and one hundred percent (100%) of such Foreign Subsidiary’s outstanding non-voting Equity Interests);

(iii) subject to the applicable limitations set forth herein and in the Collateral Documents, including the Collateral Trust Agreement, deliver, within thirty-five days (35) of delivery of any notice of any Subsidiary being a Material Domestic Subsidiary pursuant to Section 4.2(k) (or such later date as agreed by the Agent), to the Agent, except to the extent required to be delivered to the Collateral Trustee, all certificates, instruments and other documents representing all pledged or charged stock, pledged debt instruments and all other Equity Interests and other debt securities being pledged pursuant to the joinders and amendments executed pursuant to clause (b) above, together with (i) in the case of certificated pledged or charged stock and other certificated Equity Interests, undated stock powers or the local equivalent endorsed in blank and (ii) in the case of pledged debt instruments and other certificated debt securities, endorsed in blank, in each case executed and delivered by a Responsible Officer of the pledgor; and

(iv) if reasonably requested by the Agent, deliver to the Agent, within thirty (30) days after such request, legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Agent.

4.15 Transactions with Affiliates. Each Credit Party shall conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under this Agreement with any of their Affiliates on terms that are fair and reasonable and no less favorable to such Borrower or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate, other than (i) transactions between or among the Borrower and its Wholly-Owned Subsidiaries or (ii) such transactions that, either individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

ARTICLE V.

NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Lender shall have any Revolving Loan Commitment hereunder, or any Letter of Credit shall remain outstanding, or any Loan or other Obligation (other than contingent Obligations to the extent no claim giving rise thereto has been asserted) which is accrued and payable shall remain unpaid or unsatisfied:

5.1 Limitation on Liens. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its Property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a) Non-ABL Priority Liens securing (i) Non-ABL Priority Lien Debt permitted pursuant to Section 5.5(a)(v) and (ii) all other related Non-ABL Priority Lien Obligations in respect of Non-ABL Priority Lien Debt permitted pursuant to Section 5.5(a)(v);

(b) Liens securing the Obligations;

(c) Liens granted by (i) any Person in favor of any Credit Party or (ii) any Person other than a Credit Party in favor of any other Subsidiary that is not a Credit Party;

(d) Liens on property of a Person existing at the time such Person becomes a Subsidiary of the Borrower or is merged with or into or consolidated with the Borrower or any Subsidiary of the Borrower; provided that such Liens were in existence prior to the contemplation of such Person becoming a Subsidiary of the Borrower or such merger or consolidation and do not extend to any assets other than those of the Person that becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or a Subsidiary of the Borrower;

(e) Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Borrower or any Subsidiary of the Borrower; provided that such Liens were in existence prior to, and not incurred in contemplation of, such acquisition;

(f) Liens, pledges or deposits to secure the payment of rent or under worker’s compensation or unemployment laws or other obligations of a like nature, or judicial or appeal deposits, in each case incurred in the ordinary course of business;

(g) Liens to secure Indebtedness (including Capital Lease Obligations) permitted to be incurred pursuant to Section 5.5(a)(iii); provided that, (i) any such Lien attaches to such Property within six months of the acquisition thereof, (ii) such Lien attaches solely to the Property so acquired, designed, constructed or improved, as applicable, in such transaction and the proceeds thereof, and (iii) the principal amount of the debt secured thereby does not exceed 100% of the cost of acquisition, design, construction and/or improvement of such Property;

(h) Liens on assets of any Foreign Subsidiary to secure Indebtedness or other obligations permitted to be incurred pursuant to Section 5.5(a)(x);

(i) Any Lien existing on the Property of a Credit Party or a Subsidiary of a Credit Party on the Closing Date and set forth in Schedule 5.1 securing Indebtedness outstanding on such date and permitted by Section 5.5(a)(ii), including replacement Liens on the Property currently subject to such Liens securing Indebtedness permitted by Section 5.5(a)(ii);

(j) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(k) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business and which (i) are not past due for a period of more than sixty (60) days, (ii) remain payable without penalty or (iii) which are being contested in good faith and by appropriate proceedings diligently prosecuted and for which adequate reserves in accordance with GAAP are being maintained;

(l) Survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(m) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred pursuant to Section 5.5(a)(ii), (iii), (x) and (xi); provided, however, that:

(i) the new Liens are limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Liens (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(ii) the Indebtedness secured by the new Liens is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(n) Liens securing Hedging Obligations so long as the related Indebtedness (if applicable) is, and is permitted to be under this Agreement, secured by a Lien on the same property securing such Hedging Obligations and so long as (i) such Hedging Obligations are permitted under Section 5.5, (ii) such Liens do not attach to any ABL Collateral of the Credit Parties and (iii) if such Liens attach to any “Shared Collateral” as defined in the Intercreditor Agreement, the holders of such Liens enter into an Intercreditor Agreement in terms and substance acceptable to the Agent in its sole discretion;

(o) Leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries and do not secure any Indebtedness;

(p) Liens granted in the ordinary course of business on equipment of (i) any Foreign Subsidiary or (ii) any Domestic Subsidiary that is not a Credit Party and has no operations in the United States;

(q) Liens arising from UCC financing statement filings regarding operating leases entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;

(r) Liens arising out of conditional sale, title retention, consignment or similar arrangements, or that are contractual rights of set-off, relating to the sale or purchase of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;

(s) Deposits made with insurance carriers (or their designees) in the ordinary course of business to secure liability to insurance carriers;

(t) Liens securing judgments for the payment of money not constituting an Event of Default under Section 7.1(h), so long as such Liens are adequately bonded;

(u) Liens (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and not for speculative purposes, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(v) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 5.5 hereof; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(w) Liens that are contractual rights of set-off relating to pooled deposit or sweep accounts of the Borrower or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Subsidiaries;

(x) Any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(y) Liens in favor of the United States government or any department or agency thereof under or relating to any contract for production, research or development that provides for advance, partial or progress payments (any of the foregoing, an “Advance Payment”), upon any, (i) Advance Payment or other money advanced or paid pursuant to any such contract or (ii) material, equipment, tools, machinery, land, buildings or supplies in connection with the performance of any such contract; in each case, so long as such Liens cease to be in effect when the Borrower or the applicable Subsidiary satisfies its obligations under such contract;

(z) Liens incurred in the ordinary course of business of the Borrower or any Subsidiary with respect to obligations in an aggregate amount that, when taken together with all other obligations secured by Liens pursuant to this clause (z), do not exceed $50.0 million and do not attach to ABL Collateral of the Credit Parties;

(aa) Liens on cash or Cash Equivalents (in any case, that is not on deposit in any Collection Account, Concentration Account or any other deposit account or securities account subject to a Control Agreement) securing (I) reimbursement obligations under letters of credit, or bid, performance, appeal, surety or customs bonds, (II) Hedging Obligations, or (III) obligations in relation to the performance of public or statutory obligations, or performance, bid, appeal, surety or customs bonds, which letters of credit, bonds or such other obligations are otherwise not secured by Non-ABL Priority Liens or the Liens under the Loan Documents, in an aggregate amount not to exceed $250.0 million;

(bb) Equitable or other Liens (excluding Liens on cash or Cash Equivalents) in favor of the issuer of any bid, performance, appeal, surety or customs bonds incurred in the ordinary course of business, so long as:

(i) in the case of any such Liens on any Collateral that is not associated with the contract or other matter that is the subject of any bid, performance, surety or customs bond, such Liens are either (a) not perfected or (b) junior in priority to the Lien of the Agent; and

(ii) in the case of any such Liens on any Collateral in respect of appeal bonds, such Liens are either (a) not perfected or (b) (x) junior in priority to the Lien of the Agent and (y) if the aggregate amount of obligations in respect of appeal bonds secured by such Liens on the Collateral exceed $20.0 million, subject to an intercreditor agreement with the Agent in terms and substance acceptable to the Agent in its sole discretion; and

(cc) Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the ordinary course of business.

5.2 Disposition of Assets. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any Property (including the Capital Stock of any Subsidiary of any Credit Party, whether in a public or a private offering or otherwise, and accounts and notes receivable, with or without recourse, but not including cash or Cash Equivalents (other than transfers of cash and Cash Equivalents by any Credit Party to any Subsidiary that is not a Credit Party at any time that a Default or an Event of Default is continuing)) or enter into any agreement (except to the extent such agreement is conditioned on obtaining any required consent or amendment hereunder) to do any of the foregoing, except:

(a) dispositions to any Person of inventory, or worn out or surplus equipment, all in the ordinary course of business;

(b) any of the following:

(i) dispositions by any Subsidiary that is not a Credit Party to the Borrower or any other Subsidiary;

(ii) dispositions by any Credit Party to any other Credit Party; and

(iii) dispositions of any Property that does not constitute ABL Collateral (other than cash or Cash Equivalents) by any Credit Party to any Subsidiary that is not a Credit Party; provided, that at any time that a Default or Event of Default is continuing no such disposition shall be made of any Property that constitutes Collateral (including cash and Cash Equivalents) prior to such disposition other than dispositions that are on fair and reasonable terms not materially less favorable to such Credit Party than it would obtain in a comparable arm’s length transaction with a Person that is not a Subsidiary;

(c) in a transaction authorized by Section 5.3 or Section 5.4;

(d) the sale of payment obligations owing to any Subsidiary of the Borrower that is not a Credit Party under sale or service contracts in connection with limited recourse third party financing of such contracts consistent with prudent business practices;

(e) other sales, assignments, leases, conveyances, transfers and other dispositions of assets after the Closing Date; provided that the aggregate book value of all assets so sold, leased, conveyed, transferred or disposed of shall not exceed (x) in any Fiscal Year, 7.5% of the Consolidated Assets or (y) in all such transactions occurring after the Closing Date, 15% of the Consolidated Assets, with the Consolidated Assets being determined, for the purpose of applying the foregoing percentage test, based on the financial statements most recently delivered pursuant to Section 4.1; provided, further, that (i) at the time of any disposition, (x) no Default or Event of Default shall exist or shall result from such disposition and (y) after giving pro forma effect to (1) any disposition of Accounts included as part of such disposition and (2) any repayment of Loans substantially concurrent with such disposition, the Total Exposure would not exceed the Borrowing Base by more than the amount of Overadvances permitted in writing by the Agent which are not then due and payable and (ii) the Credit Parties were in compliance with the covenants set forth in Article VI as of the end of the most recent fiscal quarter for which financial statements have been delivered hereunder (regardless of whether any such covenant is required to be tested as of such date pursuant to Article VI); and

(f) sales, assignments, leases, conveyances, transfers or other dispositions of assets by Specified JVs.

5.3 Consolidations and Mergers. No Credit Party shall merge or consolidate with or into any Person, or permit any of its Subsidiaries to do so, except that: (i) any Subsidiary of the Borrower may merge or consolidate with or into any other Subsidiary of the Borrower, provided that if any Subsidiary Guarantor is involved in such merger or consolidation, the surviving corporation shall be a Subsidiary Guarantor; (ii) any Subsidiary of the Borrower may merge into the Borrower; (iii) in connection with a transaction not otherwise prohibited under this Agreement, the Borrower may merge with any other Person so long as the Borrower is the surviving corporation; (iv) in connection with any acquisition not prohibited under this Agreement, any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that the Person surviving such merger shall be a Wholly-Owned Subsidiary of the Borrower, and provided further that if any Subsidiary Guarantor is involved in such merger or consolidation, the surviving corporation shall be a Subsidiary Guarantor; and (v) in connection with any sale or other disposition permitted under Section 5.2 (other than clause (b) thereof), any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided, in each case, that no Default or Event of Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

5.4 Acquisitions; Loans and Investments. No Credit Party shall and no Credit Party shall suffer or permit any of its Subsidiaries to (i) purchase or acquire, or make any commitment (except to the extent such commitment is conditioned on obtaining any required consent or amendment hereunder) to purchase or acquire any Equity Interests, or any obligations or other securities of, or any interest in, any Person, including the establishment or creation of a Subsidiary, or (ii) make or commit (except to the extent such commitment is conditioned on obtaining any required consent or amendment hereunder) to make any Acquisitions or (iii) make or purchase, or commit (except to the extent such commitment is conditioned on obtaining any required consent or amendment hereunder) to make or purchase, any advance, loan, extension of credit or capital contribution to or any other investment in, any Person (the items described in clauses (i), (ii) and (iii) are referred to as “Investments”), except for:

(a) Investments in cash and Cash Equivalents;

(b) advances, loans or extensions of credit by the Borrower to any Subsidiary or by any Subsidiary to any other Subsidiary or the Borrower to the extent permitted by Section 5.5(a)(iv);

(c) Investments received as the non-cash portion of consideration received in connection with transactions permitted pursuant to Section 5.2;

(d) Investments acquired in connection with the settlement of delinquent Accounts in the ordinary course of business or in connection with the bankruptcy or reorganization of suppliers or customers;

(e) Investments existing on the Closing Date;

(f) loans or advances to, or Guarantees of Indebtedness of, employees, officers or directors permitted under Section 4.15;

(g) any Acquisition so long as at the time of any such Acquisition and giving effect thereto, the Specified Conditions are satisfied;

(h) any capital contribution or other investments in or to any Subsidiary of the Borrower; so long as, in the case of any capital contribution or other investment by a Credit Party in or to a Subsidiary that is not a Credit Party of any Property of such Credit Party that constitutes Collateral prior to such capital contribution or investment, (i) no Default or Event of Default shall exist or shall result from such capital contribution or other investment at the time of any such capital contribution or other investment and (ii) such contributed or invested Property does not include any ABL Collateral (other than cash or Cash Equivalents) of any Credit Party;

(i) any acquisition of Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Borrower;

(j) Investments represented by Hedging Obligations that are permitted under Section 5.5(a);

(k) repurchases of outstanding Indebtedness; provided that, at the time of any such repurchase and giving effect thereto, the Specified Conditions are satisfied;

(l) Investments in joint ventures and other business entities (in each case that are not Subsidiaries of the Borrower) that are engaged in a business permitted under Section 5.10 hereof, in an aggregate outstanding amount (with the amount of each such Investment measured on the date it was made and without giving effect to subsequent changes in value) not to exceed the greater of (i) $75.0 million and (ii) 2.5% of the consolidated total assets of the Borrower and its Subsidiaries (measured at the time each such Investment is made); provided that, at the time of any such Investment and giving effect thereto, each of the following conditions is satisfied:

(i) no Default or Event of Default is continuing or would result from such Investment;

(ii) the sum of (a) Excess Availability and (b) Unrestricted Cash on Hand is not less than $130.0 million; and

(iii) the Credit Parties were in compliance with the covenants set forth in Article VI as of the end of the most recent fiscal quarter for which financial statements have been delivered hereunder (regardless of whether any such covenant is required to be tested as of such date pursuant to Article VI).

(m) advances, loans or extensions of trade credit in the ordinary course of business by the Borrower or any of its Subsidiaries;

(n) Investments that are permitted under Section 5.9; and

(o) other Investments in any Person having an aggregate Fair Market Value (with the Fair Market Value of each such Investment measured on the date it was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (o) that are at the time outstanding, not to exceed $75.0 million; provided that, at the time of any such Investment and after giving effect thereto, each of the following conditions is satisfied:

(i) no Default or Event of Default is continuing or would result from such Investment;

(ii) the sum of (a) Excess Availability and (b) Unrestricted Cash on Hand is not less than $130.0 million; and

(iii) the Credit Parties were in compliance with the covenants set forth in Article VI as of the end of the most recent fiscal quarter for which financial statements have been delivered hereunder (regardless of whether any such covenant is required to be tested as of such date pursuant to Article VI).

5.5 Limitation on Indebtedness. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, create, incur, assume, permit to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, provided:

(a) Nothing herein shall prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(i) the Obligations;

(ii) Indebtedness existing on the Closing Date and set forth in Schedule 5.5, including Permitted Refinancing Indebtedness with respect thereto (other than (i) the 2014 Notes and 2015 Notes, which will be deemed to be incurred under clause (v) below and (ii) letters of credit in existence on the Closing Date, which will be deemed to be incurred under clause (i) (to the extent provided in Section 1.1(b)(viii)) or clause (xvi) below);

(iii) Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of the Borrower or any of its Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (iii), not to exceed $50.0 million in the aggregate at any time;

(iv) intercompany Indebtedness between or among the Borrower and any of its Subsidiaries; provided, however, that (A) if a Credit Party is the obligor on such Indebtedness and the payee is not a Credit Party, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all the Obligations; and (B)(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Borrower or a Subsidiary of the Borrower and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the

Borrower or a Subsidiary of the Borrower, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Borrower or such Subsidiary, as the case may be, that was not permitted by this clause (iv); provided, further that:

(1) the Credit Parties shall accurately record all material intercompany transactions on their respective books and records; and

(2) in the case of any intercompany Indebtedness advanced with any Property that constitutes Collateral prior to such advance by a Credit Party to a Subsidiary of the Borrower that is not a Credit Party, no Default or Event of Default is continuing as of the date such intercompany Indebtedness is advanced;

(v) Non-ABL Priority Lien Debt or unsecured Indebtedness, under letters of credit or any one or more indentures or other credit facilities, in an aggregate principal amount at any one time outstanding under this clause (v) not to exceed (as of any date of incurrence of Indebtedness under this clause (v) and after giving pro forma effect to the application of any net proceeds therefrom within thirty-five (35) days of the date of such incurrence) the Non-ABL Priority Lien Cap (it being understood and agreed that the aggregate amount of all such Indebtedness may not under any circumstances exceed the Non-ABL Priority Lien Cap at any time following the thirty-fifth day after the incurrence of such Indebtedness); provided, that:

(1) neither the Borrower nor any Subsidiary Guarantor shall incur any Non-ABL Priority Lien Debt if the aggregate principal amount outstanding under this clause (v) (as of any date of incurrence of Indebtedness under this clause (v) and after giving pro forma effect to the application of any net proceeds therefrom within thirty-five (35) days of the date of such incurrence) would exceed $300.0 million, unless the Credit Parties were in compliance with the covenants set forth in Article VI as of the end of the most recent fiscal quarter for which financial statements have been delivered hereunder (regardless of whether any such covenant is required to be tested as of such date pursuant to Article VI); and

(2) no Non-ABL Priority Lien Debt incurred from and after the Closing Date to refinance the 2014 Notes or the 2015 Notes shall have any scheduled principal repayments due on or before September 21, 2016;

(vi) the Guarantee by the Borrower or any Subsidiary of Indebtedness of the Borrower or a Subsidiary of the Borrower that was permitted to be incurred by another provision of this Section 5.5(a); provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Obligations, then the Guarantee must be subordinated or pari passu, as applicable, to the Obligations to the same extent as the Indebtedness guaranteed;

(vii) Indebtedness consisting of Hedging Obligations entered into in the ordinary course of business and for bona fide non-speculative purposes;

(viii) Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance, bid, appeal, surety and customs bonds, completion guarantees and similar obligations in the ordinary course of business;

(ix) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days;

(x) Indebtedness of Foreign Subsidiaries in an aggregate principal amount at any time outstanding pursuant to this clause (x), including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (x), not to exceed $150.0 million;

(xi) Indebtedness of a Subsidiary incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Borrower (other than Indebtedness incurred in contemplation of, or in connection with, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary of or was otherwise acquired by the Borrower); provided that the aggregate principal amount at any time outstanding pursuant to this clause (xi), including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (xi), does not exceed $50.0 million;

(xii) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business or assets of the Borrower or any business, assets or Capital Stock of a Subsidiary, provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Borrower and its Subsidiaries in connection with such disposition;

(xiii) Indebtedness issued by the Borrower or a Subsidiary to any current or former officer, director, employee or consultant of the Borrower or any of its Subsidiaries (or any permitted transferees of such persons), in each case to finance the purchase or redemption of Equity Interests of the Borrower to the extent permitted under Section 5.9 hereof;

(xiv) Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business of the Borrower and its Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Borrower and its Subsidiaries;

(xv) Indebtedness incurred by a Subsidiary of the Borrower that is not a Credit Party in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s length commercial terms on a recourse basis;

(xvi) Indebtedness incurred by the Borrower or any of its Subsidiaries constituting letters of credit or reimbursement obligations with respect to letters of credit issued in the ordinary course of business; provided, that upon the drawing of such letters of credit, such obligations are reimbursed within thirty (30) days following such drawing; and

(xvii) additional unsecured Indebtedness of the Borrower or any Subsidiary so long as at the time of incurrence thereof the Specified Conditions (other than the condition described in clause (ii) of the definition of “Specified Condition”) are satisfied.

(b) No Credit Party shall incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of such Credit Party unless such Indebtedness is also contractually subordinated in right of payment to the Obligations on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Borrower solely by virtue of being unsecured or by virtue of being secured on a junior priority basis.

(c) For purposes of determining compliance with this Section 5.5,

(i) in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xvii) of Section 5.5(a) above, the Borrower will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 5.5;

(ii) at the time of incurrence, the Borrower will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Sections 5.5(a) hereof;

(iii) letters of credit will be deemed to have a principal amount equal to the maximum potential liability of the Borrower and its Subsidiaries thereunder;

(iv) Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included; and

(v) with respect to any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

(d) The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness for purposes of this Section 5.5; provided, in each such case, that the amount of any such accrual, accretion or payment is included in the Interest Expense of the Borrower as accrued. Notwithstanding any other provision of this Section 5.5, the maximum amount of Indebtedness that the Borrower or any Subsidiary of the Borrower may incur pursuant to this Section 5.5 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

(e) The amount of any Indebtedness outstanding as of any date will be:

(i) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(ii) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(iii) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person (in any case, so long as such specified Person’s obligations in respect of such Indebtedness are expressly limited in recourse to the assets securing such Indebtedness), the lesser of:

(1) the Fair Market Value of such assets at the date of determination; and

(2) the amount of the Indebtedness of the other Person.

5.6 [RESERVED].

5.7 Margin Stock; Use of Proceeds. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, use any portion of the Loan proceeds, directly or indirectly, to purchase or carry Margin Stock or repay or otherwise refinance Indebtedness of any Credit Party or others incurred to purchase or carry Margin Stock, or otherwise in any manner which is in contravention of any Requirement of Law or in violation of this Agreement.

5.8 Compliance with ERISA. No ERISA Affiliate shall cause or suffer to exist (a) any event that could result in the imposition of a Lien on any asset of a Credit Party or a Subsidiary of a Credit Party with respect to any Title IV Plan or Multiemployer Plan that would have a Material Adverse Effect or (b) any other ERISA Event, that would, in the aggregate, have a Material Adverse Effect. No Credit Party shall cause or suffer to exist any event that could result in the imposition of a Lien on the assets of any Credit Party with respect to any Benefit Plan other than any Lien that is expressly permitted under Section 5.1 hereof.

5.9 Restricted Payments. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any of its Capital Stock, or purchase, redeem or otherwise acquire for value (or permit any of its Subsidiaries to do so), or make any payment to induce the conversion of any of its Capital Stock or any warrants, rights or options to acquire any such Capital Stock, now or hereafter outstanding (each, a “Restricted Payment”), except that the Credit Parties and their respective Subsidiaries may:

(a) declare and make any dividend payment or other distribution payable in common stock of the Borrower;

(b) any Subsidiary of the Borrower may:

(i) declare and pay dividends and make distributions to, or purchase, redeem or otherwise acquire its Capital Stock from, the Borrower;

(ii) declare and pay dividends and make distributions to, or purchase, redeem or otherwise acquire its Capital Stock from, any other Subsidiary of the Borrower; and

(iii) (A) declare and pay dividends to any participant in any joint venture that was established for bona fide business purposes and not with a view toward avoiding the restrictions set forth herein; and (B) purchase, redeem or otherwise acquire its Capital Stock from any participant in any joint venture that was established for bona fide business purposes and not with a view toward avoiding the restrictions set forth herein to the extent such acquisition would be permitted under Section 5.4(h) hereof if it was an Investment in such joint venture;

(c) [RESERVED];

(d) purchase, redeem or otherwise acquire its Equity Interests with the proceeds received from the substantially concurrent issue of new Equity Interests, provided that the terms of any such replacement Equity Interests shall be no less favorable in any material respect to the Borrower or the Lenders than the Equity Interests being so purchased, redeemed or otherwise acquired;

(e) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, declare and pay cash dividends on its preferred stock in an aggregate amount not to exceed $50.0 million from and after the Closing Date;

(f) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, purchase its common stock on the open market for contribution to the Unisys Corporation Savings Plan Trust and the Unisys Puerto Rico, Inc. Cash or Deferred Arrangement Profit Sharing Trust (or any successor thereof) to the extent necessary to satisfy the Borrower’s matching contribution obligations under the Benefit Plans;

(g) so long as the Specified Conditions are satisfied, repurchase, redeem or otherwise acquire or retire for value any Equity Interests of the Borrower held by any current or former officer, director, employee or consultant of the Borrower or any of its Subsidiaries (or any permitted transferees of such Persons) pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement, or other management or employee benefit plan or similar agreement;

(h) effect a repurchase of Equity Interests deemed to occur upon the exercise of stock options or warrants to the extent such Equity Interests represent a portion of the exercise price of those stock options or warrants, in any case, so long as no cash or Cash Equivalents are paid by the Borrower in connection with such repurchase;

(i) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, pay the Special Dividends prior to December 31, 2011 pursuant to the Registration Rights Agreement as in effect as of the date hereof and without giving effect to any changes thereto, in an amount not to exceed $2.0 million;

(j) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, make cash payments in lieu of the issuance of fractional shares in an aggregate amount not to exceed $10.0 million since the Closing Date;

(k) so long as the Specified Conditions are satisfied, repurchase, redeem or otherwise acquire or retire for value any Equity Interests of the Borrower; or

(l) so long as the Specified Conditions are satisfied, make any other Restricted Payments in the aggregate amount not to exceed $5.0 million in any Fiscal Year;

provided, in each case, that nothing contained in the foregoing provisions of this Section 5.9 shall prevent the payment of any dividend within 60 days after the date of its declaration in writing, if at the date of such declaration, such payment would not have violated this Section 5.9.

5.10 Change in Business. The Borrower shall not make or permit any of its Subsidiaries to make, any material change in the nature of the business of the Borrower and its Subsidiaries, taken as a whole, as carried on at the date hereof.

5.11 [RESERVED].

5.12 Changes in Accounting, Name or Jurisdiction of Organization. The Borrower shall not change its Fiscal Year or method for determining Fiscal Quarters. No Credit Party shall change its name as it appears in official filings in its jurisdiction of organization or change its jurisdiction of organization without at least twenty (20) days’ prior written notice to Agent and the acknowledgement of Agent that all actions reasonably required by Agent, including those to continue the perfection of its Liens, have been completed.

5.13 Amendments to Note Documents.

(a) No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries, to, amend, supplement, waive or otherwise modify any provision of the 2012 Notes Indenture, the 2014 Notes Indenture, the 2015 Notes Indenture, the 2016 Notes Indenture, the Collateral Trust Agreement or any other Contractual Obligation governing Non-ABL Priority Debt in a manner which would reasonably be expected to have a Material Adverse Effect or if the effect of such change or amendment is to: (A) increase the stated interest rate on such Indebtedness; (B) shorten the stated dates upon which payments of principal or interest are due on such Indebtedness; (C) change the subordination provisions (if any) thereof (or the subordination terms of any guaranty thereof) in any manner materially adverse to the interests of the Agent or the Lenders; or (D) change or amend any other terms if such changes or amendments would materially increase the obligations of the Credit Parties or confer additional material rights on the holder of such Indebtedness in a manner which, taken as a whole, is materially adverse to the Credit Parties, Agent or Lenders.

5.14 No Negative Pledges. Except pursuant to the Loan Documents, the 2012 Note Indenture, the 2014 Notes Indenture, the 2015 Notes Indenture, the 2016 Notes Indenture, and the Collateral Trust Agreement (or any indenture or agreement pursuant to which the Existing Notes are then outstanding or any permitted refinancing thereof), no Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, directly or indirectly, (i) create or otherwise cause or suffer to exist or become effective any Contractual Obligation that limits the ability of any Credit Party or a Subsidiary to pay to the Credit Parties or any Subsidiary of a Credit Party dividends or make any other distribution to the Credit Parties or any Subsidiary of any Credit Party on any of such Credit Party’s or Subsidiary’s Stock or Stock Equivalents or (ii) enter into, assume or become subject to any Contractual Obligation prohibiting or otherwise restricting the existence of any Lien upon any assets of a Credit Party in favor of Agent, whether now owned or hereafter acquired; provided that the foregoing clauses (i) and (ii) shall not apply to Contractual Obligations which (A) (x) exist on the date hereof or (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement relating to Indebtedness, are set forth in any agreement evidencing any permitted renewal, extension or refinancing of such Indebtedness so long as such renewal, extension or refinancing does not expand the scope of such Contractual Obligation in any material respect, (B) are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary of the Borrower, so long as such Contractual Obligations were not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower, (C) are binding on a Foreign Subsidiary and relate to Indebtedness of a Foreign Subsidiary of the Borrower which is permitted hereunder, (D) arise in connection with any disposition permitted by Section 5.2 (so long as the applicable restriction applies solely to the assets the subject of such disposition), (E) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures otherwise permitted under this Agreement, (F) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 5.5(a)(4) but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness, (G) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (H) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Subsidiary, (I) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business, and (J) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business.

5.15 Prepayments of Other Indebtedness. No Credit Party shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, other than:

(a) the Obligations;

(b) any voluntary prepayment, redemption, purchase, defeasement or satisfaction of any Indebtedness so long as, at the time of, and after giving effect to, the Specified Conditions are satisfied; or

(c) prepayment of intercompany Indebtedness owing by:

(i) any Person to any Credit Party;

(ii) any Person that is not a Credit Party to another Person that is not a Credit Party; and

(iii) any Person that is a Credit Party to another Subsidiary that is a not a Credit Party, so long as, if such prepayment is made with Property that constitutes Collateral before such prepayment, no Default or Event of Default is continuing as of such prepayment.

5.16 Chattel Paper. To the extent not delivered to the Agent in accordance with the terms hereof or any other Collateral Document, no Credit Party shall deliver any original tangible chattel paper constituting ABL Collateral of the Credit Parties to any Person other than Agent.

ARTICLE VI.

FINANCIAL COVENANTS

Each Credit Party covenants and agrees that, so long as any Lender shall have any Revolving Loan Commitment hereunder, or any Letter of Credit shall remain outstanding, or any Loan or other Obligation which is accrued and payable shall remain unpaid or unsatisfied:

6.1 Leverage Ratio. If the sum of (a) Excess Availability and (b) Unrestricted Cash on Hand is less than $130.0 million, in each case, as of the last day of any Fiscal Quarter, the Credit Parties shall not permit the Leverage Ratio for the twelve fiscal month period on the last day of any such Fiscal Quarter to be greater than 1.0 to 1.0:

“Leverage Ratio” shall be calculated in the manner set forth in Exhibit 4.2(b).

6.2 Fixed Charge Coverage Ratio. The Credit Parties shall not permit the Fixed Charge Coverage Ratio for the twelve fiscal month period ending on the last day of any Fiscal Quarter to be less than 1.05 to 1.00.

“Fixed Charge Coverage Ratio” shall be calculated in the manner set forth in Exhibit 4.2(b).

ARTICLE VII.

EVENTS OF DEFAULT

7.1 Events of Default. Any of the following shall constitute an “Event of Default”:

(a) Non-Payment. Any Credit Party fails (i) to pay when and as required to be paid herein, any amount of principal of any Loan or (ii) to pay within three (3) Business Days after the same shall become due, any amount of interest on any Loan, including after maturity of the Loans, or to pay any L/C Reimbursement Obligation or any fee or any other amount payable hereunder or pursuant to any other Loan Document;

(b) Representation or Warranty. Any representation, warranty or certification by or on behalf of any Credit Party or any of its Subsidiaries made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by any such Person, or their respective Responsible Officers, furnished at any time under this Agreement, or in or under any other Loan Document, shall prove to have been incorrect in any material respect (without duplication of other materiality qualifiers contained therein) on or as of the date made or deemed made;

(c) Specific Defaults. Any Credit Party fails to perform or observe any term, covenant or agreement contained in any of subsection 4.2(b), 4.2(d), 4.3(a) or 9.10(d), Section 4.1, 4.8, 4.9(b), 4.10 or 4.11 or Article V or VI;

(d) Other Defaults. Any Credit Party or Subsidiary of any Credit Party fails to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of thirty (30) days (or, in the case of the failure to perform or observe any term, covenant or agreement contained in Section 4.6, fifteen (15) days) after the earlier to occur of (i) the date upon which a Responsible Officer of any Credit Party becomes aware of such default and (ii) the date upon which written notice thereof is given to the Borrower by Agent or Required Lenders;

(e) Cross Default. Any Credit Party or any Subsidiary of any Credit Party (i) fails to make any payment in respect of any Indebtedness (other than the Obligations) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $50.0 million when due (whether by stated maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure; (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity (without regard to any subordination terms with respect thereto), provided that this clause (e)(ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the Property or assets securing such Indebtedness, if (x) such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness and (y) all required repayments or prepayments (if any) required under the terms of the agreements governing such Indebtedness arising because of such voluntary sale or transfer are paid in accordance with the terms of such agreements or (iii) any “Event of Default” shall occur under the 2012 Notes Indenture, the 2014 Notes Indenture, the 2015 Notes Indenture or the 2016

Notes Indenture (or the equivalent of any “Event of Default” shall occur under the definitive documents evidencing any Permitted Refinancing of the Existing Notes) and such applicable “Event of Default” shall not have been annulled, waived or rescinded in accordance with the terms of such documents;

(f) Insolvency; Voluntary Proceedings. The Borrower ceases or fails, or the Credit Parties and their Subsidiaries on a consolidated basis, cease or fail, to be Solvent, or any Credit Party or any Material Subsidiary: (i) generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) commences any Insolvency Proceeding with respect to itself; or (iii) takes any corporate, limited liability company or limited partnership action to effectuate or authorize any of the foregoing;

(g) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against any Credit Party or any Material Subsidiary of any Credit Party, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial portion of any such Person’s Properties and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within sixty (60) days after commencement, filing or levy; (ii) any Credit Party or a Material Subsidiary of any Credit Party admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) any Credit Party or any Material Subsidiary of any Credit Party acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its Property or business;

(h) Monetary Judgments. One or more judgments, non-interlocutory orders, decrees or arbitration awards shall be entered against any one or more of the Credit Parties or any of their Subsidiaries involving in the aggregate a liability of $50.0 million or more (excluding amounts covered by insurance to the extent the relevant independent third party insurer has not denied coverage therefor), and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of (i) thirty (30) days after the entry thereof, in the case of any judgments, non-interlocutory orders, decrees or arbitration awards entered into in the United States and (ii) in all other cases sixty (60) days after the entry thereof; provided, however, in the case of either clause (i) or (ii), if such judgment, order, decree or award by its terms provides for a later date of payment, there shall be no Event of Default, unless the same shall not be paid in accordance with its terms);

(i) Collateral. The occurrence of any of the following:

(i) any material provision of any Loan Document shall for any reason cease to be valid and binding on or enforceable against any Credit Party or any Subsidiary of any Credit Party thereto (other than in accordance with the terms hereof and thereof) or any Credit Party or any Subsidiary of any Credit Party shall so state in writing or bring an action to limit its obligations or liabilities thereunder;

(ii) any Collateral Document shall for any reason cease to create a valid security interest in the ABL Collateral purported to be covered thereby or such security interest shall for any reason cease to be a perfected and first priority security interest subject only to Permitted Liens; or

(iii) except as permitted by this Agreement, any Lien purported to be granted under any Loan Document on any Collateral that is not ABL Collateral, individually or in the aggregate, having a Fair Market Value in excess of $50.0 million ceases to be a valid and perfected Lien, having the priority contemplated by the Loan Documents, subject only to the Permitted Liens;

(j) Change of Control. Any Change of Control shall occur;

(k) Invalidity of Intercreditor Agreement. If any Non-ABL Priority Lien Debt is outstanding, the provisions of the Intercreditor Agreement shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or the Borrower, any Subsidiary of the Borrower or the Collateral Trustee shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations, for any reason shall not have the priority contemplated by this Agreement or the Intercreditor Agreement; or

(l) Conditions Subsequent. Any Credit Party shall fail to fulfill, on or before the date applicable thereto (as such dates may be extended by the Agent in its sole discretion), any of conditions subsequent set forth on Schedule 7.1(l).

7.2 Remedies. Upon the occurrence and during the continuance of any Event of Default, Agent may, and shall at the request of the Required Lenders:

(a) declare all or any portion of the Revolving Loan Commitment of each Lender to make Loans or of the L/C Issuer to issue Letters of Credit to be suspended or terminated, whereupon such Revolving Loan Commitments shall forthwith be suspended or terminated;

(b) declare all or any portion of the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Credit Party; and/or

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in subsection 7.1(f) or 7.1(g) above (and in the case of clause (i) of subsection 7.1(g) upon the expiration of the sixty (60) day period mentioned therein), the obligation of each Lender to make Loans and the obligation of the L/C Issuer to issue Letters of Credit shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of Agent, any Lender or the L/C Issuer.

7.3 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

7.4 Cash Collateral for Letters of Credit. If an Event of Default has occurred and is continuing, this Agreement (or the Revolving Loan Commitment) shall be terminated for any reason or if otherwise required by the terms hereof, Agent may, and upon request of Required Lenders, shall, demand (which demand shall be deemed to have been delivered automatically upon any acceleration of the Loans and other obligations hereunder pursuant to Section 7.2), and the Borrower shall thereupon deliver to Agent, to be held for the benefit of the L/C Issuer, Agent and the Lenders entitled thereto, an amount of cash equal to 105% of the amount of L/C Reimbursement Obligations as additional collateral security for Obligations. The Agent may at any time apply any or all of such cash and cash collateral to the payment of any or all of the Credit Parties’ Obligations. The remaining balance of the cash collateral will be returned to the Borrower when all Letters of Credit have been terminated or discharged, all Revolving Loan Commitments have been terminated and all Obligations have been paid in full in cash.

ARTICLE VIII.

THE AGENT

8.1 Appointment and Duties.

(a) Appointment of Agent. Each Lender and each L/C Issuer hereby appoints GE Capital (together with any successor Agent pursuant to Section 8.9) as Agent hereunder and authorizes Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Credit Party, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Agent under such Loan Documents and (iii) exercise such powers as are incidental thereto.

(b) Duties as Collateral and Disbursing Agent. Without limiting the generality of clause (a) above, Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders and L/C Issuers), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders and the L/C Issuers with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in subsection 7.1(g) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in subsection 7.1(f) or (g) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Person), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to Agent and the other Secured Parties with respect to the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that Agent hereby appoints, authorizes and directs each Lender and L/C Issuer to act as collateral sub-agent for Agent, the Lenders and the L/C Issuers for purposes of the perfection of Liens with respect to any deposit account maintained by a Credit Party with, and cash and Cash Equivalents held by, such Lender or L/C Issuer, and may further authorize and direct the Lenders and the L/C Issuers to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to Agent, and each Lender and L/C Issuer hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

(c) Limited Duties. Under the Loan Documents, Agent (i) is acting solely on behalf of the Secured Parties (except to the limited extent provided in subsection 1.4(b) with respect to the Register), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Agent”, the terms “agent”, “Agent” and “collateral agent” and similar terms in any Loan Document to refer to Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender, L/C Issuer or any other Person and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Secured Party, by accepting the benefits of the Loan Documents, hereby waives and agrees not to assert any claim against Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.

8.2 Binding Effect. Each Secured Party, by accepting the benefits of the Loan Documents, agrees that (i) any action taken by Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by Agent in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are incidental thereto, shall be authorized and binding upon all of the Secured Parties.

8.3 Use of Discretion.

(a) Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided, that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or applicable Requirement of Law; and

(b) Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party or its Affiliates that is communicated to or obtained by Agent or any of its Affiliates in any capacity.

(c) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Agent in accordance with the Loan Documents for the benefit of all the Lenders and the L/C Issuer; provided that the foregoing shall not prohibit (i) the Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (ii) each of the L/C Issuer and the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (iii) any Lender from exercising setoff rights in accordance with Section 9.11 or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any bankruptcy or other debtor relief law; and provided further that if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then (A) the Required Lenders shall have the rights otherwise ascribed to the Agent pursuant to Section 7.2 and (B) in addition to the matters set forth in clauses (ii), (iii) and (iv) of the preceding proviso and subject to Section 9.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

8.4 Delegation of Rights and Duties. Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party). Any such Person shall benefit from this Article VIII to the extent provided by Agent.

8.5 Reliance and Liability.

(a) Agent may, without incurring any liability hereunder, (i) treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 9.9, (ii) rely on the Register to the extent set forth in Section 1.4, (iii) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Credit Party) and (iv) rely and act upon any document and information (including those transmitted by Electronic Transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(b) None of Agent and its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Secured Party, the Borrower and each other Credit Party hereby waive and shall not assert (and the Borrower shall cause each other Credit Party to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, Agent:

(i) shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of Agent, when acting on behalf of Agent);

(ii) shall not be responsible to any Lender, L/C Issuer or other Person for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;

(iii) makes no warranty or representation, and shall not be responsible, to any Lender, L/C Issuer or other Person for any statement, document, information, representation or warranty made or furnished by or on behalf of any Credit Party or any Related Person of any Credit Party in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to any Credit Party, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by Agent in connection with the Loan Documents; and

(iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Credit Party or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from the Borrower, any Lender or L/C Issuer describing such Default or Event of Default clearly labeled “notice of default” (in which case Agent shall promptly give notice of such receipt to all Lenders);

and, for each of the items set forth in clauses (i) through (iv) above, each Lender, L/C Issuer and the Borrower hereby waive and agree not to assert (and the Borrower shall cause each other Credit Party to waive and agree not to assert) any right, claim or cause of action it might have against Agent based thereon.

(c) Each Lender and L/C Issuer (i) acknowledges that it has performed and will continue to perform its own diligence and has made and will continue to make its own independent investigation of the operations, financial conditions and affairs of the Credit Parties and (ii) agrees that is shall not rely on any audit or other report provided by Agent or its Related Persons (an “Agent Report”). Each Lender and L/C Issuer further acknowledges that any Agent Report (i) is provided to the Lenders and L/C Issuers solely as a courtesy, without consideration, and based upon the understanding that such Lender or L/C Issuer will not rely on such Agent Report, (ii) was prepared by Agent or its Related Persons based upon information provided by the Credit Parties solely for Agent’s own internal use, (iii) may not be complete and may not reflect all information and findings obtained by Agent or its Related Persons regarding the operations and condition of the Credit Parties. Neither Agent nor any of its Related Persons makes any representations or warranties of any kind with respect to (i) any existing or proposed financing, (ii) the accuracy or completeness of the information contained in any Agent Report or in any related documentation, (iii) the scope or adequacy of Agent’s and its Related Persons’ due diligence, or the presence or absence of any errors or omissions contained in any Agent Report or in any related documentation, and (iv) any work performed by Agent or Agent’s Related Persons in connection with or using any Agent Report or any related documentation.

(d) Neither Agent nor any of its Related Persons shall have any duties or obligations in connection with or as a result of any Lender or L/C Issuer receiving a copy of any Agent Report. Without limiting the generality of the forgoing, neither Agent nor any of its Related Persons shall have any responsibility for the accuracy or completeness of any Agent Report, or the appropriateness of any Agent Report for any Lender’s or L/C Issuer’s purposes, and shall have no duty or responsibility to correct or update any Agent Report or disclose to any Lender or L/C Issuer any other information not embodied in any Agent Report, including any supplemental information obtained after the date of any Agent Report. Each Lender and L/C Issuer releases, and agrees that it will not assert, any claim against Agent or its Related Persons that in any way relates to any Agent Report or arises out of any Lender or L/C Issuer having access to any Agent Report or any discussion of its contents, and agrees to indemnify and hold harmless Agent and its Related Persons from all claims, liabilities and expenses relating to a breach by any Lender or L/C Issuer arising out of such Lender’s or L/C Issuer’s access to any Agent Report or any discussion of its contents.

8.6 Agent Individually. Agent and its Affiliates may make loans and other extensions of credit to, acquire Equity Interests of, engage in any kind of business with, any Credit Party or Affiliate thereof as though it were not acting as Agent and may receive separate fees and other payments therefor. To the extent Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Revolving Lender”, “Required Lender” and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, Agent or such Affiliate, as the case may be, in its individual capacity as Lender, Revolving Lender or as one of the Required Lenders, respectively.

8.7 Lender Credit Decision.

(a) Each Lender and each L/C Issuer acknowledges that it shall, independently and without reliance upon Agent, any Lender or L/C Issuer or any of their Related Persons or upon any document (including any offering and disclosure materials in connection with the syndication of this facility) solely or in part because such document was transmitted by Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of each Credit Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate. Except for documents expressly required by any Loan Document to be transmitted by Agent to the Lenders or L/C Issuers, Agent shall not have any duty or responsibility to provide any Lender or L/C Issuer with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Credit Party or any Affiliate of any Credit Party that may come in to the possession of Agent or any of its Related Persons.

(b) If any Lender or L/C Issuer has elected to abstain from receiving MNPI concerning the Credit Parties or their Affiliates, such Lender or L/C Issuer acknowledges that, notwithstanding such election, Agent and/or the Credit Parties will, from time to time, make available syndicate-information (which may contain MNPI) as required by the terms of, or in the course of administering the Loans and Letters of Credit to the credit contact(s) identified for receipt of such information on the Lender’s administrative questionnaire who are able to receive and use all syndicate-level information (which may contain MNPI) in accordance with such Lender’s compliance policies and contractual obligations and applicable law, including federal and state securities laws; provided, that if such contact is not so identified in such questionnaire, the relevant Lender or L/C Issuer hereby agrees to promptly (and in any event within one (1) Business Day) provide such a contact to Agent and the Credit Parties upon request therefor by Agent or the Credit Parties. Notwithstanding such Lender’s or L/C Issuer’s election to abstain from receiving MNPI, such Lender or L/C Issuer acknowledges that if such Lender or L/C Issuer chooses to communicate with Agent, it assumes the risk of receiving MNPI concerning the Credit Parties or their Affiliates.

8.8 Expenses; Indemnities; Withholding.

(a) Each Lender agrees to reimburse Agent and each of its Related Persons (to the extent not reimbursed by any Credit Party) promptly upon demand, severally and ratably, for any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Credit Party) that may be incurred by Agent or any of its Related Persons in connection with the preparation, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Loan Document.

(b) Each Lender further agrees to indemnify Agent and each of its Related Persons (to the extent not reimbursed by any Credit Party), severally and ratably, from and against Liabilities (including, to the extent not indemnified pursuant to Section 8.8(c), taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to or for the account of any Lender) that may be imposed on, incurred by or asserted against Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document, any Related Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by Agent or any of its Related Persons under or with respect to any of the foregoing; provided, however, that no Lender shall be liable to Agent or any of its Related Persons to the extent such liability has resulted primarily from the gross negligence or willful misconduct of Agent or, as the case may be, such Related Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

(c) To the extent required by any applicable law, Agent may withhold from any payment to any Lender under a Loan Document an amount equal to any applicable withholding tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate certification form was not delivered, was not properly executed, or fails to establish an exemption from, or reduction of, withholding tax with respect to a particular type of payment, or because such Lender failed to notify Agent or any other Person of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), or Agent reasonably determines that it was required to withhold taxes from a prior payment but failed to do so, such Lender shall promptly indemnify Agent fully for all amounts paid, directly or indirectly, by such Agent as tax or otherwise, including penalties and interest, and together with all expenses incurred by Agent, including legal expenses, allocated internal costs and out-of-pocket expenses. Agent may offset against any payment to any Lender under a Loan Document, any applicable withholding tax that was required to be withheld from any prior payment to such Lender but which was not so withheld, as well as any other amounts for which Agent is entitled to indemnification from such Lender under this Section 8.8(c).

8.9 Resignation of Agent or L/C Issuer.

(a) Agent may resign at any time by delivering notice of such resignation to the Lenders and the Borrower, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective in accordance with the terms of this Section 8.9. If Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Agent. If, within 30 days after the retiring Agent having given notice of resignation, no successor Agent has been appointed by the Required Lenders that has accepted such appointment, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent from among the Lenders. Each appointment under this clause (a) shall be subject to the prior consent of the Borrower, which may not be unreasonably withheld but shall not be required during the continuance of an Event of Default.

(b) Effective immediately upon its resignation, (i) the retiring Agent shall be discharged from its duties and obligations under the Loan Documents, (ii) the Lenders shall assume and perform all of the duties of Agent until a successor Agent shall have accepted a valid appointment hereunder, (iii) the retiring Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Agent was, or because such Agent had been, validly acting as Agent under the Loan Documents and (iv) subject to its rights under Section 8.3, the retiring Agent shall take such action as may be reasonably necessary to assign to the successor Agent its rights as Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as Agent, a successor Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Agent under the Loan Documents.

8.10 Release of Collateral or Guarantors. Each Lender and L/C Issuer hereby (and each other Secured Party, by acceptance of the benefits conferred upon it by the Loan Documents) consents to the release and hereby directs Agent, and Agent hereby agrees upon request of the Borrower delivered in accordance with the paragraph below, to release (or, in the case of clause (b)(ii) below, release or subordinate) the following:

(a) any Subsidiary of the Borrower from its guaranty of any Obligation if all of the Equity Interests of such Subsidiary owned by any Credit Party are sold or transferred in a transaction permitted under the Loan Documents (including pursuant to a waiver or consent); and

(b) any Lien held by Agent for the benefit of the Secured Parties against (i) any Collateral that is sold, transferred, conveyed or otherwise disposed of by a Credit Party in a transaction permitted by the Loan Documents (including pursuant to a waiver or consent), (ii) any property subject to a Lien permitted hereunder in reliance upon subsection 5.1(d), (e), (g), (m) (so long as the Agent does not share a Lien on the Property that secures the Indebtedness that is replaced or refinanced with the related Permitted Refinancing Indebtedness), (z) (so long as the Borrower represents and warrants in writing to the Agent at the time of any such release that no Default or Event of Default is continuing) and (aa) and

(iii) all of the Collateral and all Credit Parties, upon (A) termination of the Revolving Loan Commitments, (B) payment and satisfaction in full of all Loans, all L/C Reimbursement Obligations, and all other Obligations under the Loan Documents or arising under Secured Rate Contracts or Bank Product Agreements, in any case, that Agent has theretofore been notified in writing by the holder of such Obligation are then due and payable, (C) deposit with the applicable L/C Issuer of cash collateral in an amount equal to 105% of all outstanding Letter of Credit Obligations with respect to Letters of Credit issued by such L/C Issuer, on terms and conditions satisfactory to such L/C Issuer, (D) deposit of cash collateral with respect to all other contingent Obligations (or, as an alternative to cash collateral in the case of any Letter of Credit Obligation, receipt by Agent of a back-up letter of credit), in amounts and on terms and conditions and with parties satisfactory to Agent and each Indemnitee that is, or may be, owed such Obligations (excluding contingent Obligations as to which no claim has been asserted) and (E) to the extent requested by Agent, receipt by Agent and the Secured Parties of liability releases from the Credit Parties each in form and substance acceptable to Agent.

Each Lender and L/C Issuer hereby directs Agent, and Agent hereby agrees, upon receipt of at least five (5) Business Days’ advance notice from the Borrower, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guaranties and Liens when and as directed in this Section 8.10.

8.11 Additional Secured Parties. The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender or L/C Issuer party hereto as long as, by accepting such benefits, such Secured Party agrees, as among Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by Agent, shall confirm such agreement in a writing in form and substance acceptable to Agent) this Article VIII and Sections 9.3, 9.9, 9.10, 9.11, 9.17, 9.24 and 10.1 (and, solely with respect to L/C Issuers, subsection 1.1(b)) and the decisions and actions of Agent and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders or other parties hereto as required herein) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by Section 8.8 only to the extent of Liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of pro rata share or similar concept, (b) each of Agent, the Lenders and the L/C Issuers party hereto shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (c) except as otherwise set forth herein, such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

8.12 Syndication Agent and Documentation Agent. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Documentation Agent and Syndication Agent shall not have any duties or responsibilities, nor shall the Documentation Agent and Syndication Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Documentation Agent and Syndication Agent. At any time that any Lender serving (or whose Affiliate is serving) as Documentation Agent and/or Syndication Agent shall have transferred to any other Person (other than any Affiliates) all of its interests in the Loans, the L/C Reimbursement Obligations and the Revolving Loan Commitment, such Lender (or an Affiliate of such Lender acting as the Documentation Agent or Syndication Agent) shall be deemed to have concurrently resigned as Documentation Agent or Syndication Agent, as applicable.

ARTICLE IX.

MISCELLANEOUS

9.1 Amendments and Waivers.

(a) No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Credit Party therefrom, shall be effective unless the same shall be in writing and signed by Agent, the Required Lenders (or by Agent with the consent of the Required Lenders), and the Borrower, and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall:

(x) unless in writing and signed by the Agent, the Supermajority Lenders (or by the Agent with the consent of the Supermajority Lenders) and the Borrower, (i) amend or otherwise modify Section 1.12 or the definition of “Borrowing Base” (or any defined term used in such definition) to the extent that any such amendment or modification have the effect of making more credit available or (ii) waive of any failure to make a mandatory prepayment required pursuant to Section 1.8(b); and

(y) unless in writing and signed by all the Lenders directly affected thereby (or by Agent with the consent of all the Lenders directly affected thereby), in addition to Agent and the Required Lenders (or by Agent with the consent of the Required Lenders) and the Borrower, do any of the following:

(i) increase or extend the Revolving Loan Commitment of any Lender (or reinstate any Revolving Loan Commitment terminated pursuant to subsection 7.2(a));

(ii) postpone or delay any date fixed for, or reduce or waive, any scheduled installment of principal or any payment of interest, fees or other amounts (other than principal) due to the Lenders (or any of them) or L/C Issuer hereunder or under any other Loan Document (for the avoidance of doubt, mandatory prepayments pursuant to Section 1.8(b) may be postponed, delayed, reduced, waived or modified with the consent of Supermajority Lenders);

(iii) reduce the principal of, or the rate of interest specified herein or the amount of interest payable in cash specified herein on any Loan, or of any fees or other amounts payable hereunder or under any other Loan Document, including L/C Reimbursement Obligations;

(iv) amend or modify subsection 1.10(c);

(v) change the percentage of the Revolving Loan Commitments or of the aggregate unpaid principal amount of the Loans which shall be required for the Lenders or any of them to take any action hereunder;

(vi) amend this Section 9.1, the definition of Required Lenders, the definition of Supermajority Lenders or any provision providing for consent or other action by all Lenders; or

(vii) discharge any Credit Party from its respective payment Obligations under the Loan Documents, or release all or substantially all of the Collateral, except as otherwise may be provided in this Agreement or the other Loan Documents;

it being agreed that all Lenders shall be deemed to be directly affected by an amendment or waiver of the type described in the preceding clauses (v), (vi) and (vii).

(b) No amendment, waiver or consent shall, unless in writing and signed by Agent, the Swingline Lender or the L/C Issuer, as the case may be, in addition to the Required Lenders or all Lenders directly affected thereby, as the case may be (or by Agent with the consent of the Required Lenders or all the Lenders directly affected thereby, as the case may be), affect the rights or duties of Agent, the Swingline Lender or the L/C Issuer, as applicable, under this Agreement or any other Loan Document. No amendment, modification or waiver of this Agreement or any Loan Document altering the treatment of Obligations arising under Secured Rate Contracts resulting in such Obligations being junior in right of payment to Bank Product Obligations or resulting in Obligations owing to any Secured Swap Provider becoming unsecured (other than releases of Liens permitted in accordance with the terms hereof), in each case in a manner adverse to any Secured Swap Provider, shall be effective without the written consent of such Secured Swap Provider or, in the case of a Secured Rate Contract provided or arranged by GE Capital or an Affiliate of GE Capital, GE Capital.

(c) [RESERVED];

(d) Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” or a “Revolving Lender” (or be, or have its Loans and Revolving Loan Commitments, included in the determination of “Required Lenders” or “Lenders directly affected” pursuant to this Section 9.1) for any voting or consent rights under or with respect to any Loan Document, except that a Non-Funding Lender shall be treated as an “affected Lender” for purposes of Section 9.1(a)(y)(i), 9.1(a)(y)(ii) and 9.1(a)(y)(iii) solely with respect to an increase in (or an extension of) such Non-Funding Lender’s Revolving Loan Commitments, a postponement or extension of the date upon which any Loans are payable to such Non-Funding Lender (other than a waiver of failure to comply with Section 1.8(b) which may be waived or otherwise modified with the consent of the Supermajority Lenders and the Agent), a reduction of the principal amount owed to such Non-Funding Lender or, unless such Non-Funding Lender is treated the same as the other Lenders holding Loans of the same type, a reduction in the interest rates applicable to the Loans held by such Non-Funding Lender. Moreover, for the purposes of determining Required Lenders, the Loans and Revolving Loan Commitments held by Non-Funding Lenders shall be excluded from the total Loans and Revolving Loan Commitments outstanding.

(e) Notwithstanding anything to the contrary contained in this Section 9.1, (x) Borrower may amend Schedules 3.19 and 3.21 upon notice to Agent, (y) Agent may amend Schedule 1.1(a) to reflect Sales entered into pursuant to Section 9.9, and (z) Agent and Borrower may amend or modify this Agreement and any other Loan Document to (1) cure any ambiguity, omission, defect or inconsistency therein, or (2) grant a new Lien for the benefit of the Secured Parties, extend an existing Lien over additional property for the benefit of the Secured Parties or join additional Persons as Credit Party (it being understood that no other Person may join this Agreement as a “Borrower” without the consent of all Lenders).

9.2 Notices.

(a) Addresses. All notices and other communications required or expressly authorized to be made by this Agreement shall be given in writing, unless otherwise expressly specified herein, and (i) addressed to the address set forth on the applicable signature page hereto, (ii) solely for the use of any Credit Party delivering a notice or other communication to the Agent or the Lenders, posted to Intralinks® (to the extent such system is available and set up by or at the direction of Agent prior to posting) in an appropriate location by uploading such notice, demand, request, direction or other communication to www.intralinks.com, faxing it to 866-545-6600 with an appropriate bar-code fax coversheet or using such other means of posting to Intralinks® as may be available and reasonably acceptable to Agent prior to such posting, (iii) solely for the use of any Credit Party delivering a notice or other communication to the Agent or the Lenders, posted to any other E-System approved by or set up by or at the direction of Agent or (iv) addressed to such other address as shall be notified in writing (A) in the case of the Borrower, Agent and the Swingline Lender, to the other parties hereto and (B) in the case of all other parties, to the Borrower and Agent. Transmissions made by electronic mail or E-Fax to Agent shall be effective only (x) for notices where such transmission is specifically authorized by this Agreement, (y) if such transmission is delivered in compliance with procedures of Agent applicable at the time and previously communicated to Borrower, and (z) if receipt of such transmission is acknowledged by Agent.

(b) Effectiveness. All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one (1) Business Day after delivery to such courier service, (iii) if delivered by mail, three (3) Business Days after deposit in the mail, (iv) if delivered by facsimile (other than to post to an E-System pursuant to clause (a)(ii) or (a)(iii) above), upon sender’s receipt of confirmation of proper transmission, and (v) if delivered by posting to any E-System, on the later of the Business Day of such posting and the Business Day access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System; provided, however, that no communications to Agent pursuant to Article I shall be effective until received by Agent.

(c) Each Lender shall notify Agent in writing of any changes in the address to which notices to such Lender should be directed, of addresses of its Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as Agent shall reasonably request.

9.3 Electronic Transmissions.

(a) Authorization. Subject to the provisions of subsection 9.2(a), each of Agent, Lenders, each Credit Party and each of their Related Persons, is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein. Each Credit Party and each Secured Party hereto acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

(b) Signatures. Subject to the provisions of subsection 9.2(a)(i)(A), no posting to any E-System shall be denied legal effect merely because it is made electronically, (B) each E Signature on any such posting shall be deemed sufficient to satisfy any requirement for a “signature” and (C) each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, any applicable provision of any UCC, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which Agent, each Secured Party and each Credit Party may rely and assume the authenticity thereof, (iii) each such posting containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature on any such posting under the provisions of any applicable Requirement of Law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party’s or beneficiary’s right to contest whether any posting to any E-System or E-Signature has been altered after transmission.

(c) Separate Agreements. All uses of an E-System shall be governed by and subject to, in addition to Section 9.2 and this Section 9.3, the separate terms, conditions and privacy policy posted or referenced in such E-System (or such terms, conditions and privacy policy as may be updated from time to time, including on such E System) and related Contractual Obligations executed by Agent and Credit Parties in connection with the use of such E-System.

(d) LIMITATION OF LIABILITY. ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY E-SYSTEMS OR ELECTRONIC TRANSMISSION AND DISCLAIMS ALL LIABILITY FOR ERRORS OR OMISSIONS THEREIN. NO WARRANTY OF ANY KIND IS MADE BY AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS IN CONNECTION WITH ANY E SYSTEMS OR ELECTRONIC COMMUNICATION, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS. The Borrower, each other Credit Party executing this Agreement and each Secured Party agrees that Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

9.4 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No course of dealing between any Credit Party, any Affiliate of any Credit Party, Agent or any Lender shall be effective to amend, modify or discharge any provision of this Agreement or any of the other Loan Documents.

9.5 Costs and Expenses. Any action taken by any Credit Party under or with respect to any Loan Document, even if required under any Loan Document or at the request of Agent or Required Lenders, shall be at the expense of such Credit Party, and neither Agent nor any other Secured Party shall be required under any Loan Document to reimburse any Credit Party or any Subsidiary of any Credit Party therefor except as expressly provided therein. In addition, the Borrower agrees to pay or reimburse upon demand (a) Agent for all reasonable out-of-pocket costs and expenses incurred by it or any of its Related Persons, in connection with the investigation, development, preparation, negotiation, syndication, execution, interpretation or administration of, any modification of any term of or termination of, any Loan Document, any commitment or proposal letter therefor, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein, in each case including Attorney Costs of Agent, the cost of environmental audits, Collateral audits and appraisals, background checks and similar expenses, (b) Agent for all reasonable costs and expenses incurred by it or any of its Related Persons in connection with internal audit reviews, field examinations and Collateral examinations (which shall be reimbursed, in addition to the out-of-pocket costs and expenses of such examiners, at the per diem rate per individual charged by Agent for its examiners), (c) each of Agent, its Related Persons, and L/C Issuer for all costs and expenses incurred in connection with (i) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out”, (ii) the enforcement or preservation of any right or remedy under any Loan Document, any Obligation, with respect to the Collateral or any other related right or remedy or (iii) the commencement, defense, conduct of, intervention in, or the taking of any other action with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to any Credit Party, any Subsidiary of any Credit Party, Loan Document or Obligation (or the response to and preparation for any subpoena or request for document production relating thereto), including Attorney Costs and (d) Attorney Costs of one law firm on behalf of all Lenders (other than Agent) incurred in connection with any of the matters referred to in clause (c) above. Notwithstanding the foregoing, the Credit Parties’ obligations under this Section 9.5 in respect of Attorney Costs of the Agent shall be limited to (x) Attorney Costs of one law firm to the Agent and (y) Attorney Costs of one local counsel to the Agent in each relevant jurisdiction.

9.6 Indemnity.

(a) Each Credit Party agrees to indemnify, hold harmless and defend Agent, each Lender, each L/C Issuer (each, a “Primary Indemnitee”) and each of their respective Related Indemnified Persons (collectively, each such Person being an “Indemnitee”) from and against all Liabilities that may be imposed on, incurred by or asserted against any such Indemnitee in any matter relating to or arising out of, in connection with or as a result of (i) any Loan Document, any Obligation (or the repayment thereof), any Letter of Credit, the use or intended use of the proceeds of any Loan or the use of any Letter of Credit or any securities filing of, or with respect to, any Credit Party, (ii) any commitment letter, proposal letter or term sheet with any Person or any Contractual Obligation, arrangement or understanding with any broker, finder or consultant, in each case entered into by or on behalf of any Credit Party or any Affiliate of any of them in connection with any of the foregoing and any Contractual Obligation entered into in connection with any E-Systems or other Electronic Transmissions, (iii) any actual or prospective investigation, litigation or other proceeding, whether or not brought by any such Indemnitee, any holders of securities or creditors, whether or not any such Indemnitee, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Requirement of Law or theory thereof, including common law, equity, contract, tort or otherwise or (iv) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (collectively, the “Indemnified Matters”); provided, however, that no Credit Party shall have any liability under this Section 9.6 to any Indemnitee with respect to any Indemnified Matter, to the extent such liability has resulted from the gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. Notwithstanding the foregoing, the Credit Parties’ obligations under this Section 9.6 in respect of Attorney Costs of the Indemnitees shall be limited to: (x) Attorney Costs of one law firm which shall be selected by the Agent, (y) Attorney Costs of one local counsel which shall be selected by the Agent in each relevant jurisdiction and (z) solely in the case of a conflict of interest (which shall be deemed to exist if any Indemnitee declares that an actual or potential conflict of interest exists in its good faith determination based on advice from counsel), one additional counsel in each relevant jurisdiction to the affected Indemnitees similarly situated taken as a whole. Notwithstanding the foregoing, under no circumstances shall any party hereto or any of its respective Affiliates be liable for any punitive, exemplary, consequential or indirect damages that may be alleged to result in connection with, arising out of, or relating to, any Indemnified Matters, the Loan Documents, the use or proposed use of the proceeds of Loans or the Letters of Credit or any transaction related thereto.

(b) Without limiting the foregoing, “Indemnified Matters” includes all Environmental Liabilities, including those arising from, or otherwise involving, any property of any Credit Party or any actual, alleged or prospective damage to property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property or natural resource or any property on or contiguous to any Real Estate of any Credit Party or any Subsidiary of any Credit Party, whether or not, with respect to any such Environmental Liabilities, any Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor-in-interest to any Credit Party or any Subsidiary of any Credit Party or the owner, lessee or operator of any property of any Credit Party or any Subsidiary of any Credit Party through any foreclosure action, in each case except to the extent such Environmental Liabilities (i) are incurred solely following foreclosure by Agent or following Agent or any Lender having become the successor-in-interest to any Credit Party or any Subsidiary of any Credit Party and (ii) are attributable solely to acts of such Indemnitee.

9.7 Marshaling; Payments Set Aside. No Secured Party shall be under any obligation to marshal any property in favor of any Credit Party or any other Person or against or in payment of any Obligation. To the extent that any Secured Party receives a payment from the Borrower, from any other Credit Party, from the proceeds of the Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

9.8 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that any assignment by any Lender shall be subject to the provisions of Section 9.9, and provided further that no Credit Party may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Lender and any prohibited assignment by any Credit Party shall be absolutely void ab initio.

9.9 Assignments and Participations; Binding Effect.

(a) Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, the other Credit Parties signatory hereto and Agent and when Agent shall have been notified by each Lender that such Lender has executed it. Thereafter, it shall be binding upon and inure to the benefit of, but only to the benefit of, the Borrower, the other Credit Parties hereto (in each case except for Article VIII), Agent, each Lender and each L/C Issuer receiving the benefits of the Loan Documents and, to the extent provided in Section 8.11, each other Secured Party and, in each case, their respective successors and permitted assigns. Except as expressly provided in any Loan Document (including in Section 8.9), none of the Borrower, any other Credit Party, any L/C Issuer or Agent shall have the right to assign any rights or obligations hereunder or any interest herein.

(b) Right to Assign. Each Lender may sell, transfer, negotiate or assign (a “Sale”) all or a portion of its rights and obligations hereunder (including all or a portion of its Revolving Loan Commitments and its rights and obligations with respect to Loans and Letters of Credit) to (i) any existing Lender (other than a Non-Funding Lender or Impacted Lender), (ii) any Affiliate or Approved Fund of any existing Lender (other than a Non-Funding Lender or Impacted Lender) or (iii) any other Person acceptable (which acceptance shall not be unreasonably withheld or delayed) to Agent and, with respect to Sales of Revolving Loan Commitments, each L/C Issuer that is a Lender and, as long as no Event of Default is continuing, the Borrower (which acceptances shall be deemed to have been given unless an objection is delivered to Agent within five (5) Business Days after notice of a proposed sale is delivered to Borrower); provided, however, that (w) for each Loan, the aggregate outstanding principal amount (determined as of the effective date of the applicable Assignment) of the Loans, Revolving Loan Commitments and Letter of Credit Obligations subject to any such Sale shall be in a minimum amount of

$1.0 million, unless such Sale is made to an existing Lender or an Affiliate or Approved Fund of any existing Lender, is of the assignor’s (together with its Affiliates and Approved Funds) entire interest in such facility or is made with the prior consent of the Borrower (to the extent required) and Agent, (x) such Sales shall be effective only upon the acknowledgement in writing of such Sale by Agent, (y) interest accrued prior to and through the date of any such Sale may not be assigned, and (z) such Sales by Lenders who are Non-Funding Lenders due to clause (a) of the definition of Non-Funding Lender shall be subject to Agent’s prior written consent in all instances, unless in connection with such Sale, such Non-Funding Lender cures, or causes the cure of, its Non-Funding Lender status as contemplated in subsection 1.11(e)(v). Agent’s refusal to accept a Sale to a Credit Party, an Affiliate of a Credit Party, a holder of any Non-ABL Priority Lien Debt or to any Person that would be a Non-Funding Lender or an Impacted Lender, or the imposition of conditions or limitations (including limitations on voting) upon Sales to such Persons, shall not be deemed to be unreasonable.

(c) Procedure. The parties to each Sale made in reliance on clause (b) above (other than those described in clause (e) or (f) below) shall execute and deliver to Agent an Assignment via an electronic settlement system designated by Agent (or, if previously agreed with Agent, via a manual execution and delivery of the Assignment) evidencing such Sale, together with any existing Note subject to such Sale (or any affidavit of loss therefor acceptable to Agent), any tax forms required to be delivered pursuant to Section 10.1 and payment of an assignment fee in the amount of $3,500 to Agent, unless waived or reduced by Agent; provided, that (i) if a Sale by a Lender is made to an Affiliate or an Approved Fund of such assigning Lender, then no assignment fee shall be due in connection with such Sale, and (ii) if a Sale by a Lender is made to an assignee that is not an Affiliate or Approved Fund of such assignor Lender, and concurrently to one or more Affiliates or Approved Funds of such assignee, then only one assignment fee of $3,500 shall be due in connection with such Sale (unless waived or reduced by Agent). Upon receipt of all the foregoing, and conditioned upon such receipt and, if such Assignment is made in accordance with clause (iii) of subsection 9.9(b), upon Agent (and the Borrower, if applicable) consenting to such Assignment, from and after the effective date specified in such Assignment, Agent shall record or cause to be recorded in the Register the information contained in such Assignment.

(d) Effectiveness. Subject to the recording of an Assignment by Agent in the Register pursuant to subsection 1.4(b), (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment, shall have the rights and obligations of a Lender, (ii) any applicable Note shall be transferred to such assignee through such entry and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment, relinquish its rights (except for those surviving the termination of the Revolving Loan Commitments and the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto).

(e) Grant of Security Interests. In addition to the other rights provided in this Section 9.9, each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans and Letter of Credit Obligations), to (A) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board), without notice to Agent or (B) any holder of, or trustee for the benefit of the holders of, such Lender’s Indebtedness or equity securities, by notice to Agent; provided, however, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (b) above), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder.

(f) Participants and SPVs. In addition to the other rights provided in this Section 9.9, each Lender may, (x) with notice to Agent, grant to an SPV the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder (and the exercise of such option by such SPV and the making of Loans pursuant thereto shall satisfy the obligation of such Lender to make such Loans hereunder) and such SPV may assign to such Lender the right to receive payment with respect to any Loans and Letter of Credit Obligations and (y) without notice to or consent from Agent or the Borrower, sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Revolving Loans and Letters of Credit); provided, however, that, whether as a result of any term of any Loan Document or of such grant or participation, (i) no such SPV or participant shall have a commitment, or be deemed to have made an offer to commit, to make Loans hereunder, and, except as provided in the applicable option agreement, none shall be liable for any obligation of such Lender hereunder, (ii) such Lender’s rights and obligations, and the rights and obligations of the Credit Parties and the Secured Parties towards such Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Loans and Letter of Credit Obligations in the Register, except that (A) each such participant and SPV shall be entitled to the benefit of Article X, but, with respect to Section 10.1, only to the extent such participant or SPV delivers the tax forms such Lender is required to collect pursuant to subsection 10.1(f) and then only to the extent of any amount to which such Lender would be entitled in the absence of any such grant or participation and (B) each such SPV may receive other payments that would otherwise be made to such Lender with respect to Loans funded by such SPV to the extent provided in the applicable option agreement and set forth in a notice provided to Agent by such SPV and such Lender, provided, however, that in no case (including pursuant to clause (A) or (B) above) shall an SPV or participant have the right to enforce any of the terms of any Loan Document, and (iii) the consent of such SPV or participant shall not be required (either directly, as a restraint on such Lender’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Loans and Letter of Credit Obligations), except for those described in clauses (ii) and (iii) of subsection 9.1(a) with respect to amounts, or dates fixed for payment of amounts, to which such participant or SPV would otherwise be entitled and, in the case of participants, except for those described in clause (vi) of subsection 9.1(a). No party hereto shall institute (and the Borrower shall cause each other Credit Party not to institute) against any SPV grantee of an option pursuant to this clause (f) any bankruptcy, reorganization, insolvency, liquidation or similar proceeding, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper of such SPV; provided, however, that each Lender having designated an SPV as such agrees to indemnify each Indemnitee against any Liability that may be incurred by, or asserted against, such Indemnitee as a result of failing to institute such proceeding (including a failure to get reimbursed by such SPV for any such Liability). The agreement in the preceding sentence shall survive the termination of the Revolving Loan Commitments and the payment in full of the Obligations. In the event that a Lender sells participations in the Loans and Letter of Credit Obligations, such Lender, as a non-fiduciary agent of the Borrower, shall maintain (or cause to be maintained) a register on which it enters the name and address of each Participant in the Loans and Letter of Credit Obligations held by it (and the principal amount (and stated interest thereon) of the portion of such Loans and Letter of Credit Obligations that is subject to such participations) (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of the participation, notwithstanding notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Revolving Loan Commitments, Loans, Letters of Credit or its other obligations under any this Agreement) except to the extent that such disclosure is necessary to establish that such Revolving Loan Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

9.10 Non-Public Information; Confidentiality.

(a) Non-Public Information. Agent, each Lender and L/C Issuer acknowledges and agrees that it may receive material non-public information (“MNPI”) hereunder concerning the Credit Parties and their Affiliates and agrees to use such information in compliance with all relevant policies, procedures and applicable Requirements of Laws (including United States federal and state security laws and regulations).

(b) Confidential Information. Each Lender, L/C Issuer and Agent agrees to use all reasonable efforts to maintain, in accordance with its customary practices, the confidentiality of information regarding the Borrower and its subsidiaries obtained by it in connection with any Loan Document or the transactions contemplated thereby, including any documents, materials, or information ancillary to the Loan Documents and any reports, notices or other information contemplated thereby, in any case whether transmitted electronically by means of a website, e-mail, telephonically or otherwise, or made available orally or in writing, and any memoranda, notes and other documents and analyses developed by any Lender, L/C Issuer or Agent using any such information; except that such information may be disclosed (i) with the Borrower’s consent, (ii) to Related Persons of such Lender, L/C Issuer or Agent, as the case may be, or to any Person that any L/C Issuer causes to issue Letters of Credit hereunder, that are advised of the confidential nature of such information and agree or are obligated to keep such information confidential in accordance with the terms hereof, (iii) to the extent such information presently is or hereafter becomes (A) publicly available other than as a result of a breach of this Section 9.10 or (B) available to such Lender, L/C Issuer or Agent or any of their Related Persons, as the case may be, from a source (other than any Credit Party) not known by them to be subject to disclosure restrictions, (iv) to the extent disclosure is required by applicable Requirements of Law or other legal process or requested or demanded by any Governmental Authority, (v) to the extent such information (A) is set forth in this Agreement and (B) is necessary or customary for inclusion in league table measurements, (vi) to the extent required or requested by any regulatory authority having supervisory authority over such Person in the exercise of such supervisory authority (including any self-regulatory authority such as the National Association of Insurance Commissioners), (vii) to current or prospective assignees, SPVs (including the investors or prospective investors therein) or participants, direct or contractual counterparties to any Secured Rate Contracts, Bank Product Providers and to their respective Related Persons, in each case to the extent such assignees, investors, participants, counterparties or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 9.10 for the benefit of the Credit Parties (and such Person may disclose information to their respective Related Persons in accordance with clause (ii) above), (viii) to any other party hereto, and (ix) to the extent reasonably necessary in connection with the exercise or enforcement of any right or remedy under any Loan Document or in connection with any litigation or other proceeding to which such Lender, L/C Issuer or Agent or any of their Related Persons is a party or bound. Each Lender, L/C Issuer and Agent agrees to notify the Borrower as soon as practical upon learning of any disclosure required by applicable Requirements of Law, legal process or any Governmental Authority pursuant to subsection (iv) above, unless such notification is prohibited by applicable law or legal process, and will use its reasonable efforts, at the expense of the Borrower, to cooperate with the Borrower’s reasonable requests in the Borrower’s efforts to obtain a protective order or other appropriate assurances that the confidential nature of such information will be protected and preserved. Each Lender, L/C Issuer and Agent agrees to be responsible for any breach of this Section 9.10 that results from the actions or omission of its Related Persons (to the extent such Related Person received the information of the Borrower and its Subsidiaries from such Lender, L/C Issuer or Agent). In the event of any conflict between the terms of this Section 9.10 and those of any other Contractual Obligation entered into with any Credit Party (whether or not a Loan Document), the terms of this Section 9.10 shall govern.

(c) Tombstones. Each Credit Party consents to the publication by Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using any Credit Party’s name, product photographs, logo or trademark. Agent or such Lender shall provide a draft of any advertising material to Borrower for review and comment prior to the publication thereof.

(d) Press Release and Related Matters. No Credit Party shall permit any of its Affiliates to, issue any press release, tombstone or other similar written public disclosure using the name, logo or otherwise referring to GE Capital or of any of its Affiliates, the Loan Documents or any transaction contemplated therein to which Agent is party without the prior consent of GE Capital. For the avoidance of doubt, the preceding sentence shall not prohibit the disclosure of the name, logo or reference to GE Capital, any Affiliate of GE Capital, the Loan Documents or the transactions contemplated thereby in any of the following: (i) any document filed with any Governmental Authority or securities exchange relating to a public offering of securities of any Credit Party; (ii) any report or other material filed by any Credit Party in accordance with the Securities Exchange Act of 1934, as amended and (iii) any disclosures made in periodic investor presentations.

(e) Distribution of Materials to Lenders and L/C Issuers. The Credit Parties acknowledge and agree that the Loan Documents and all reports, notices, communications and other information or materials provided or delivered by, or on behalf of, the Credit Parties hereunder (collectively, the “Borrower Materials”) may be disseminated by, or on behalf of, Agent, and made available, to the Lenders and the L/C Issuers by posting such Borrower Materials on an E-System. The Credit Parties authorize Agent to download copies of their logos from its website and post copies thereof on an E-System.

(f) Material Non-Public Information. The Credit Parties hereby agree that if either they, any parent company or any Subsidiary of the Credit Parties has publicly traded equity or debt securities in the U.S., they shall (and shall cause such parent company or Subsidiary, as the case may be, to) (i) identify in writing, and (ii) to the extent reasonably practicable, clearly and conspicuously mark such Borrower Materials that contain only information that is publicly available or that is not material for purposes of U.S. federal and state securities laws as “PUBLIC”. The Credit Parties agree that by identifying such Borrower Materials as “PUBLIC” or publicly filing such Borrower Materials with the Securities and Exchange Commission, then Agent, the Lenders and the L/C Issuers shall be entitled to treat such Borrower Materials as not containing any MNPI for purposes of U.S. federal and state securities laws. The Credit Parties further represent, warrant, acknowledge and agree that the following documents and materials shall be deemed to be PUBLIC, whether or not so marked, and do not contain any MNPI: (A) the Loan Documents, including the schedules and exhibits attached thereto, and (B) administrative materials of a customary nature prepared by the Credit Parties or Agent (including, Notices of Borrowing, Notices of Conversion/Continuation, L/C Requests, Swingline requests and any similar requests or notices posted on or through an E-System). Before distribution of any Borrower Materials, the Credit Parties agree to execute and deliver to Agent a letter authorizing distribution of the evaluation materials to prospective Lenders and their employees willing to receive MNPI, and a separate letter authorizing distribution of evaluation materials that do not contain MNPI and represent that no MNPI is contained therein.

9.11 Set-off; Sharing of Payments.

(a) Right of Setoff. Each of Agent, each Lender, each L/C Issuer and each Affiliate (including each branch office thereof) of any of them is hereby authorized, without notice or demand (each of which is hereby waived by each Credit Party), at any time and from time to time after the occurrence and during the continuance of any Event of Default and to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other Indebtedness, claims or other obligations at any time owing by Agent, such Lender, such L/C Issuer or any of their respective Affiliates to or for the credit or the account of the Borrower or any other Credit Party against any Obligation of any Credit Party now or hereafter existing, whether or not any demand was made under any Loan Document with respect to such Obligation and even though such Obligation may be unmatured. No Lender or L/C Issuer shall exercise any such right of setoff without the prior consent of Agent or Required Lenders at any time prior to the date that all outstanding Loans become due and payable pursuant to Section 7.2. Each of Agent, each Lender and each L/C Issuer agrees promptly to notify the Borrower and Agent after any such setoff and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights under this Section 9.11 are in addition to any other rights and remedies (including other rights of setoff) that Agent, the Lenders, the L/C Issuer, their Affiliates and the other Secured Parties, may have.

(b) Sharing of Payments, Etc. If any Lender, directly or through an Affiliate or branch office thereof, obtains any payment of any Obligation of any Credit Party (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or “proceeds” (as defined under the applicable UCC) of Collateral) other than pursuant to Section 9.9 or Article X and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed by, Agent in accordance with the provisions of the Loan Documents, such Lender shall purchase for cash from other Lenders such participations in their Obligations as necessary for such Lender to share such excess payment with such Lenders to ensure such payment is applied as though it had been received by Agent and applied in accordance with this Agreement (or, if such application would then be at the discretion of the Borrower, applied to repay the Obligations in accordance herewith); provided, however, that (a) if such payment is rescinded or otherwise recovered from such Lender or L/C Issuer in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender or L/C Issuer without interest and (b) such Lender shall, to the fullest extent permitted by applicable Requirements of Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the applicable Credit Party in the amount of such participation. If a Non-Funding Lender receives any such payment as described in the previous sentence, such Lender shall turn over such payments to Agent in an amount that would satisfy the cash collateral requirements set forth in subsection 1.11(e).

9.12 Counterparts; Facsimile Signature. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.

9.13 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

9.14 Captions. The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

9.15 Independence of Provisions. The parties hereto acknowledge that this Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and that such limitations, tests and measurements are cumulative and must each be performed, except as expressly stated to the contrary in this Agreement.

9.16 Interpretation. This Agreement is the result of negotiations among and has been reviewed by counsel to Credit Parties, Agent, each Lender and other parties hereto, and is the product of all parties hereto. Accordingly, this Agreement and the other Loan Documents shall not be construed against the Lenders or Agent merely because of Agent’s or Lenders’ involvement in the preparation of such documents and agreements. Without limiting the generality of the foregoing, each of the parties hereto has had the advice of counsel with respect to Sections 9.18 and 9.19.

9.17 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Borrower, the Lenders, the L/C Issuers party hereto, Agent and, subject to the provisions of Section 8.11, each other Secured Party, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. Neither Agent nor any Lender shall have any obligation to any Person not a party to this Agreement or the other Loan Documents.

9.18 Governing Law and Jurisdiction.

(a) Governing Law. The laws of the State of New York (including Section 5-1401 of the General Obligations Laws but otherwise without regard to conflicts or choice of law principles) shall govern all matters arising out of, in connection with or relating to this Agreement, including, without limitation, its validity, interpretation, construction, performance and enforcement (including, without limitation, any claims sounding in contract or tort law arising out of the subject matter hereof and any determinations with respect to post-judgment interest).

(b) Submission to Jurisdiction. Any legal action or proceeding with respect to any Loan Document shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, the Borrower and each other Credit Party executing this Agreement hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts; provided that nothing in this Agreement shall limit the right of Agent to commence any proceeding in the federal or state courts of any other jurisdiction to the extent Agent determines that such action is necessary or appropriate to exercise its rights or remedies under the Loan Documents. The parties hereto (and, to the extent set forth in any other Loan Document, each other Credit Party) hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non-conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

(c) Service of Process. Each Credit Party hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable Requirements of Law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of the Borrower specified herein (and shall be effective when such mailing shall be effective, as provided therein). Each Credit Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(d) Non-Exclusive Jurisdiction. Nothing contained in this Section 9.18 shall affect the right of Agent or any Lender to serve process in any other manner permitted by applicable Requirements of Law or commence legal proceedings or otherwise proceed against any Credit Party in any other jurisdiction.

9.19 Waiver of Jury Trial. THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY AND THEREBY. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.

9.20 Entire Agreement; Release; Survival.

(a) THE LOAN DOCUMENTS EMBODY THE ENTIRE AGREEMENT OF THE PARTIES AND SUPERSEDE ALL PRIOR AGREEMENTS AND UNDERSTANDINGS RELATING TO THE SUBJECT MATTER THEREOF AND ANY PRIOR LETTER OF INTEREST, ENGAGEMENT LETTER, COMMITMENT LETTER, CONFIDENTIALITY AND SIMILAR AGREEMENTS INVOLVING ANY CREDIT PARTY AND ANY LENDER OR ANY L/C ISSUER OR ANY OF THEIR RESPECTIVE AFFILIATES RELATING TO A FINANCING OF SUBSTANTIALLY SIMILAR FORM, PURPOSE OR EFFECT. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THIS AGREEMENT AND ANY OTHER LOAN DOCUMENT, THE TERMS OF THIS AGREEMENT SHALL GOVERN (UNLESS OTHERWISE EXPRESSLY STATED IN SUCH OTHER LOAN DOCUMENT OR SUCH TERMS OF SUCH OTHER LOAN DOCUMENTS ARE NECESSARY TO COMPLY WITH APPLICABLE REQUIREMENTS OF LAW, IN WHICH CASE SUCH TERMS SHALL GOVERN TO THE EXTENT NECESSARY TO COMPLY THEREWITH).

(b) Execution of this Agreement by the Credit Parties constitutes a full, complete and irrevocable release of any and all claims which each Credit Party may have at law or in equity in respect of all prior discussions and understandings, oral or written, relating to the subject matter of this Agreement and the other Loan Documents. In no event shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). The Borrower and each other Credit Party signatory hereto hereby waive, release and agree (and shall cause each other Credit Party to waive, release and agree) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(c) (i) Any indemnification or other protection provided to any Indemnitee pursuant to this Section 9.20, Sections 9.5 (Costs and Expenses) and 9.6 (Indemnity) and Articles VIII (Agent) and X (Taxes, Yield Protection and Illegality) and (ii) the provisions of Section 8.1 of the Guaranty and Security Agreement, in each case, shall (x) survive the termination of the Revolving Loan Commitments and the payment in full of all other Obligations and (y) with respect to clause (i) above, inure to the benefit of any Person that at any time held a right thereunder (as an Indemnitee or otherwise) and, thereafter, its successors and permitted assigns.

9.21 Patriot Act. Each Lender that is subject to the Patriot Act hereby notifies the Credit Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the Patriot Act.

9.22 Replacement of Lender. Within forty-five days after: (i) receipt by the Borrower of written notice and demand from any Lender that is not Agent or an Affiliate of Agent (an “Affected Lender”) for payment of additional costs as provided in Sections 10.1, 10.3 and/or 10.6; or (ii) any failure by any Lender (other than Agent or an Affiliate of Agent) to consent to a requested amendment, waiver or modification to any Loan Document in which Required Lenders have already consented to such amendment, waiver or modification but the consent of each Lender (or each Lender directly affected thereby, as applicable) is required with respect thereto, the Borrower may, at its option, notify Agent and such Affected Lender (or such non-consenting Lender) of the Borrower’s intention to obtain, at the Borrower’s expense, a replacement Lender (“Replacement Lender”) for such Affected Lender (or such non-consenting Lender), which Replacement Lender shall be reasonably satisfactory to Agent. In the event the Borrower obtains a Replacement Lender within forty-five (45) days following notice of its intention to do so, the Affected Lender (or such non-consenting Lender) shall sell and assign its Loans and Revolving Loan Commitments to such Replacement Lender, at par, provided that the Borrower has reimbursed such Affected Lender for its increased costs for which it is entitled to reimbursement under this Agreement through the date of such sale and assignment. In the event that a replaced Lender does not execute an Assignment pursuant to Section 9.9 within five (5) Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 9.22 and presentation to such replaced Lender of an Assignment evidencing an assignment pursuant to this Section 9.22, the Borrower shall be entitled (but not obligated) to execute such an Assignment on behalf of such replaced Lender, and any such Assignment so executed by the Borrower, the Replacement Lender and Agent, shall be effective for purposes of this Section 9.22 and Section 9.9. Notwithstanding the foregoing, with respect to a Lender that is a Non-Funding Lender or an Impacted Lender, Agent may, but shall not be obligated to, obtain a Replacement Lender and execute an Assignment on behalf of such Non-Funding Lender or Impacted Lender at any time with three (3) Business Days’ prior notice to such Lender (unless notice is not practicable under the circumstances) and cause such Lender’s Loans, Letter of Credit Obligations and Revolving Loan Commitments to be sold and assigned, in whole or in part, at par. Upon any such assignment and payment and compliance with the other provisions of Section 9.9, such replaced Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such replaced Lender to indemnification hereunder shall survive.

9.23 Joint and Several. The obligations of the Credit Parties hereunder and under the other Loan Documents are joint and several. Without limiting the generality of the foregoing, reference is hereby made to Article II of the Guaranty and Security Agreement, to which the obligations of Borrower and the other Credit Parties are subject.

9.24 Creditor-Debtor Relationship. The relationship between Agent, each Lender and the L/C Issuer, on the one hand, and the Credit Parties, on the other hand, is solely that of creditor and debtor. No Secured Party has any fiduciary relationship or duty to any Credit Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Secured Parties and the Credit Parties by virtue of, any Loan Document or any transaction contemplated therein.

9.25 Actions in Concert. Notwithstanding anything contained herein to the contrary, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights against any Credit Party arising out of this Agreement or any other Loan Document (including exercising any rights of setoff) without first obtaining the prior written consent of Agent or Required Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the other Loan Documents shall be taken in concert and at the direction or with the consent of Agent or Required Lenders.

9.26 Lien Sharing and Priority Confirmation. For the enforceable benefit of all holders of each existing and future “Series of Secured Debt”, each existing and future “Secured Debt Representative” and each existing and future holder of “Permitted Prior Liens” (each as defined in the 2014 Notes Indenture and the 2015 Notes Indenture, each as in effect as of the date hereof), each of the Lenders, by execution of this Agreement:

(a) acknowledges and agrees that the holders of the obligations evidenced by the Loan Documents are bound by the provisions of the Collateral Trust Agreement and the Intercreditor Agreement, including the provisions relating to the ranking of Liens and the order of application of proceeds from enforcement of Liens; and

(b) consents to the performance of, and directs the Agent to perform, its obligations under the Collateral Trust Agreement and the Intercreditor Agreement.

9.27 Intercreditor Agreement. Notwithstanding anything herein to the contrary, so long as any “Secured Obligations” (as defined in the Intercreditor Agreement) remain outstanding, the Credit Parties shall not have any obligation to deliver any original Collateral pursuant to any Loan Document that constitutes “Shared Collateral” (as defined in the Intercreditor Agreement). Anything herein to the contrary notwithstanding, the liens and security interests securing the Obligations hereunder and the exercise of any right or remedy with respect thereto, are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of this Agreement and the terms of the Intercreditor Agreement, the terms of the Intercreditor Agreement shall govern and control.

ARTICLE X.

TAXES, YIELD PROTECTION AND ILLEGALITY

10.1 Taxes.

(a) Except as otherwise provided in this Section 10.1, each payment by any Credit Party under any Loan Document shall be made free and clear of all present or future taxes, levies, imposts, deductions, charges or withholdings imposed by any Governmental Authority and all liabilities with respect thereto (and without deduction for any of them) (collectively, but excluding Excluded Taxes, the “Taxes”).

(b) If any Taxes shall be required by law to be deducted from or in respect of any amount payable under any Loan Document to any Secured Party (i) such amount shall be increased as necessary to ensure that, after all required deductions for Taxes are made (including deductions applicable to any increases to any amount under this Section 10.1), such Secured Party receives the amount it would have received had no such deductions been made, (ii) the relevant Credit Party shall make such deductions, (iii) the relevant Credit Party shall timely pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable Requirements of Law and (iv) within 30 days after such payment is made, the relevant Credit Party shall deliver to Agent an original or certified copy of a receipt evidencing such payment or other evidence of payment reasonably satisfactory to Agent.

(c) In addition, the Borrower agrees to pay, and authorizes Agent to pay in its name, any stamp, documentary, excise or property tax, charges or similar levies imposed by any applicable Requirement of Law or Governmental Authority and all Liabilities with respect thereto (including by reason of any delay in payment thereof), in each case arising from the execution, delivery or registration of, or otherwise with respect to, any Loan Document or any transaction contemplated therein (collectively, “Other Taxes”). The Swingline Lender may, without any need for notice, demand or consent from the Borrower, by making funds available to Agent in the amount equal to any such payment, make a Swing Loan to the Borrower in such amount, the proceeds of which shall be used by Agent in whole to make such payment. Within 30 days after the date of any payment of Other Taxes by any Credit Party, the Borrower shall furnish to Agent, at its address referred to in Section 9.2, the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment reasonably satisfactory to Agent.

(d) The Borrower shall reimburse and indemnify, within 30 days after receipt of demand therefor (with copy to Agent), each Secured Party for all Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 10.1) paid by such Secured Party and any Liabilities arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. A certificate of the Secured Party (or of Agent on behalf of such Secured Party) claiming any compensation under this clause (d), setting forth the amounts to be paid thereunder and delivered to the Borrower with copy to Agent, shall be conclusive, binding and final for all purposes, absent manifest error. In determining such amount, Agent and such Secured Party may use any reasonable averaging and attribution methods.

(e) Any Lender claiming any additional amounts payable pursuant to this Section 10.1 shall use its commercially reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its Lending Office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

(f) (i) Each Non-U.S. Lender Party that, at any of the following times, is entitled to an exemption from United States withholding tax or is subject to such withholding tax at a reduced rate under an applicable tax treaty, shall (w) on or prior to the date such Non-U.S. Lender Party becomes a “Non-U.S. Lender Party” hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (i) and (z) from time to time if requested by the Borrower or Agent (or, in the case of a participant or SPV, the relevant Lender), provide Agent and the Borrower (or, in the case of a participant or SPV, the relevant Lender) with two completed originals of each of the following, as applicable: (A) Forms W-8ECI (claiming exemption from U.S. withholding tax because the income is effectively connected with a U.S. trade or business), W-8BEN (claiming exemption from, or a reduction of, U.S. withholding tax under an income tax treaty) and/or W-8IMY (together with appropriate forms, certifications and supporting statements) or any successor forms, (B) in the case of a Non-U.S. Lender Party claiming exemption under Sections 871(h) or 881(c) of the Code, Form W-8BEN (claiming exemption from U.S. withholding tax under the portfolio interest exemption) or any successor form and a certificate in form and substance acceptable to Agent that such Non-U.S. Lender Party is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (C) any other applicable document prescribed by the IRS certifying as to the entitlement of such Non-U.S. Lender Party to such exemption from United States withholding tax or reduced rate with respect to all payments to be made to such Non-U.S. Lender Party under the Loan Documents. Unless the Borrower and Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Non-U.S. Lender Party are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Credit Parties and Agent shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate.

(ii) Each U.S. Lender Party shall (A) on or prior to the date such U.S. Lender Party becomes a “U.S. Lender Party” hereunder, (B) on or prior to the date on which any such form or certification expires or becomes obsolete, (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (f) and (D) from time to time if requested by the Borrower or Agent (or, in the case of a participant or SPV, the relevant Lender), provide Agent and the Borrower (or, in the case of a participant or SPV, the relevant Lender) with two completed originals of Form W-9 (certifying that such U.S. Lender Party is entitled to an exemption from U.S. backup withholding tax) or any successor form.

(iii) Each Lender having sold a participation in any of its Obligations or identified an SPV as such to Agent shall collect from such participant or SPV the documents described in this clause (f) and provide them to Agent.

(iv) If a payment made to a Non-U.S. Lender Party would be subject to United States federal withholding tax imposed by FATCA if such Non-U.S. Lender Party fails to comply with the applicable reporting requirements of FATCA, such Non-U.S. Lender Party shall deliver to Agent and Borrower any documentation under any Requirement of Law or reasonably requested by the Agent or Borrower sufficient for Agent or Borrower to comply with their obligations under FATCA and to determine that such Non-U.S. Lender has complied with such applicable reporting requirements.

10.2 Illegality. If after the date hereof any Lender shall determine that the introduction of any Requirement of Law, or any change in any Requirement of Law or in the interpretation or administration thereof, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make LIBOR Rate Loans, then, on notice thereof by such Lender to the Borrower through Agent, the obligation of that Lender to make LIBOR Rate Loans shall be suspended until such Lender shall have notified Agent and the Borrower that the circumstances giving rise to such determination no longer exists.

(a) Subject to clause (c) below, if any Lender shall determine that it is unlawful to maintain any LIBOR Rate Loan, the Borrower shall either (i) prepay in full all LIBOR Rate Loans of such Lender then outstanding, together with interest accrued thereon, either on the last day of the Interest Period thereof if such Lender may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Rate Loans, together with any amounts required to be paid in connection therewith pursuant to Section 10.4, or (ii) convert all LIBOR Rate Loans of such Lender then outstanding to Base Rate Loans pursuant to Section 1.6(a)(iii) either on the last day of the Interest Period thereof if such Lender may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Rate Loans.

(b) Before giving any notice to Agent pursuant to this Section 10.2, the affected Lender shall designate a different Lending Office with respect to its LIBOR Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Lender, be illegal or otherwise disadvantageous to the Lender.

10.3 Increased Costs and Reduction of Return.

(a) If any Lender or L/C Issuer shall determine that, due to either (i) the introduction of, or any change in, or in the interpretation of, any Requirement of Law or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in the case of either clause (i) or (ii) subsequent to the date hereof, there shall be any increase in the cost to such Lender or L/C Issuer of agreeing to make or making, funding or maintaining any LIBOR Rate Loans or of issuing or maintaining any Letter of Credit (excluding such increased costs resulting from Taxes or Other Taxes, as to which Section 10.1 shall govern and changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction under the laws of which such Lender is organized or has its Lending Office or any political subdivision thereof), then the Borrower shall be liable for, and shall from time to time, within thirty (30) days of demand therefor by such Lender or L/C Issuer and certificate required under Section 10.7 (with a copy of such demand to Agent), pay to Agent for the account of such Lender or L/C Issuer, additional amounts as are sufficient to compensate such Lender or L/C Issuer for such increased costs; provided, that the Borrower shall not be required to compensate any Lender or L/C Issuer pursuant to this subsection 10.3(a) for any increased costs incurred more than 180 days prior to the date that such Lender or L/C Issuer notifies the Borrower, in writing of the increased costs and of such Lender’s or L/C Issuer’s intention to claim compensation thereof; provided, further, that if the circumstance giving rise to such increased costs is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b) If any Lender or L/C Issuer shall have determined that:

(i) the introduction of any Capital Adequacy Regulation;

(ii) any change in any Capital Adequacy Regulation;

(iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof; or

(iv) compliance by such Lender or L/C Issuer (or its Lending Office) or any entity controlling the Lender or L/C Issuer, with any Capital Adequacy Regulation;

affects the amount of capital required or expected to be maintained by such Lender or L/C Issuer or any entity controlling such Lender or L/C Issuer and (taking into consideration such Lender’s or such entities’ policies with respect to capital adequacy and such Lender’s or L/C Issuer’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Revolving Loan Commitment, loans, credits or obligations under this Agreement, then, within thirty (30) days of demand of such Lender or L/C Issuer and certificate required under Section 10.7 (with a copy to Agent), the Borrower shall pay to such Lender or L/C Issuer, from time to time as specified by such Lender or L/C Issuer, additional amounts sufficient to compensate such Lender or L/C Issuer (or the entity controlling the Lender or L/C Issuer) for such increase; provided, that the Borrower shall not be required to compensate any Lender or L/C Issuer pursuant to this subsection 10.3(b) for any amounts incurred more than 180 days prior to the date that such Lender or L/C Issuer notifies the Borrower, in writing of the amounts and of such Lender’s or L/C Issuer’s intention to claim compensation thereof; provided, further, that if the event giving rise to such increase is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(c) Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a change in a Requirement of Law under subsection (a) above and/or a change in Capital Adequacy Regulation under subsection (b) above, as applicable, regardless of the date enacted, adopted or issued and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a change in a Requirement of Law under subsection (a) above and/or a change in Capital Adequacy Regulation under subsection (b) above, as applicable, regardless of the date enacted, adopted or issued.

10.4 Funding Losses. The Borrower agrees to reimburse each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of:

(a) the failure of the Borrower to make any payment or mandatory prepayment of principal of any LIBOR Rate Loan (including payments made after any acceleration thereof);

(b) the failure of the Borrower to borrow, continue or convert a Loan after the Borrower has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation;

(c) the failure of the Borrower to make any prepayment after the Borrower has given a notice in accordance with Section 1.7;

(d) the prepayment (including pursuant to Section 1.8) of a LIBOR Rate Loan on a day which is not the last day of the Interest Period with respect thereto; or

(e) the conversion pursuant to Section 1.6 of any LIBOR Rate Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBOR Rate Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained; provided that, with respect to the expenses described in clauses (d) and (e) above, such Lender shall have notified Agent of any such expense within two (2) Business Days of the date on which such expense was incurred. Solely for purposes of calculating amounts payable by the Borrower to the Lenders under this Section 10.4 and under subsection 10.3(a): each LIBOR Rate Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR used in determining the interest rate for such LIBOR Rate Loan by a matching deposit or other borrowing in the interbank Eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan is in fact so funded.

10.5 Inability to Determine Rates. If Agent shall have determined in good faith that for any reason adequate and reasonable means do not exist for ascertaining the LIBOR for any requested Interest Period with respect to a proposed LIBOR Rate Loan or that the LIBOR applicable pursuant to subsection 1.3(a) for any requested Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding or maintaining such Loan, Agent will forthwith give notice of such determination to the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBOR Rate Loans hereunder shall be suspended until Agent revokes such notice in writing. Upon receipt of such notice, the Borrower may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the Borrower does not revoke such notice, the Lenders shall make, convert or continue the Loans, as proposed by the Borrower, in the amount specified in the applicable notice submitted by the Borrower, but such Loans shall be made, converted or continued as Base Rate Loans.

10.6 Reserves on LIBOR Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional costs on the outstanding principal amount of each LIBOR Rate Loan equal to actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), payable on each date on which interest is payable on such Loan provided the Borrower shall have received at least fifteen (15) days’ prior written notice (with a copy to Agent) of such additional cost from the Lender. If a Lender fails to give written notice fifteen (15) days prior to the relevant Interest Payment Date, such additional cost shall be payable fifteen (15) days after receipt of such written notice.

10.7 Certificates of Lenders. Any Lender claiming reimbursement or compensation pursuant to this Article X shall deliver to the Borrower (with a copy to Agent) a certificate setting forth in reasonable detail the amount payable to such Lender hereunder and such certificate shall be conclusive and binding on the Borrower in the absence of manifest error.

ARTICLE XI.

DEFINITIONS

11.1 Defined Terms. The following terms are defined in the Sections or subsections referenced opposite such terms:

“Additional Guarantor”	4.14
“Advance Payment”	5.1(y)

“Affected Lender”	9.22
“Agent Report”	8.5(c)
“Agent’s Fee”	1.9(a)
“Aggregate Excess Funding Amount”	1.11(e)
“Borrower”	Preamble
“Borrower Materials”	9.10(d)
“EBITDA”	Exhibit 4.2(b)
“Eligible Accounts”	1.12
“Event of Default”	7.1
“Existing Letters of Credit”	1.1(b)
“Fixed Charge Coverage Ratio”	Exhibit 4.2(b)
“Indemnified Matters”	9.6
“Indemnitees”	9.6
“Investments”	5.4
“L/C Reimbursement Agreement”	1.1(b)
“L/C Reimbursement Date”	1.1(b)
“L/C Request”	1.1(b)
“Lender”	Preamble
“Letter of Credit Fee”	1.9(c)
“Leverage Ratio”	Exhibit 4.2(b)
“Maximum Revolving Loan Balance”	1.1(a)
“Maximum Lawful Rate”	1.3(d)
“MNPI”	9.10(a)
“Notice of Conversion/Continuation”	1.6(a)
“Overadvance”	1.1(a)
“Other Taxes”	10.1(b)
“Partial Note Redemption”	2.1(g)
“Participant Register”	9.9(f)
“Permitted Debt”	5.5(a)
“Permitted Liens”	5.1
“Primary Indemnitee”	9.6(a)
“Register”	1.4(b)
“Restricted Payments”	5.9

“Replacement Lender”	9.22
“Revolving Loan Commitment”	1.1(a)
“Revolving Loan”	1.1(a)
“Sale”	9.9(b)
“Settlement Date”	1.11(b)
“Swingline Request”	1.1(c)
“Tax Returns”	3.10
“Taxes”	10.1(a)
“Unused Commitment Fee”	1.9(b)

In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:

“2012 Notes” means the 8% Senior Notes Due 2012 issued by the Borrower pursuant to the 2012 Notes Indenture.

“2012 Notes Indenture” means the Indenture dated as of March 1, 2003, as supplemented by the Second Supplemental Indenture dated as of July 30, 2009 among the Borrower, the “Guarantors” from time to time party thereto and the 2012 Notes Trustee.

“2012 Notes Trustee” means HSBC Bank USA, National Association, in its capacity as “Trustee” under the 2012 Notes Indenture and any successor “Trustee” under the 2012 Notes Indenture.

“2014 Notes” means the 12  3⁄4% Senior Secured Notes Due 2014 issued by the Borrower pursuant to the 2014 Notes Indenture.

“2014 Notes Indenture” means the Indenture dated as of July 31, 2009 among the Borrower, the “Guarantors” from time to time party thereto and the 2014 Notes Trustee.

“2014 Notes Trustee” means Deutsche Bank Trust Company Americas, in its capacity as “Trustee” under the 2014 Notes Indenture and any successor “Trustee” under the 2014 Notes Indenture.

“2015 Notes” means the 14  1⁄4 % Senior Secured Notes Due 2015 issued by the Borrower pursuant to the 2015 Notes Indenture.

“2015 Notes Indenture” means the Indenture dated as of July 31, 2009 among the Borrower, the “Guarantors” from time to time party thereto and the 2015 Notes Trustee.

“2015 Notes Trustee” means Deutsche Bank Trust Company Americas, in its capacity as “Trustee” under the 2015 Notes Indenture and any successor “Trustee” under the 2015 Notes Indenture.

“2016 Notes” means the 12  1⁄2 % Senior Notes Due 2016 issued by the Borrower pursuant to the 2016 Notes Indenture.

“2016 Notes Indenture” means the First Supplemental Indenture dated as of December 11, 2007, to Indenture dated as of March 1, 2003 among the Borrower, the “Guarantors” from time to time party thereto and the 2016 Notes Trustee.

“2016 Notes Trustee” means HSBC Bank USA, National Association, in its capacity as “Trustee” under the 2016 Notes Indenture and any successor “Trustee” under the 2016 Notes Indenture.

“ABL Collateral” means all now owned or hereafter acquired (a) “accounts” and “payment intangibles,” other than “payment intangibles” (in each case, as defined in Article 9 of the UCC) which constitute identifiable proceeds of collateral which is not ABL Collateral, (b) “deposit accounts” (as defined in Article 9 of the UCC), “securities accounts” (as defined in Article 8 of the UCC), including all monies, “uncertificated securities,” and “securities entitlements” (as defined in Article 8 of the UCC) contained therein (including all cash, marketable securities and other funds held in or on deposit in either of the foregoing), “instruments” (as defined in Article 9 of the UCC), including intercompany notes of Subsidiaries, and “chattel paper” (as defined in Article 9 of the UCC); (c) general intangibles pertaining to the other items of property included within clauses (a), (b), (d) and (e) of this definition of ABL Collateral, including, without limitation, all contingent rights with respect to warranties on accounts which are not yet “payment intangibles” (as defined in Article 9 of the UCC); (d) “records” (as defined in Article 9 of the UCC), “supporting obligations” (as defined in Article 9 of the UCC) and related “letters of credit” (as defined in Article 5 of the UCC), commercial tort claims or other claims and causes of action, in each case, to the extent related primarily to any of the foregoing; and (e) substitutions, replacements, accessions, products and proceeds (including, without limitation, insurance proceeds, licenses, royalties, income, payments, claims, damages and proceeds of suit) of any or all of the foregoing, except to the extent that any item of property included in clauses (a) through (e) includes Excluded Assets (as defined in the Guaranty and Security Agreement).

“Account” means, as of any date of determination, all “accounts” (as such term is defined in the UCC) of the Borrower, including, without limitation, the unpaid portion of the obligation of a customer of the Borrower in respect of inventory purchased by and shipped to such customer and/or the rendition of services by the Borrower, as stated on the respective invoice of the Borrower, net of any credits, rebates or offsets owed to such customer.

“Account Debtor” means the customer of a Credit Party who is obligated on or under an Account. In the case of Government Accounts, each federal agency, department, independent establishment, commission, administration, authority, board or bureau of the United States, or any corporation in which the United States has a proprietary interest, shall be deemed to be a separate customer.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business, unit, asset group, line of business or division of a Person, (b) the acquisition of in excess of fifty percent (50%) of the Equity Interests of any Person or otherwise causing any Person to become a Subsidiary of the Borrower, or (c) a merger or consolidation or any other combination with another Person.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, neither Agent nor any Lender shall be deemed an “Affiliate” of any Credit Party or of any Subsidiary of any Credit Party solely by reason of the provisions of the Loan Documents.

“Agent” means GE Capital in its capacity as administrative agent for the Lenders hereunder, and any successor administrative agent.

“Aggregate L/C Sublimit” means $100.0 million, as such amount may be reduced from time to time pursuant to this Agreement.

“Aggregate Revolving Loan Commitment” means the combined Revolving Loan Commitments of the Lenders, which shall initially be in the amount of $150.0 million, as such amount may be reduced from time to time pursuant to this Agreement.

“Applicable Margin” means:

(a) for the period commencing on the Closing Date through the six month anniversary of the Closing Date:

(i) if a Base Rate Loan, two percent (2.00%) per annum; and

(ii) if a LIBOR Rate Loan, three percent (3.00%) per annum; and

(b) thereafter, the Applicable Margin shall equal the applicable Base Rate margin or LIBOR margin per annum in effect from time to time determined as set forth on the table below based upon the applicable Quarterly Average Usage during the Fiscal Quarter then most recently ended:

If Quarterly Average Usage is:	Applicable Margin for Base Rate Loans	Applicable Margin for LIBOR Rate Loans
>$100.0 million	2.00%	3.00%
>$50.0 million and <$100.0 million	1.75%	2.75%
<$50.0 million	1.50%	2.50%

The Applicable Margin shall be in effect for the duration of any Fiscal Quarter commencing on the first day of any such Fiscal Quarter.

If an Event of Default is continuing at the time that a reduction in the Applicable Margins is to be implemented in accordance with the table above, such reduction will be deferred until the first day of the calendar month after the written waiver thereof.

“Approved Fund” means, with respect to any Lender, any Person (other than a natural Person) that (a) (i) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business or (ii) temporarily warehouses loans for any Lender or any Person described in clause (i) above and (b) is advised or managed by (i) such Lender, (ii) any Affiliate of such Lender or (iii) any Person (other than an individual) or any Affiliate of any Person (other than an individual) that administers or manages such Lender.

“Assignment” means an assignment agreement entered into by a Lender, as assignor, and any Person, as assignee, pursuant to the terms and provisions of Section 9.9 (with the consent of any party whose consent is required by Section 9.9), accepted by Agent, substantially in the form of Exhibit 11.1(a) or any other form approved by Agent.

“Attorney Costs” means all reasonable and documented out-of-pocket fees and disbursements of any law firm or other external counsel that have been paid to (or are payable to) such law firm or other external counsel.

“Availability” means, as of any date of determination, the amount by which (a) the Maximum Revolving Loan Balance, exceeds (b) the aggregate outstanding principal balance of Revolving Loans.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.).

“Bank Product Agreement” means any agreement entered into from time to time by Borrower or any of its Subsidiaries with a Bank Product Provider in connection with the obtaining the services and/or products described in the definition of “Bank Product Obligations”.

“Bank Product Obligations” means obligations owed by the Borrower or any Subsidiary to any Bank Product Provider, in each case, in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds.

“Bank Product Provider” means a Lender or an Affiliate of a Lender who has entered into a Bank Product Agreement with the Borrower or any Subsidiary.

“Base Rate” means, for any day, a rate per annum equal to the highest of:

(a) the rate last quoted by The Wall Street Journal (or another national publication selected by the Agent) as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Agent) or any similar release by the Federal Reserve Board (as determined by Agent);

(b) the sum of 0.50% per annum and the Federal Funds Rate; and

(c) the sum of (x) LIBOR calculated for each such day based on an Interest Period of three months determined two (2) Business Days prior to such day, plus (y) the excess of the Applicable Margin for LIBOR Rate Loans over the Applicable Margin for Base Rate Loans, in each instance, as of such day.

Any change in the Base Rate due to a change in any of the foregoing shall be effective on the effective date of such change in the Federal Funds Rate or LIBOR for an Interest Period of three months.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Benefit Plan” means any material employee benefit plan as defined in Section 3(3) of ERISA that is governed by the laws of the United States to which any Credit Party incurs or otherwise has any obligation or liability, contingent or otherwise.

“Billed Account” means an Account that is not an Unbilled Account.

“Billed Amount” means, with respect to (i) any Account that is not an Unbilled Account, the amount billed on the Billing Date to the Account Debtor thereunder and (ii) any Unbilled Account, prior to the time when the invoice with respect thereto is generated, the amount of revenue recognized by the related Borrower in accordance with GAAP in respect of such Account.

“Billed Commercial Account” means a Commercial Account that is a Billed Account.

“Billed Commercial Account Dynamic Advance Rate” shall mean, as of any date of determination, a percentage equal to the lesser of:

(i) 85%; and

(ii) 95% minus the Billed Commercial Dilution Reserve.

“Billed Commercial Dilution Reserve” shall mean, as of any month period, for Billed Commercial Accounts, an amount equal to the product of (i) 2 and (ii) the Dilution Reserve Ratio as of the last day of such month period.

“Billed Government Account” means a Government Account that is a Billed Account.

“Billed Government Account Dynamic Advance Rate” shall mean, as of any date of determination, a percentage equal to the lesser of:

(i) 85%; and

(ii) 95% minus the Billed Government Dilution Reserve.

“Billed Government Dilution Reserve” shall mean, as of any month period, for Billed Government Accounts, an amount equal to the product of (i) 2 and (ii) the Dilution Reserve Ratio as of the last day of such month period.

“Billing Date” means, with respect to any Account, the date on which the invoice with respect thereto was generated.

“Borrowing” means a borrowing hereunder consisting of Loans made to or for the benefit of the Borrower on the same day by the Lenders pursuant to Article I.

“Borrowing Base” means, as of any date of determination, an amount equal to the lesser of:

(a) the Aggregate Revolving Loan Commitment; and

(b) an amount equal to the positive difference, if any, of:

(i) the product of (A) the Billed Commercial Account Dynamic Advance Rate multiplied by (B) the Outstanding Balance of Eligible Accounts that are Billed Commercial Accounts; plus

(ii) the product of (A) the Billed Government Account Dynamic Advance Rate multiplied by (B) the Outstanding Balance of Eligible Accounts that are Billed Government Accounts; plus

(iii) the lesser of:

(x) $30.0 million; and

(y) the sum of:

(I) the product of:

(A) the Unbilled Account Advance Rate;

multiplied by

(B) the Outstanding Balance of Eligible Accounts that are Unbilled Commercial Accounts; and

(II) the product of:

(A) the Unbilled Account Advance Rate;

multiplied by

(B) the Outstanding Balance of Eligible Accounts that are Unbilled Government Accounts minus the Unbilled Government Account Reserve Amount;

minus

(iv) Reserves established by Agent at such time in its Permitted Discretion,

in each case with respect to clauses (b)(i) through (b)(iv) as set forth on the most recent Borrowing Base Certificate delivered pursuant to this Agreement, less Reserves established at or after the delivery of the last Borrowing Base Certificate by Agent in its Permitted Discretion on notice thereof to the Borrower; plus Reserves included in the calculation of the Borrowing Base in such Borrowing Base Certificate that Agent has elected by notice to the Borrower to remove from the calculation of the Borrowing Base at such time.

“Borrowing Base Certificate” means a certificate of the Borrower, on behalf of each Credit Party, in substantially the form of Exhibit 11.1(b) hereto, duly completed as of a date acceptable to Agent in its sole discretion.

“Business Day” means any day other than a Saturday, Sunday or other day on which federal reserve banks are authorized or required by law to close and, if the applicable Business Day relates to any LIBOR Rate Loan, a day on which dealings are carried on in the London interbank market.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any Lender or of any corporation controlling a Lender.

“Capital Lease” means any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease.

“Capital Lease Obligations” means all monetary obligations of any Credit Party or any Subsidiary of any Credit Party under any Capital Leases.

“Capital Stock” means:

(a) in the case of a corporation, corporate stock;

(b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(d) any other interests or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means (a) United States dollars, Euros, any national currency of any participating member state of the economic and monetary union as contemplated in the Treaty on European Union, Australian dollars, Brazilian Reals, Indian Rupees, South African Rand, Swiss Franc and the British pound, or other local currencies held by the Borrower and its Subsidiaries from time to time in the ordinary course of business; (b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than two years from the date of acquisition; (c) certificates of deposit and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks; (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above; (e) commercial paper or marketable short-term money market or readily marketable direct obligations and similar securities having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within two years after the date of acquisition; and (f) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (e) of this definition.

A “Cash Management Restoration Event” shall be continuing on any date if:

(i) the Agent has exercised its right to take exclusive control over the Collection Accounts pursuant to Section 4.11 while no Event of Default is continuing;

(ii) Excess Availability is greater than $20.0 million on such date;

(iii) Excess Availability has been greater than $20.0 million for sixty (60) consecutive days prior to such date; and

(iv) no Event of Default is continuing on such date.

“Change of Control” shall mean (a) any Person, or Persons acting in concert, shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock (or other securities convertible into such Voting Stock) representing more than 50% of the combined voting power of all Voting Stock of the Borrower or (b) the board of directors of Borrower shall cease to consist of the majority of Continuing Directors.

“Closing Date” means June 23, 2011.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all Property and interests in Property and proceeds thereof now owned or hereafter acquired by any Credit Party, who has granted a Lien to Agent, in or upon which a Lien is granted or purported to be granted or now or hereafter exists in favor of any Lender or Agent for the benefit of Agent, Lenders and other Secured Parties, whether under this Agreement, under any other Loan Documents or any other documents executed by any such Persons and delivered to Agent.

“Collateral Documents” means, collectively, the Guaranty and Security Agreement, the Mortgages, each Control Agreement, the Intercreditor Agreement and all other security agreements, pledge agreements, patent and trademark security agreements, lease assignments, guarantees and other similar agreements, and all amendments, restatements, modifications or supplements thereof or thereto, by or between any one or more of any Credit Party, and any Lender or Agent for the benefit of Agent, the Lenders and other Secured Parties now or hereafter delivered to the Lenders or Agent pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the UCC or comparable law) against any such Person as debtor in favor of any Lender or Agent for the benefit of Agent, the Lenders and the other Secured Parties, as secured party, as any of the foregoing may be amended, restated and/or modified from time to time.

“Collateral Trust Agreement” means the Collateral Trust Agreement dated as of July 31, 2009 among the Borrower, the “Guarantors” from time to time party thereto, the “Secured Debt Representatives” from time to time party thereto and the Collateral Trustee, and any successor, replacement or substitute agreement entered into in connection with any Non-ABL Priority Lien Debt that is either (i) approved in writing by the Agent and the Required Lenders in their sole and absolute discretion or (ii) substantially identical to the Collateral Trust Agreement dated as of July 31, 2009 described above.

“Collateral Trustee” means Deutsche Bank Trust Company Americas, in its capacity as “Collateral Trustee” under the Collateral Trust Agreement and any successor “Collateral Trustee” under the Collateral Trust Agreement.

“Collection Account” means any deposit account of the Credit Parties that is located in the United States where Collections are deposited.

“Collections” means, with respect to any Account, all cash collections and other proceeds of such Account (including late charges, fees and interest arising thereon, and all recoveries with respect thereto that have been written off as uncollectible).

“Commercial Account” means an Account that is not a Government Account.

“Commitment Percentage” means, as to any Lender, the percentage equivalent of such Lender’s Revolving Loan Commitment, divided by the Aggregate Revolving Loan Commitment; provided that following acceleration of the Loans, such term means, as to any Lender, the percentage equivalent of the principal amount of the Loans and Letter of Credit Obligations held by such Lender, divided by the aggregate principal amount of the Loans and Letter of Credit Obligations held by all Lenders.

“Concentration Account” means any deposit account of the Credit Parties that is located in the United States where funds from Collection Accounts are being transferred to on a regular basis.

“Consolidated Assets” means at any time the aggregate book value of all assets of the Borrower and its consolidated Subsidiaries as would be set forth at such time on a consolidated balance sheet of the Borrower prepared in accordance with GAAP.

“Continuing Directors” means the directors of the Borrower on the Closing Date and each other director if such director’s nomination for election to the board of directors of the Borrower is recommended by a majority of the Continuing Directors (which for this purpose shall include Persons theretofore elected as directors as contemplated by this definition).

“Contractual Obligations” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its Property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means a multi-party deposit account, securities account or commodities account control agreement by and among the applicable Credit Party, the Agent, the Collateral Trustee (if applicable), 2014 Notes Trustee (if applicable), 2015 Notes Trustee (if applicable) and the depository, securities intermediary or commodities intermediary, and each in form and substance satisfactory to Agent and in any event providing to Agent “control” of such deposit account, securities or commodities account within the meaning of Articles 8 and 9 of the UCC.

“Conversion Date” means any date on which the Borrower converts a Base Rate Loan to a LIBOR Rate Loan or a LIBOR Rate Loan to a Base Rate Loan.

“Copyrights” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith.

“Credit Parties” means the Borrower and the Subsidiary Guarantors.

“Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

“Designated Accounts” shall mean Accounts payable by Account Debtors pursuant to Contract No. DTSA20-02-D00485.

“Designated Period” means:

(i) three (3) Business Days if, within one (1) Business Day of the implementation of a new or increased Reserve, the Borrower delivers to evidence to the Agent (with reasonable supporting detail) that the Borrower has (or will have within three (3) Business Days of the implementation of such new or increased Reserve) sufficient cash on hand to cause (x) the Total Exposure to be less than or equal to the Borrowing Base or (y) Excess Availability to be greater than or equal to $20.0 million, as applicable; and

(ii) one (1) Business Day at all other times.

“Dilution Factors” shall mean, with respect to any Billed Account or Unbilled Account, any portion of which (a) was reduced, canceled or written-off as a result of (i) any credits, rebates, freight charges, cash discounts, volume discounts, cooperative advertising expenses, royalty payments, warranties, cost of parts required to be maintained by agreement (either express or implied), allowances for early payment, warehouse and other allowances, defective, rejected, returned or repossessed merchandise or services, or any failure by the Borrower to deliver any merchandise or services or otherwise perform under the underlying contract or invoice, (ii) any change in or cancellation of any of the terms of the underlying contract or invoice or any cash discount, rebate, retroactive price adjustment or any other adjustment by the Borrower which reduces the amount payable by the Borrower on the related Account except to the extent based on credit related reasons, or (iii) any setoff in respect of any claim by the obligor thereof (whether such claim arises out of the same or a related transaction or an unrelated transaction) or (b) is subject to any specific dispute, offset, counterclaim or defense whatsoever (except discharge in bankruptcy of the obligor thereof).

“Dilution Reserve Ratio” shall mean as of any date of determination:

(i) for purposes of calculating the Billed Commercial Dilution Reserve and the Billed Government Dilution Reserve, the highest Dilution Trigger Ratio occurring during the most recent twelve month period preceding such date; and

(ii) for purposes of calculating the Unbilled Dilution Reserve, the Dilution Trigger Ratio in respect of the calendar month then most recently ended.

“Dilution Trigger Ratio” shall mean:

(i) for purposes of calculating the Billed Commercial Dilution Reserve, a ratio computed as of the last day of each month period by dividing: (a) the aggregate Dilution Factors for all Commercial Accounts during the month period ending on such date and the two month periods immediately preceding such month period; to (b) the aggregate billed amount of all Commercial Accounts originated during the third, fourth and fifth most recently ended month periods preceding such date;

(ii) for purposes of calculating the Billed Government Dilution Reserve, a ratio computed as of the last day of each month period by dividing: (a) the aggregate Dilution Factors for all Government Accounts during the month period ending on such date and the two month periods immediately preceding such month period; to (b) the aggregate billed amount of all Government Accounts originated during the third, fourth and fifth most recently ended month periods preceding such date; and

(iii) for purposes of calculating the Unbilled Dilution Reserve, a ratio computed as of the last day of each month period by dividing: (a) the aggregate Unbilled Net Dilution Adjustments for all Unbilled Commercial Accounts and Unbilled Government Accounts during the month period ending on such date and the eleven month periods immediately preceding such month period; to (b) the aggregate unbilled amount of all Unbilled Commercial Accounts and Unbilled Government Accounts originated during the month period ending on such date and the eleven month periods immediately preceding such month period.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 180 days after the Revolving Termination Date. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Borrower to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale (each defined in a substantially similar manner to the corresponding definitions in the 2014 Notes Indenture and 2015 Notes Indenture) or upon a delisting of the Borrower’s common stock in the case of securities convertible into common stock or having similar characteristics will not constitute Disqualified Stock. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Borrower and its Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Documentation Agent” means Wells Fargo Capital Finance, LLC.

“Dollars”, “dollars” and “$” each mean lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary other than a Foreign Subsidiary.

“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System or other equivalent service acceptable to Agent.

“Environmental Laws” means all Requirements of Law and Permits imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the workplace, the environment and natural resources, and including public notification requirements and environmental transfer of ownership, notification or approval statutes.

“Environmental Liabilities” means all Liabilities (including costs of Remedial Actions, natural resource damages and costs and expenses of investigation and feasibility studies, including the cost of environmental consultants and the cost of attorney’s fees) that may be imposed on, incurred by or asserted against any Credit Party or any Subsidiary of any Credit Party as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law or in connection with any environmental, health or safety condition or with any Release and resulting from the ownership, lease, sublease or other operation or occupation of property by any Credit Party or any Subsidiary of any Credit Party, whether on, prior or after the date hereof.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, collectively, any Credit Party and any Person under common control or treated as a single employer with, any Credit Party, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means any of the following: (a) a reportable event described in Section 4043(b) of ERISA (or, unless the 30-day notice requirement has been duly waived under the applicable regulations, Section 4043(c) of ERISA) with respect to a Title IV Plan; (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the incurrence by any ERISA Affiliate of liability due to the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan; (d) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA; (e) the receipt by any ERISA Affiliate of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041 of ERISA; (f) the receipt by any ERISA Affiliate of any notice of the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (g) the failure to make by its due date any required contribution under Section 430(j) of the Code to any Title IV Plan or the failure to make any required contribution to any Multiemployer Plan when due; (h) the imposition of a lien under Section 412 or 430(k) of the Code or Section 303 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate; or (i) a Multiemployer Plan is in “endangered status” or “critical status” within the meaning of Section 432(b) of the Code.

“Excess Availability” means, as of any date of determination,

(a) the lesser of (i) the Aggregate Revolving Loan Commitment and (ii) the Borrowing Base;

minus

(b) the Total Exposure.

“Excluded Bank Accounts” means (i) any deposit account for taxes, payroll, employee benefits or similar items and any other account or financial asset in which such security interest would be unlawful or in violation of any Plan or employee benefit agreement, (ii) any deposit or checking accounts with balances below $1.0 million, so long as the aggregate balance of all such deposit and checking accounts does not at any one time exceed $10.0 million (it being understood that any deposit or checking account that it subject to a Control Agreement in favor of the Agent at any time shall not constitute an “Excluded Bank Account” at any time from and after the date of the execution of such Control Agreement), (iii) any deposit or securities account that is located outside of the United States or (iv) Permitted Cash Collateral Accounts.

“Excluded Tax” means with respect to any Secured Party (a) taxes measured by net income (including branch profits taxes) and franchise taxes imposed in lieu of net income taxes, in each case imposed on any Secured Party as a result of a present or former connection between such Secured Party and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than such connection arising solely from any Secured Party having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Document); (b) withholding taxes to the extent that the obligation to withhold amounts existed on the date that such Person became a “Secured Party” under this Agreement in the capacity under which such Person makes a claim under Section 10.1(b) or designates a new Lending Office, except in each case to the extent such Person is a direct or indirect assignee (other than pursuant to Section 9.22) of any other Secured Party that was entitled, at the time the assignment to such Person became effective, to receive additional amounts under Section 10.1(b); (c) taxes that are directly attributable to the failure (other than as a result of a change in any Requirement of Law) by any Secured Party to deliver the documentation required to be delivered pursuant to Section 10.1(f), and (d) in the case of a Non-U.S Lender Party, any United States federal withholding taxes imposed on amounts payable to such Non-U.S. Lender Party as a result of such Non-U.S. Lender Party’s failure to comply with FATCA to establish a complete exemption from withholding thereunder.

“Existing Notes” means, collectively, the 2012 Notes, the 2014 Notes, the 2015 Notes and the 2016 Notes.

An “Extension Event” shall be continuing:

(i) as of June 30, 2014, with respect to the 2014 Notes, if either of the following have occurred:

(a) (1) the Agent and the Required Lenders have declared in writing that an “Extension Event” has occurred with respect to the 2014 Notes and (2) the sum of (a) Excess Availability and (b) Unrestricted Cash on Hand is not less than $130.0 million as of June 30, 2014; or

(b) each of the following is satisfied as of June 30, 2014:

(1)	the aggregate principal amount of the 2014 Notes is less than $100.0 million as of June 30, 2014;

(2)	the Leverage Ratio is less than or equal to 1.0 to 1.0 as of March 31, 2014 (regardless of whether the Leverage Ratio is required to be tested as of such date for purposes of compliance with Article VI hereof); and

(3)	no Event of Default is continuing; and

(ii) as of May 31, 2015, with respect to the 2015 Notes, if either of the following have occurred:

(a) (1) the Agent and the Required Lenders have declared in writing that an “Extension Event” has occurred with respect to the 2015 Notes and (2) the sum of (a) Excess Availability and (b) Unrestricted Cash on Hand is not less than $130.0 million as of May 31, 2015; or

(b) each of the following is satisfied as of May 31, 2015:

(1)	the aggregate principal amount of the 2015 Notes is less than $100.0 million as of May 31, 2015;

(2)	the Leverage Ratio is less than or equal to 1.0 to 1.0 as of March 31, 2015 (regardless of whether the Leverage Ratio is required to be tested as of such date for purposes of compliance with Article VI hereof); and

(3)	no Event of Default is continuing.

“E-Fax” means any system used to receive or transmit faxes electronically.

“E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.

“E-System” means any electronic system approved by Agent, including Intralinks® and ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.

“Fair Market Value” means the fair market value that would be paid by a willing buyer to an unaffiliated willing seller (unless otherwise provided herein).

“FATCA” means sections 1471, 1472, 1473 and 1474 of the Code, the United States Treasury Regulations promulgated thereunder and published guidance with respect thereto.

“Federal Flood Insurance” means Federally backed Flood Insurance available under the National Flood Insurance Program to owners of real property improvements located in Special Flood Hazard Areas in a community participating in the National Flood Insurance Program.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Agent on such day on such transactions as determined by Agent in a commercially reasonable manner.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“FEMA” means the Federal Emergency Management Agency, a component of the U.S. Department of Homeland Security that administers the National Flood Insurance Program.

“Final Availability Date” means the earlier of the Revolving Termination Date and one (1) Business Day prior to the date specified in clause (a) of the definition of Revolving Termination Date.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“First Tier Foreign Subsidiary” means a Foreign Subsidiary held directly by a Credit Party.

“Fiscal Quarter” means any of the quarterly accounting periods of the Borrower, ending on March 31, June 30, September 30, and December 31 of each year.

“Fiscal Year” means any of the annual accounting periods of the Borrower, ending on December 31 of each year.

“Flood Insurance” means, for any Real Estate located in a Special Flood Hazard Area, Federal Flood Insurance or private insurance that meets the requirements set forth by FEMA in its Mandatory Purchase of Flood Insurance Guidelines. Flood Insurance shall be in an amount equal to the full, unpaid balance of the Obligations and any prior liens on the Real Estate up to the maximum policy limits set under the National Flood Insurance Program, or as otherwise required by Agent, with deductibles not to exceed $50,000.

“Foreign Subsidiary” means, with respect to any Person, a Subsidiary of such Person that is a “controlled foreign corporation” under Section 957 of the Code.

“GAAP” means generally accepted accounting principles in the United States set forth from time to time in the Accounting Standards Codification of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), which are applicable to the circumstances as of the date of determination, subject to Section 11.3 hereof.

“Government Account” means an Account the Account Debtor with respect to which is a United States federal Governmental Authority.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guaranty and Security Agreement” means that certain Guaranty and Security Agreement, dated as of even date herewith, in form and substance reasonably acceptable to Agent and the Borrower, made by the Credit Parties in favor of Agent, for the benefit of the Secured Parties.

“Hazardous Materials” means any substance, material or waste that is regulated or otherwise gives rise to liability under any Environmental Law, including but not limited to any “Hazardous Waste” as defined by the Resource Conservation and Recovery Act (RCRA) (42 U.S.C. § 6901 et seq. (1976)), any “Hazardous Substance” as defined under the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA) (42 U.S.C. §9601 et seq. (1980)), any contaminant, pollutant, petroleum or any fraction thereof, asbestos, asbestos containing material, polychlorinated biphenyls, mold, and radioactive substances or any other substance that is toxic, ignitable, reactive, corrosive, caustic, or dangerous.

“Hedging Obligations” means with respect to any specified Person, the obligations of such Person under:

(i) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(ii) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(iii) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Impacted Lender” means any Lender that fails to provide Agent, within three (3) Business Days following Agent’s written request, satisfactory assurance that such Lender will not become a Non-Funding Lender.

“Indebtedness” of any Person means, without duplication: (a) all indebtedness for borrowed money; (b) obligations representing the balance deferred and unpaid of the purchase price of any property or service due more than six months after such property is acquired or such services are completed except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP; (c) the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all letters of credit issued for the account of such Person and without duplication, all unreimbursed drafts drawn thereunder and all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments issued by such Person; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of Property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such Property); (f) all Capital Lease Obligations; (g) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off balance sheet financing product; (h) all obligations to purchase, redeem, retire, defease or otherwise acquire for value any Disqualified Stock, valued as of any date at the amount which would be required to be paid pursuant such obligation to purchase, redeem, retire, defease or otherwise acquire for value pursuant to the terms of such Disqualified Stock if exercised by the holder thereof on such date; (i) all indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; and (j) without duplication, all Guarantees in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case in (a) and (b) above, undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Intellectual Property” means all rights, title and interests in or relating to intellectual property and industrial property arising under any Requirement of Law and all IP Ancillary Rights relating thereto, including all Copyrights, Patents, Trademarks, Internet Domain Names, Trade Secrets and IP Licenses.

“Intercreditor Agreement” means the Intercreditor Agreement dated as of the Closing Date among the Borrower, the parties thereto as “Guarantors”, the Agent and the Collateral Trustee, or any successor, replacement or substitute agreement entered into by the Agent in connection with any Non-ABL Priority Lien Debt that is either (i) approved in writing by the Agent and the Required Lenders in their sole and absolute discretion or (ii) substantially identical to the Intercreditor Agreement dated as of the Closing Date described above.

“Interest Payment Date” means, (a) with respect to any LIBOR Rate Loan (other than a LIBOR Rate Loan having an Interest Period of six (6) months) the last day of each Interest Period applicable to such Loan, (b) with respect to any LIBOR Rate Loan having an Interest Period of six (6) months, the last day of each three (3) month interval and, without duplication, the last day of such Interest Period, and (c) with respect to Base Rate Loans (including Swing Loans) the first day of each month.

“Interest Period” means, with respect to any LIBOR Rate Loan, the period commencing on the Business Day such Loan is disbursed or continued or on the Conversion Date on which a Base Rate Loan is converted to the LIBOR Rate Loan and ending on the date one, two, three, or six months thereafter, as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation; provided that:

(a) if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(b) any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period for any Revolving Loan shall extend beyond the Revolving Termination Date.

“Internet Domain Name” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to internet domain names.

“IP Ancillary Rights” means, with respect to any other Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and Liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.

“IP License” means all Contractual Obligations (and all related IP Ancillary Rights), whether written or oral, licensing any right to or interest in any Intellectual Property.

“IRS” means the Internal Revenue Service of the United States and any successor thereto.

“Issue” means, with respect to any Letter of Credit, to issue, extend the expiration date of, renew (including by failure to object to any automatic renewal on the last day such objection is permitted), increase the face amount of, or reduce or eliminate any scheduled decrease in the face amount of, such Letter of Credit, or to cause any Person to do any of the foregoing. The terms “Issued” and “Issuance” have correlative meanings.

“L/C Issuer” means:

(i) as of the Closing Date, GE Capital, Citibank, N.A., Wells Fargo Bank, National Association or any of their Affiliates, in such Person’s capacity as an issuer of Letters of Credit hereunder; and

(ii) thereafter, any other Lender or an Affiliate thereof or a bank or other legally authorized Person, in each case, (x) that has agreed in writing to be an “L/C Issuer” hereunder and (y) that is reasonably acceptable to Agent, in such Person’s capacity as an issuer of Letters of Credit hereunder.

“L/C Reimbursement Obligation” means, for any Letter of Credit, the obligation of the Borrower to the L/C Issuer thereof or to Agent, as and when matured, to pay the amounts drawn under such Letter of Credit.

“L/C Sublimit” means, for any L/C Issuer and such L/C Issuer’s Affiliates, (i) the amount set forth opposite such L/C Issuer’s name on Schedule 1.1(a) hereof or (ii) such other amount that may be agreed to from time to time among the Borrower, the Agent and such L/C Issuer.

“Lending Office” means, with respect to any Lender, the office or offices of such Lender specified as its “Lending Office” beneath its name on the applicable signature page hereto, or such other office or offices of such Lender as it may from time to time notify the Borrower and Agent.

“Letter of Credit” means documentary or standby letters of credit issued for the account of the Borrower by L/C Issuers, and bankers’ acceptances issued by the Borrower, for which Agent and Lenders have incurred Letter of Credit Obligations, including all Existing Letters of Credit which shall be deemed to be issued under this Agreement.

“Letter of Credit Obligations” means, as of any date, the amount of all outstanding obligations incurred by Agent and Lenders at the request of the Borrower, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of Letters of Credit by L/C Issuers or the purchase of a participation as set forth in subsection 1.1(b) with respect to any Letter of Credit. The amount of such Letter of Credit Obligations shall equal the maximum amount that may be payable by Agent and Lenders thereupon or pursuant thereto.

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liabilities, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements and expenses, in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not, contingent or actual.

“LIBOR” means, for each Interest Period, the offered rate per annum for deposits of Dollars for the applicable Interest Period that appears on Reuters Screen LIBOR 01 Page as of 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period. If no such offered rate exists, such rate will be the rate of interest per annum, as determined by Agent at which deposits of Dollars in immediately available funds are offered at 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period by major financial institutions reasonably satisfactory to Agent in the London interbank market for such Interest Period for the applicable principal amount on such date of determination.

“LIBOR Rate Loan” means a Loan that bears interest based on LIBOR.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Lien Sharing and Priority Confirmation” means, as to any Series of Non-ABL Priority Lien Debt, the written agreement of the holders of such Series of Non-ABL Priority Lien Debt, as set forth in the indenture, credit agreement or other agreement governing such Series of Non-ABL Priority Lien Debt, for the enforceable benefit of the Secured Parties:

(a) that the holders of obligations in respect of such Series of Non-ABL Priority Lien Debt are bound by the provisions of the Collateral Trust Agreement and the Intercreditor Agreement, including the provisions relating to the ranking of Liens and the order of application of proceeds from enforcement of Liens; and

(b) consenting to and directing the Collateral Trustee to perform its obligations under the Collateral Trust Agreement.

“Loan” means an extension of credit by a Lender to the Borrower pursuant to Section 1.1(a) or (c) hereof, and may be a Base Rate Loan or a LIBOR Rate Loan.

“Loan Documents” means this Agreement, the Notes, the Collateral Documents, the Master Agreement for Standby Letters of Credit, the Master Agreement for Documentary Letters of Credit, the Intercreditor Agreement and all documents delivered to Agent and/or any Lender in connection with any of the foregoing.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.

“Material Adverse Effect” means: (a) a material adverse change in, or a material adverse effect upon, the operations, business, Properties, or financial condition of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Credit Party to perform in any material respect its obligations under the Loan Documents; or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability of any Loan Document, or (ii) the perfection or priority of any Lien granted to the Lenders or to Agent for the benefit of the Secured Parties under any of the Collateral Documents.

“Material Contract” means each of the Collateral Trust Agreement, the 2012 Notes Indenture, the 2014 Notes Indenture, the 2015 Notes Indenture, the 2016 Notes Indenture and any other principal contract or agreement governing Indebtedness for borrowed money of the Borrower or any Domestic Subsidiary with operations in the United States in an amount in excess of $50.0 million.

“Material Domestic Subsidiary” means a Domestic Subsidiary of Borrower that is at the same time a Material Subsidiary.

“Material Real Estate” means any Real Estate located in the United States with a Fair Market Value in excess of $5.0 million, provided that the Real Estate located at 3199 Pilot Knob Road, Eagan Minnesota shall not constitute Material Real Estate.

“Material Subsidiary” means an individual Subsidiary having gross assets with an aggregate book value exceeding $100.0 million; provided, that (i) Domestic Subsidiaries that fail to constitute Credit Parties, collectively, shall not have gross assets, but without duplication with an aggregate book value exceeding $575.0 million (it being understood and agreed that in the event such limit would otherwise be exceeded, Borrower may designate one or more Domestic Subsidiaries as Material Subsidiaries such that the aggregate gross assets of the remaining Domestic Subsidiaries that are not Material Subsidiaries is less than or equal to such limit) and (ii) no Specified JV shall constitute a Material Subsidiary.

“Mortgage” means any deed of trust, leasehold deed of trust, mortgage, leasehold mortgage, deed to secure debt, leasehold deed to secure debt or other document creating a Lien on Real Estate or any interest in Real Estate.

“Multiemployer Plan” means any multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA, as to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“National Flood Insurance Program” means the program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994, that mandates the purchase of flood insurance to cover real property improvements located in Special Flood Hazard Areas in participating communities and provides protection to property owners through a Federal insurance program.

“Non-ABL Priority Lien” means a Lien granted by a Security Document to the Collateral Trustee, at any time, upon any property of the Borrower or any Subsidiary Guarantor to secure Non-ABL Priority Lien Obligations, and that is, in accordance with the provisions of the Collateral Trust Agreement and the Intercreditor Agreement:

(a) with respect to Collateral other than ABL Collateral, senior in priority to the Liens securing the Obligations; and

(b) with respect to ABL Collateral, junior in priority to the Liens securing the Obligations.

“Non-ABL Priority Lien Cap” means $500.0 million.

“Non-ABL Priority Lien Debt” means (a) the 2014 Notes and the 2015 Notes; and (b) any other Indebtedness that is secured by Non-ABL Priority Liens, provided that such Indebtedness is governed by an indenture or a credit agreement, as applicable, or other agreement that includes a Lien Sharing and Priority Confirmation.

“Non-ABL Priority Lien Obligations” means Non-ABL Priority Lien Debt and all other obligations in respect thereof.

“Non-Funding Lender” means any Lender that has (a) failed to fund any payments required to be made by it under the Loan Documents within two (2) Business Days after any such payment is due (excluding expense and similar reimbursements that are subject to good faith disputes), (b) given written notice (and Agent has not received a revocation in writing), to the Borrower, Agent, any Lender, or the L/C Issuer or has otherwise publicly announced (and Agent has not received notice of a public retraction) that such Lender believes it will fail to fund payments or purchases of participations required to be funded by it under the Loan Documents or one or more other syndicated credit facilities in which GE Capital is an agent or a lender, (c) failed to fund, and not cured, loans, participations, advances, or reimbursement obligations under one or more other syndicated credit facilities in which GE Capital is an agent or a lender, in any case, unless subject to a good faith dispute, or (d) any Lender that has (i) become subject to a voluntary or involuntary case under the Bankruptcy Code or any similar bankruptcy laws, (ii) a custodian, conservator, receiver or similar official appointed for it or any substantial part of such Person’s assets, or (iii) made a general assignment for the benefit of creditors, been liquidated, or otherwise been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or bankrupt, and for clause (d), and Agent has determined that such Lender is reasonably likely to fail to fund any payments required to be made by it under the Loan Documents; provided that a Lender shall not be a Non-Funding Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Agent that a Lender is a Non-Funding Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Non-Funding Lender (subject to Section 1.11(e)(v)) upon delivery of written notice of such determination to the Borrower, each L/C Issuer and each Lender.

“Non-U.S. Lender Party” means each of Agent, each Lender, each L/C Issuer, each SPV and each participant, in each case that is not a United States person as defined in Section 7701(a)(30) of the Code.

“Note” means any Revolving Note or Swingline Note and “Notes” means all such Notes.

“Notice of Borrowing” means a notice given by the Borrower to Agent pursuant to Section 1.5, in substantially the form of Exhibit 11.1(c) hereto.

“Obligations” means all Loans, and other Indebtedness, advances, debts, liabilities, obligations, covenants and duties owing by any Credit Party (or, in the case of Bank Product Obligations, owing by the Borrower or any Subsidiary of the Borrower) to any Lender, Agent, any L/C Issuer, any Secured Swap Provider, Bank Product Provider or any other Person required to be indemnified, that arises under any Loan Document, any Secured Rate Contract or Bank Product Agreement, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired.

“Organization Documents” means, (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation and any shareholder rights agreement, (b) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership, (c) for any limited liability company, the operating agreement and articles or certificate of formation or (d) any other document setting forth the manner of election or duties of the officers, directors, managers or other similar persons, or the designation, amount or relative rights, limitations and preference of the Capital Stock of a Person.

“Outstanding Balance” means, with respect to any Account, as of any date of determination, the amount (which amount shall not be less than zero) equal to (a) the Billed Amount thereof, minus (b) all Collections received from the Account Debtor thereunder, minus (c) all discounts to, or any other modifications by the related Credit Party that reduce such Billed Amount; provided, that if the Agent makes a good faith determination that all payments by such Account Debtor with respect to such Billed Amount have been made, the Outstanding Balance shall be zero.

“Patents” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to letters patent and applications therefor.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended.

“PBGC” means the United States Pension Benefit Guaranty Corporation and any successor thereto.

“Permits” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other Contractual Obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Permitted Cash Collateral Account” means an account established solely for purposes of holding cash and Cash Equivalents subject to a lien permitted pursuant to Section 5.1(aa). For the avoidance of doubt, no Collection Account or Concentration Account may be a “Permitted Cash Collateral Account”.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Borrower or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Borrower or any of its Subsidiaries (other than intercompany Indebtedness); provided that:

(i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(iii) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Obligations, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Obligations on terms at least as favorable in the aggregate to the holders of Obligations as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(iv) such Indebtedness shall not include Indebtedness of a Subsidiary of the Borrower that refinances Indebtedness of the Borrower unless such Subsidiary was an obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

For the avoidance of doubt, (i) Permitted Refinancing Indebtedness shall not have the benefit of greater security than the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged, except pursuant to Permitted Liens incurred in compliance with Section 5.1 hereof and (ii) any Non-ABL Priority Lien Debt that is incurred to refinance any existing Non-ABL Priority Lien Debt shall not constitute “Permitted Refinancing Indebtedness” hereunder.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Quarterly Average Usage” means, in respect of any Fiscal Quarter, the sum of the following:

(i)	the average daily balance of the Revolving Loans during such Fiscal Quarter;

plus

(ii)	the average daily Letter of Credit Obligations during such Fiscal Quarter;

plus

(iii)	the average daily balance of the Swing Loans during such Fiscal Quarter

“Rate Contracts” means any agreements and documents evidencing Hedging Obligations.

“Real Estate” means any real property owned, leased, subleased or otherwise operated or occupied by any specified Person.

“Registration Rights Agreement” means that certain Registration Rights Agreement entered into as of July 31, 2009 among the Borrower, Goldman, Sachs & Co., Banc of America Securities LLC and Deutsche Bank Securities Inc.

“Related Indemnified Person” means, with respect to any Primary Indemnitee means (a) any Controlling Person of the Primary Indemnitee or Controlled Affiliate of such Primary Indemnitee, (b) the respective principals, directors, officers or employees of such Primary Indemnitee or any of its Controlling Persons or Controlled Affiliates and (c) the respective agents of such Primary Indemnitee or any of its Controlling Persons or controlled Affiliates, in the case of this clause (c), acting on behalf of or at the instructions of such Primary Indemnitee, Controlling Person or such Controlled Affiliate.

“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article II) and other consultants and agents of or to such Person or any of its Affiliates.

“Releases” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.

“Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material.

“Required Lenders” means at any time (a) Lenders then holding more than more than sixty-six and two thirds percent (66 2/3%) of the sum of the Aggregate Revolving Loan Commitment then in effect, or (b) if the Aggregate Revolving Loan Commitments have terminated, Lenders then holding more than sixty-six and two thirds percent (66 2/3%) of the sum of the aggregate unpaid principal amount of Loans (other than Swing Loans) then outstanding, outstanding Letter of Credit Obligations, amounts of participations in Swing Loans and the principal amount of unparticipated portions of Swing Loans.

“Requirement of Law” means, as to any Person, any law (statutory or common), ordinance, treaty, rule, regulation, order, policy, other legal requirement or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Reserves” means, with respect to the Borrowing Base (a) reserves established by Agent from time to time against Eligible Accounts pursuant to Section 1.12 and (b) such other reserves against Eligible Accounts or Availability that Agent may, in its Permitted Discretion, establish from time to time. Without limiting the generality of the foregoing, Reserves established (i) to ensure the payment of accrued interest, expenses or Indebtedness shall be deemed to be an exercise of Agent’s Permitted Discretion and (ii) to reserve against potential liabilities and obligations related to liens incurred by the Borrower or any Domestic Subsidiary of the Borrower with operations in the United States permitted under Section 5.1(y) shall be deemed to be an exercise of Agent’s Permitted Discretion.

“Responsible Officer” means the principal executive officer, the principal financial officer, the principal accounting officer or the treasurer of the Borrower or any other officer of the Borrower having substantially the same authority and responsibility.

“Revolving Lender” means each Lender with a Revolving Loan Commitment (or if the Revolving Loan Commitments have terminated, who hold Revolving Loans or participations in Swing Loans.)

“Revolving Note” means a promissory note of the Borrower payable to a Lender in substantially the form of Exhibit 11.1(d) hereto, evidencing Indebtedness of the Borrower under the Revolving Loan Commitment of such Lender.

“Revolving Termination Date” means the earliest to occur of:

(a)	June 23, 2016;

(b)	June 30, 2014, if as of June 30, 2014, both:

(i)	the 2014 Notes shall not have been either (x) retired or repaid or (y) refinanced, replaced or refunded by indebtedness with a maturity date not earlier than September 21, 2016; and

(ii)	no Extension Event is continuing with respect to such notes as of June 30, 2014;

(c)	May 31, 2015, if as of May 31, 2015, both:

(i)	the 2015 Notes shall not have been either (x) retired or repaid or (y) refinanced, replaced or refunded by indebtedness with a maturity date not earlier than September 21, 2016; and

(ii)	no Extension Event is continuing with respect to such notes as of May 31, 2015; and

(d)	the date on which the Aggregate Revolving Loan Commitment shall terminate in accordance with the provisions of this Agreement.

“Secured Party” means Agent, each Lender, each L/C Issuer, each other Indemnitee and each other holder of any Obligation including each Secured Swap Provider and each Bank Product Provider.

“Secured Rate Contract” means any Rate Contract between the Borrower and the counterparty thereto, which (i) has been provided or arranged by a Lender or an Affiliate of a Lender, or (ii) Agent has acknowledged in writing constitutes a “Secured Rate Contract” hereunder; provided that no Rate Contract may constitute a Secured Rate Contract hereunder unless the Agent has expressly consented thereto (such consent not to be unreasonably withheld or delayed); provided that on or before the Hedging Obligations evidenced by such Rate Contract are entered into by the Borrower, such Hedging Obligations are designated as “Permitted ABL Debt” in accordance with the terms of the 2014 Notes Indenture and 2015 Notes Indenture.

“Secured Swap Provider” means (i) a Lender or an Affiliate of a Lender (or a Person who was a Lender or an Affiliate of a Lender at the time of execution and delivery of a Rate Contract) who has entered into a Secured Rate Contract with the Borrower, or (ii) a Person with whom the Borrower has entered into a Secured Rate Contract provided or arranged by a Lender or an Affiliate of a Lender, and any assignee thereof; provided that such counterparty to such Rate Contract shall have executed and delivered a joinder agreement to the Collateral Trust Agreement or shall otherwise have become subject to the terms of such Collateral Trust Agreement, in accordance with its terms.

“Security Documents” means the Collateral Trust Agreement, the Intercreditor Agreement, each Lien Sharing and Priority Confirmation, all security agreements, pledge agreements, mortgages, deeds of trust, collateral assignments, collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by any Credit Party creating (or purporting to create) a Lien upon Collateral in favor of the Collateral Trustee, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and Section 7.1 of the Collateral Trust Agreement.

“Senior Secured Indebtedness” means, as of any measurement date:

(i)	the Total Exposure as of such measurement date;

plus

(ii)	all Non-ABL Priority Lien Debt as of such measurement date.

“Software” means (a) all computer programs, including source code and object code versions, (b) all data, databases and compilations of data, whether machine readable or otherwise, and (c) all documentation, training materials and configurations related to any of the foregoing.

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Flood Hazard Area” means an area that FEMA’s current flood maps indicate has at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.

The “Specified Conditions” shall be satisfied if, immediately before and after giving effect to any event, each of the following statements are true:

(i) no Default or Event of Default is continuing or would result from such event;

(ii) the sum of (a) Excess Availability and (b) Unrestricted Cash on Hand is not less than $130.0 million; and

(iii) after giving effect to such event, the Credit Parties are in compliance on a pro forma basis with the covenants set forth in Article VI, recomputed for the most recent Fiscal Quarter for which financial statements have been delivered hereunder and regardless of whether any such covenant is required to be tested as of such date pursuant to Article VI.

“Specified JV” means (i) the entities listed on Schedule 1.1(c) and (ii) each additional Person specified by the Borrower by written notice to the Agent certifying that (A) Borrower and its Subsidiaries own not more than 65% of the outstanding equity interests in such Person and (B) such Person is a corporation, limited liability company or other entity as to which under applicable law the owners of equity interests are not liable solely by reason of their ownership of such equity interests for the liabilities and obligations of such entity.

“SPV” means any special purpose funding vehicle identified as such in a writing by any Lender to Agent.

“Subsidiary” of a Person means any corporation, association, limited liability company, partnership, joint venture or other business entity of which more than fifty percent (50%) of the voting Capital Stock, is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” means any Subsidiary of the Borrower that is a party to the Guaranty and Security Agreement as a “Grantor”.

“Supermajority Lenders” means at any time (a) Lenders then holding at least eighty-five percent (85%) of the sum of the Aggregate Revolving Loan Commitment then in effect, or (b) if the Aggregate Revolving Loan Commitments have terminated, Lenders then holding at least eighty-five percent (85%) of the sum of the aggregate unpaid principal amount of Loans (other than Swing Loans) then outstanding, outstanding Letter of Credit Obligations, amounts of participations in Swing Loans and the principal amount of unparticipated portions of Swing Loans.

“Swingline Commitment” means $30.0 million.

“Swingline Lender” means, each in its capacity as Swingline Lender hereunder, GE Capital or, upon the resignation of GE Capital as Agent hereunder, any Lender (or Affiliate or Approved Fund of any Lender) that agrees, with the approval of Agent (or, if there is no such successor Agent, the Required Lenders) and the Borrower, to act as the Swingline Lender hereunder.

“Swingline Note” means a promissory note of the Borrower payable to the Swingline Lender, in substantially the form of Exhibit 11.1(e) hereto, evidencing the Indebtedness of the Borrower to the Swingline Lender resulting from the Swing Loans made to the Borrower by the Swingline Lender.

“Swingline Request” has the meaning specified in clause (ii) of subsection 1.1(c).

“Swing Loan” has the meaning specified in clause (i) of subsection 1.1(c).

“Syndication Agent” means Citibank, N.A.

“Tax Affiliate” means, (a) the Borrower and its Subsidiaries and (b) any Affiliate of the Borrower with which the Borrower files or is required to file tax returns on a consolidated, combined, unitary or similar group basis.

“Title IV Plan” means a pension plan subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Total Exposure” means, as of any date of determination, the sum of (i) the principal amount of the outstanding Revolving Loans, (ii) the aggregate amount of Letter of Credit Obligations (except to the extent cash collateralized in accordance with the provisions hereof) and (iii) the principal amount of the outstanding Swing Loans.

“Trade Secrets” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trade secrets.

“Trademark” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and, in each case, all goodwill associated therewith, all registrations and recordations thereof and all applications in connection therewith.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Unbilled Account” means an Account in respect of which no invoice for such Account has been issued to the related Account Debtor.

“Unbilled Account Advance Rate” shall mean, as of any date of determination, a percentage equal to the lesser of:

(i)	70%; and

(ii)	95% minus the Unbilled Dilution Reserve.

“Unbilled Commercial Account” means a Commercial Account that is an Unbilled Account.

“Unbilled Dilution Reserve” shall mean, as of any month period, an amount equal to the product of (i) 2 and (ii) the Dilution Reserve Ratio as of the last day of such month period.

“Unbilled Government Account” means a Government Account that is an Unbilled Account.

“Unbilled Government Account Reserve Amount” means, as of any date of determination:

(i) if the Borrower has established evidence satisfactory to the Agent that the Borrower can accurately age Unbilled Government Accounts, $0; and

(ii) at all other times, an amount equal to:

(A) 4.0%

multiplied by

(B) the Outstanding Balance of all Accounts that are Unbilled Government Accounts minus the Outstanding Balance of the Designated Account (to the extent such Outstanding Balance is in respect of an Unbilled Account).

“Unbilled Net Dilution Adjustments” shall mean positive and negative adjustments to the unbilled amount of Unbilled Accounts resulting from Dilution Factors whereby positive additions represent positive adjustments to revenue recognized but not invoiced and negative adjustments represent reductions to previously recognized revenue entries.

“United States” and “U.S.” each means the United States of America.

“Unrestricted Cash On Hand” means, as of any date of determination, an amount equal to (a) the amount of immediately available cash and Cash Equivalents on deposit in all deposit and securities accounts of the Borrower and its Subsidiaries, minus (b) all such cash and Cash Equivalents which is the subject of any Lien or right of setoff, whether directly, as proceeds of other property subject to a Lien or right of setoff, or otherwise (other than (x) a Lien in favor of the Agent, (y) a Lien in favor of the Collateral Trustee or any holders of Non-ABL Priority Lien Obligations, but only to the extent such cash and Cash Equivalents are also subject to a Lien in favor of the Agent, or (z) a right of setoff with respect to any deposit or securities account with respect to which the Agent has control (as defined in the Uniform Commercial Code)).

“U.S. Lender Party” means each of Agent, each Lender, each L/C Issuer, each SPV and each participant, in each case that is a United States person as defined in Section 7701(a)(30) of the Code.

“Voting Stock” means Capital Stock of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons, of such Person (irrespective of whether, at the time, Capital Stock of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(ii) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” means any Subsidiary in which (other than directors’ qualifying shares required by law) one hundred percent (100%) of the Equity Interests, at the time as of which any determination is being made, is owned, beneficially and of record, by any Credit Party, or by one or more of the other Wholly-Owned Subsidiaries, or both.

11.2 Other Interpretive Provisions.

(a) Defined Terms. Unless otherwise specified herein or therein, all terms defined in this Agreement or in any other Loan Document shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto. The meanings of defined terms shall be equally applicable to the singular and plural forms of the defined terms. Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the UCC shall have the meanings therein described.

(b) The Agreement. The words “hereof”, “herein”, “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this Agreement or such other Loan Document; and subsection, section, schedule and exhibit references are to this Agreement or such other Loan Documents unless otherwise specified.

(c) Certain Common Terms. The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced. The term “including” is not limiting and means “including without limitation.”

(d) Performance; Time. Whenever any performance obligation hereunder or under any other Loan Document (other than a payment obligation) shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.” If any provision of this Agreement or any other Loan Document refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking, or not taking, such action.

(e) Contracts. Unless otherwise expressly provided herein or in any other Loan Document, references to agreements and other contractual instruments, including this Agreement and the other Loan Documents, shall be deemed to include all subsequent amendments, thereto, restatements and substitutions thereof and other modifications and supplements thereto which are in effect from time to time.

(f) Laws. References to any statute or regulation are to be construed as including all statutory and regulatory provisions related thereto or consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

11.3 Accounting Terms and Principles. All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP. No change in the accounting principles used in the preparation of any financial statement hereafter adopted shall be given effect for purposes of measuring compliance with any provision of Article V or VI unless the Borrower, Agent and the Required Lenders agree to modify such provisions to reflect such changes in GAAP and, unless such provisions are modified, all financial statements, Compliance Certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in Article V and Article VI shall be made, (i) without giving effect to any election under Accounting Standards Codification 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Credit Party or any Subsidiary of any Credit Party at “fair value” and (ii) in a manner such that any obligations relating to a lease that was accounted for by a Person as an operating lease as of the Closing Date and any similar lease entered into after the Closing Date by such Person shall be accounted for as obligations relating to an operating lease and not as Capital Lease Obligations. A breach of a financial covenant contained in Article VI shall be deemed to have occurred as of any date of determination by Agent or as of the last day of any specified measurement period, regardless of when the financial statements reflecting such breach are delivered to Agent.

11.4 Payments. Agent may set up standards and procedures to determine or redetermine the equivalent in Dollars of any amount expressed in any currency other than Dollars and otherwise may, but shall not be obligated to, rely on any determination made by any Credit Party or any L/C Issuer. Any such determination or redetermination by Agent shall be conclusive and binding for all purposes, absent manifest error. No determination or redetermination by any Secured Party or any Credit Party and no other currency conversion shall change or release any obligation of any Credit Party or of any Secured Party (other than Agent and its Related Persons) under any Loan Document, each of which agrees to pay separately for any shortfall remaining after any conversion and payment of the amount as converted. Agent may round up or down, and may set up appropriate mechanisms to round up or down, any amount hereunder to nearest higher or lower amounts and may determine reasonable de minimis payment thresholds.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

BORROWER:

UNISYS CORPORATION

By:	/s/ Scott A. Battersby
Name:	Scott A. Battersby
Title:	Vice President and Treasurer
FEIN:	38-0387840

Address for notices:

Unisys Corporation
801 Lakeview Drive, Suite 100
Blue Bell, Pennsylvania 19422
Attention: Vice President and Treasurer
Phone No.: (215) 986-2600
Facsimile No.: (215) 986-4132

with a copy to

Unisys Corporation
801 Lakeview Drive, Suite 100
Blue Bell, Pennsylvania 19422
Attention: General Counsel
Phone No.: (215) 986-4008
Facsimile No.: (215) 986-9388

[Signature Page to Credit Agreement]

UNISYS HOLDING CORPORATION

By:	/s/ Edward A. Sarkisian
Name:	Edward A. Sarkisian
Title:	Vice President and Assistant Treasurer
FEIN:	22-2332394

Address for notices:

Unisys Holding Corporation
501 Silverside Road
Suite 18-A
Wilmington, Delaware 19809
Attention: Vice President and Treasurer
Phone No.: (302) 792-2558
Facsimile No.: (302) 791-9371

with a copy to:

Unisys Corporation
801 Lakeview Drive, Suite 100
Blue Bell, Pennsylvania 19422
Attention: Vice President and Treasurer
Phone No.: 215-986-2600
Facsimile No.: (215) 986-4132

[Signature Page to Credit Agreement]

UNISYS NPL, INC.

By:	/s/ Edward A. Sarkisian
Name:	Edward A. Sarkisian
Title:	Vice President and Assistant Treasurer
FEIN:	51-0403877

Address for notices:

Unisys NPL, Inc.
501 Silverside Road
Suite 18-A
Wilmington, Delaware 19809
Attention: Vice President and Treasurer
Phone No.: (302) 792-2558
Facsimile No.: (302) 791-9371

with a copy to:

Unisys Corporation
801 Lakeview Drive, Suite 100
Blue Bell, Pennsylvania 19422
Attention: Vice President and Treasurer
Phone No.: 215-986-2600
Facsimile No.: (215) 986-4132

[Signature Page to Credit Agreement]

GENERAL ELECTRIC CAPITAL CORPORATION, as Agent, Swingline
Lender and as a Lender

By:	/s/ Victor Verazain
Name:	Victor Verazain
Title:	Duly Authorized Signatory

Address for Notices:

General Electric Capital Corporation
299 Park Avenue
New York, New York 10171
Attn: Account Manager
Facsimile: (646) 428-7094

With a copy to:

General Electric Capital Corporation
10 Riverview Drive
Danbury, Connecticut 06810
Attn: Jill Zellmer
Facsimile: (203) 749-4562]

And

General Electric Capital Corporation
201 Merritt 7
Norwalk, Connecticut 06851
Attn: Ted Francis
Facsimile: (203) 229-5810

Address for payments:

Corporate Finance:
ABA No. 021-001-033
Account Number 50279513
Deutsche Bank Trust Company Americas
New York, New York
Account Name: GECC CFS CIF Collection
Reference: CFK /Unisys

[Signature Page to Credit Agreement]

CITIBANK, N.A.,
as a Lender

By:	/s/ Shane V. Azzara
Name:	Shane V. Azzara
Title:	Director

Address for notices:

Citibank, N.A.
390 Greenwich Street, 1st Floor
New York, New York 10013
Attn: Shane Azzara
Facsimile: (212) 723-3748

Lending office:

Citibank, N.A.
1615 Brett Road, Building 3
New Castle, Delaware 19720
Attn: Kimberly Shelton
Facsimile: (212) 723-3748

[Signature Page to Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION
as a Lender

By:	/s/ Sanat Amladi
Name:	Sanat Amladi
Title:	Authorized Signator

Address for notices:

Wells Fargo Capital Finance
301 South College Street, 22nd Floor
Charlotte, North Carolina 28202

Attn: Murdock Brant
Facsimile: (704) 374-2703

Lending office:

Wells Fargo Capital Finance
301 South College Street, 22nd Floor
Charlotte, North Carolina 28202

Attn: Eve Koenig
Facsimile: (704) 715-0016

[Signature Page to Credit Agreement]

HSBC BANK USA, N.A.,
as a Lender

By:	/s/ Nick Lotz
Name:	Nick Lotz
Title:	Vice President

Address for notices:

HSBC
452 Fifth Avenue, 4th Floor
New York, New York 10018

Attn: Jimmy Schwartz
Facsimile: (212) 525-2520

Lending office:

HSBC
1 HSBC Center, 26th Floor
Buffalo, New York 14203

Attn: Antoinette Starr
Facsimile: (917) 229-4228

[Signature Page to Credit Agreement]

RBS BUSINESS CAPITAL, A DIVISION OF RBS ASSET FINANCE, INC.,
as a Lender

By:	/s/ Kenneth Wales
Name:	Kenneth Wales
Title:	Vice President

Address for notices:

RBS Business Capital
600 Washington Boulevard
Stamford, Connecticut 06901
Attn: Ken Wales
Facsimile: (203) 583-4429

Lending office:

RBS Business Capital
100 Sockanossett Cross Road
Creanston, Rhode Island 02820
Attn: Stephanie Koussa
Facsimile: (401) 734-5380

[Signature Page to Credit Agreement]

GOLDMAN SACHS BANK USA,
as a Lender

By:	/s/ Mark Walton
Name:	Mark Walton
Title:	Authorized Signatory

Address for notices:

Goldman Sachs &Co
30 Hudson Street, 38th Floor
Jersey City, New Jersey 07302
Attn: Lauren Day
Facsimile: (917) 977-3966

Lending office:

Goldman Sachs & Co
30 Hudson Street, 38th Floor
Jersey City, New Jersey 07302
Attn: Lauren Day
Facsimile: (917) 977-3966